Exhibit 99.18

2011
BRITISH COLUMBIA
FINANCIAL AND ECONOMIC REVIEW

71ST EDITION

APRIL 2010 – MARCH 2011

BRITISH COLUMBIA

2011

British Columbia

Financial and Economic

Review

71st Edition

(July 2011)

Chapter One — Economic Review		1
2010 Overview		3
British Columbia Economy		4
Exports		5
Population		7
Labour and Income Developments		8
Inflation		9
Consumer Expenditure and Housing		10
Tourism		10
External Environment		11
United States Economy		11
Canadian Economy		12
International Economy		12
Financial Markets		13
Conclusion		14

Charts
1.1	Provincial economic growth	3
1.2	British Columbia real GDP by industry	4
1.3	Export shares by market	6
1.4	Lumber and natural gas prices	7
1.5	Retail sales	10
1.6	Visitor entries to British Columbia	11
1.7	External economic growth	13
1.8	Canadian dollar	14
Map 1.1 Net interprovincial and international migration in BC, 2010		8

Tables
1.1	British Columbia Population and Labour Market Statistics	9
1.2	Price and Earnings Indices	9

Appendix 1 — Economic Review		15

Tables
A1.1 A	Aggregate and Labour Market Indicators	16
A1.1 B	Prices, Earnings and Financial Indicators	17
A1.1 C	Other Indicators	18
A1.1 D	Commodity Production Indicators	19
A1.2	British Columbia Real GDP at Market Prices, Expenditure Based	20
A1.3	British Columbia GDP at Basic Prices, by Industry	21
A1.4	British Columbia GDP, Income Based	22
A1.5	Employment by Industry in British Columbia	23
A1.6	Capital Investment by Industry	24
A1.7	British Columbia International Goods Exports by Major Market and Selected Commodities, 2010	25
A1.8	British Columbia International Goods Exports by Market Area	26
A1.9	Historical Commodity Prices (in U.S. Dollars)	27
A1.10	British Columbia Forest Sector Economic Activity Indicators	28
A1.11	Historical Value of Mineral, Petroleum and Natural Gas Shipments	29
A1.12	Petroleum and Natural Gas Activity Indicators	29
A1.13	Supply and Consumption of Electrical Energy in British Columbia	30
A1.14	Components of British Columbia Population Change	31

2011 Financial and Economic Review - July 2011

i

Chapter Two — Financial Review		33
2010/11 Overview		35
Revenue		36
Expense		42
Provincial Capital Spending		44
Provincial Debt		49
Taxpayer-supported Debt		50
Self-supported Debt		51
Debt Indicators		52
Credit Rating		53
Statement of Financial Position		53
Unfunded Pension Liabilities		55

Topic Box
Review of the Province’s Financial Condition		57

Charts
2.1	2010/11 deficit - major changes from Budget 2010	35
2.2	Revenue changes from Budget 2010	36
2.3	Expense changes from Budget 2010	42
2.4	Capital spending changes from Budget 2010	44
2.5	Capital spending, 2010/11	44
2.6	Financing taxpayer-supported capital spending	49
2.7	Debt changes from Budget 2010	49
2.8	Provincial debt components	50
2.9	Taxpayer-supported debt to GDP ratio	50
2.10	2010/11 changes in accumulated surplus	54

Tables
2.1	Operating Statement	35
2.2	Consumption and Other Tax Revenues Change from Budget 2010	37
2.3	Energy and Mineral Revenues Change from Budget 2010	37
2.4	Forest Revenues Change from Budget 2010	38
2.5	Other Revenue Change from Budget 2010	38
2.6	Revenue by Source	40
2.7	Expense by Ministry, Program and Agency	41
2.8	Capital Spending	45
2.9	Capital Expenditure Projects Greater Than $50 Million	46
2.10	Provincial Debt Summary	51
2.11	Key Debt Indicators — 2006/07 to 2010/11	52
2.12	Interprovincial Comparison of Credit Ratings, July 2011	53
2.13	Net Liabilities and Accumulated Surplus	53
2.14	Pension Plan Balances	55

Appendix 2 — Financial Review		63

Government’s Financial Statements		64
Government Reporting Entity		64
Compliance with GAAP		64
2010/11 Public Accounts Audit Qualification		65

Supplementary Schedules		65

2011 Financial and Economic Review — July 2011

Tables
A2.1	2010/11 Forecasts — Year in Review	66
A2.2	Operating Statement — 1999/2000 to 2010/11	67
A2.3	Statement of Financial Position — 1999/2000 to 2010/11	68
A2.4	Changes in Financial Position — 2000/2001 to 2010/11	69
A2.5	Revenue by Source — 1999/2000 to 2010/11	70
A2.6	Revenue by Source Supplementary Information — 1999/2000 to 2010/11	71
A2.7	Expense by Function — 1999/2000 to 2010/11	72
A2.8	Expense by Function Supplementary Information — 1999/2000 to 2010/11	73
A2.9	Full-Time Equivalents (FTEs) — 1999/2000 to 2010/11	74
A2.10	Capital Spending — 1999/2000 to 2010/11	75
A2.11	Provincial Debt — 1999/2000 to 2010/11	76
A2.12	Provincial Debt Supplementary Information — 1999/2000 to 2010/11	77
A2.13	Key Provincial Debt Indicators — 1999/2000 to 2010/11	78
A2.14	Historical Operating Statement Surplus (Deficit)	79
A2.15	Historical Provincial Debt Summary	80

Chapter Three - Commercial Crown Corporations Review		81

Introduction		83

BC Hydro and Power Authority		83

BC Liquor Distribution Branch		87

BC Lottery Corporation		89

Insurance Corporation of BC		91

Columbia Power Corporation		94

Transportation Investment Corporation		95

BC Railway Company		96

Charts
3.1	Domestic electricity supply versus demand	86
3.2	Liquor sales by category	88
3.3	Interprovincial gaming comparisons	91
3.4	ICBC injury and material damages claims	93
Map 3.1 500 kV transmission system and major generating stations		84

Tables
3.1	British Columbia Hydro and Power Authority Five-Year Income Statement	85
3.2	Liquor Distribution Branch Five-Year Income Statement	87
3.3	British Columbia Lottery Corporation Five-Year Income Statement	89
3.4	Insurance Corporation of British Columbia Five-Year Income Statement	92
3.5	Columbia Power Corporation Five-Year Income Statement	94
3.6	Transportation Investment Corporation Five-Year Income Statement	95
3.7	British Columbia Railway Company Five-Year Income Statement	96

Chapter 4 — Supplementary Information		99

General Description of the Province		100
Geography		100
Physiography		100
Climate and Vegetation		100
Population		101

2011 Financial and Economic Review — July 2011

Constitutional Framework		101

Provincial Government		102

Legislature		102
Executive		102
Judiciary		103
Provincial Government Jurisdiction		103

The Annual Financial Cycle		104
Planning and Budget Preparation		105
Implementation and Reporting		105
Evaluation		105
Accountability		105

Summary of Tax Changes Announced in 2011		106

Charts
4.1	Financial Planning and Reporting Cycle Overview	104

Tables
4.1	Provincial Taxes (as of July 2011)	107
4.2	Interprovincial Comparisons of Tax Rates - 2011	112

2011 Financial and Economic Review — July 2011

Chapter One

Economic Review (1)

(1) Reflects information available at June 29, 2011

2011 Financial and Economic Review — July 2011

Chapter 1 — Economic Review

2010 Overview

In 2010, British Columbia’s economy performed well relative to most other Canadian provinces, with considerable improvements in several major indicators following the 2009 global economic downturn.

Similar to last year, Statistics Canada only published real dollar industry-side GDP data in the preliminary release of their Provincial Economic Accounts in April 2011. As a result, the following analysis is based on GDP at basic prices as opposed to the usual market price definition.

BC’s economy expanded by 4.0 per cent in 2010 (third highest among provinces), after shrinking by 1.8 per cent in 2009. Indicators of economic performance through 2010 reveal that BC’s economy recovered quickly from a period of severe weakness experienced in late 2008 and early 2009 despite facing ongoing economic challenges of a stagnant global economy.

Chart 1.1 Provincial Economic Growth

Source: Statistics Canada, April 2011 Preliminary Industry Accounts

In BC, strong export demand led to growth in forestry and logging, with real GDP increasing by 21.9 per cent in 2010. Mining and oil and gas extraction grew by 10.5 per cent on the year with major gains in oil and gas extraction (and related support activities) as well as coal mining. Construction output rose 11.3 per cent, as work began at new mine sites and on oil and gas engineering projects. However, utilities output declined by 4.2 per cent, as a result of lower export demand.

BC housing starts improved substantially in 2010, jumping 64.7 per cent to average 26,500 annualized units for the year. Conversely, the resale housing market shrank in 2010 with a 12.2 per cent drop in MLS home sales.

Retail sales improved by 5.3 per cent in 2010, more than offsetting the 4.4 per cent contraction recorded for 2009 as consumers responded to an improved economic environment and strengthening confidence.

2011 Financial and Economic Review — July 2011

Chapter 1 — Economic Review

Meanwhile, the 2010 Olympic and Paralympic Winter Games had a positive impact on industries such as performing arts and spectator sports, accommodation and food services.

British Columbia Economy(2)

British Columbia’s real GDP grew by 4.0 per cent in 2010, after contracting by 1.8 per cent in 2009 amidst the global economic recession.

Chart 1.2 British Columbia real GDP by industry

The improvement in 2010 reflects an overall recovery in the BC economy, with annual improvements in both the service-producing industries as well as the goods-producing industries. Output in the province’s service-producing industries increased by 3.1 per cent in 2010, up from the modest 0.5 per cent increase recorded in 2009. At the same time, growth in BC’s goods-producing sector jumped 7.0 per cent in 2010, following an 8.5 per cent drop in the previous year.

On the services side, notable real GDP growth was recorded in the transportation and warehousing sector (+5.9 per cent); wholesale and retail trade sector (+4.4 per cent); and finance, insurance and real estate sector (+3.5 per cent).

Meanwhile, broad based gains were experienced by the goods-producing industries. For example, real manufacturing output increased for the first time in four years, rising 5.1 per cent in 2010. Annual growth was supported in part by gains in wood product manufacturing (+12.2 per cent), primary metal and fabricated metal product manufacturing (+3.1 per cent), food manufacturing (+4.7 per cent), and paper manufacturing (+2.7 per cent). However, despite these improvements, the level of manufacturing output –particularly in the wood and paper product sectors – remains subdued compared to the levels observed prior to the onset of the global recession.

(2)

Provincial and National real GDP estimates are based on Statistics Canada’s preliminary industry accounts, released in April 2011. Further information on British Columbia’s economic performance will be available in November 2011, when Statistics Canada releases revised GDP data for 2010 and previous years for the full income and expenditure accounts, including nominal data.

2011 Financial and Economic Review — July 2011

Chapter 1 — Economic Review

The nominal value of BC’s manufacturing shipments rose by 8.4 per cent in 2010, following three consecutive years of declines. The increase was attributable to greater demand for materials such as wood, paper products, and coal along with rising commodity prices compared to 2009. Further, the value of shipments of wood products jumped 20.5 per cent on the year after falling 30.7 per cent in 2009. The value of paper product shipments also increased in 2010, climbing 14.4 per cent following an 18.3 per cent drop in 2009. Meanwhile, coal production in BC ramped up in 2010, rising 22.9 per cent on the year.

Real construction output in the province advanced 11.3 per cent in 2010, more than offsetting the 6.8 per cent decline experienced in 2009. Significant improvements were observed in residential building construction (up 6.3 per cent) and oil and gas engineering construction (up 49.0 per cent).

In addition, the nominal value of non-residential building permits in BC fell for a third consecutive year, down 3.9 per cent in 2010 to reach $3.0  billion. Declines in both industrial permits (1.4 per cent) and institutions and government permits (12.9 per cent) more than offset a modest increase in commercial permits, which increased by 1.7 per cent on the year.

The government continues to support capital infrastructure investments across the province. Some examples of these projects are cited in the government’s Major Projects Inventory and include investment figures for 2010:

•	Full-day kindergarten;
•	Victoria Royal Jubilee Hospital – Patient Care Centre;
•	Northern Cancer Centre initiative;
•	Interior Heart and Surgical Centre;
•	Children’s and Women’s Hospital;
•	South Fraser Perimeter Road; and
•	Surrey Pretrial Service Centre Expansion.

Note that the inventory includes projects under construction, as well as planned or proposed projects. See Chapter 2 for further details on capital expenditure projects.

Exports

By Destination:

BC’s merchandise exports climbed 15.3 per cent in 2010, recovering some of the ground lost in 2009 when the value of the province’s exports slumped 24.2 per cent as a result of the economic downturn. The turnaround in 2010 was achieved despite a lackluster performance with respect to exports to the US, as the ailing American housing market continued to weigh on demand for BC lumber. By contrast, China continued to prop up exports with its appetite for BC lumber along with other commodities such as pulp, coal and copper.

2011 Financial and Economic Review — July 2011

Chapter 1 — Economic Review

Exports of BC goods to the US edged up a modest 2.9 per cent in 2010 after four consecutive years of declines, including a 26.6 per cent tumble in 2009. Despite a modest uptick in 2010, the value of BC merchandise exports to the US hovered around historically low levels not seen since the mid-1990’s.

Chart 1.3 Export shares by market

Source: BC Stats

Conversely, China continued to emerge as a major trading partner for the province as the total value of BC exports to China grew by double-digits for the fifth consecutive year, including a remarkable 64.2 per cent leap in 2010. Last year, nearly one third of BC’s exports to China consisted of pulp. Coal represented a further 20.5 per cent of shipments, followed by lumber (16.4 per cent) and copper ores and concentrates (10.1 per cent). Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity groups.

The influence of a strong Canadian dollar and a slower recovery in the US impacted American demand for goods from BC as less than half of the value of BC’s exports was shipped to the US in 2010. The US accounted for 45.9 per cent of the overall total in 2010 (the lowest share since 1991), and was down from 51.4 per cent in the previous year. Most of this market share was absorbed by countries in the Pacific Rim region, particularly Japan and China, whose shares grew to 14.5 per cent and 14.0 per cent respectively in 2010.

By Commodity:

In 2010, there was solid export growth for most major commodity groups, led by metallic mineral products, which saw shipments climb 27.0 per cent. Significant increases were also observed in exports of wood products which grew by 23.7 per cent. Exports of energy products also saw a major increase of 19.4 per cent which was primarily due to a rise in the value of coal shipments (+26.8 per cent, boosted by price inflation).

Despite small fluctuations, the price of natural gas remained at a low level over the course of 2010 relative to recent years. The Plant Inlet price averaged $2.86  C/GJ during 2010, a slight decrease from the $3.00  C/GJ observed in 2009.

2011 Financial and Economic Review — July 2011

Chapter 1 — Economic Review

Oil prices recovered strongly through 2010, following a period of very low prices observed in late 2008 and early 2009. The West Texas Intermediate daily oil price averaged $79.48  US/barrel on the year, representing a lofty 28.3 per cent increase from the $61.95  US/barrel fetched in 2009.

Prices for lumber products improved in 2010, rising 40.4 per cent, following five consecutive years of declines. The price of pulp rebounded in 2010, jumping 41.7 per cent on the year. Meanwhile, the price of newsprint inched up 1.0 per cent in 2010 compared to 2009.

•                  Lumber prices averaged $255 US per thousand board feet in 2010, up from a low of $182 US in the previous year;

•                  Pulp prices also improved, averaging $930 US per tonne, up from $656 US in 2009; and

•      Newsprint prices rose slightly in 2010, averaging $571 US per tonne compared to $ 565 US per tonne in 2009.

Chart 1.4   Lumber and natural gas prices

Source:   Madison’s Lumber Reporter and Ministry of Energy and Mines

Population

BC’s population grew by 1.6 per cent as of July 1, 2010. During the 2010 calendar year, BC experienced an increase of 55,295 persons. Most of this growth was attributable to the 38,155 persons BC welcomed via net international migration. Interprovincial migration to BC slumped in 2010 as a net of 4,638 persons settled in BC, dropping 55.2 per cent compared to the 10,351 persons in 2009. A steady natural increase of 12,502 persons also added to the total population of the province for 2010.

Historically, BC’s population has grown faster than the national average. From 1998 to 2002, BC’s population growth slowed due to a net outflow of people to other parts of Canada. However, this trend has changed course since 2003, returning to a positive net inflow of migrants from other provinces.

2011 Financial and Economic Review — July 2011

Chapter 1 — Economic Review

Map 1.1   Net interprovincial and international migration in BC, 2010

Source: BC Stats

Labour and Income Developments

Employment in BC grew by 1.7 per cent in 2010, an increase of 38,600 jobs compared to the previous year. Full-time employment rose by 1.1 per cent (or 19,600 jobs), while part-time employment increased by 3.9 per cent (or 19,000 jobs). BC’s unemployment rate edged down 0.1 percentage points to average 7.6 per cent in 2010, and remained below the national average (8.0 per cent in 2010) for a sixth consecutive year. Meanwhile, BC’s labour force expanded by 1.7 per cent in 2010, following an increase of 1.1 per cent in 2009.

Employment in BC’s goods-producing sector inched up 0.9 per cent (or 3,900 jobs) in 2010 after crumbling 10.6 per cent in the previous year as the global recession took its toll on the workforce. Job gains in the manufacturing sector (+3.1 per cent or 5,000 jobs) more than offset a 1.1 per cent (or 2,200 jobs) loss experienced by the still-struggling construction industry.  Employment gains were also observed in the primary forestry and logging industry (+15.8 per cent or 2,200 jobs) as well as in the utilities industry (+15.7 per cent or 1,900 jobs), while employment in the agriculture sector shrank 3.6 per cent (or 1,200 jobs) compared to 2009.

Employment in BC’s service sector grew by 2.0 per cent in 2010, adding 34,700 service sector jobs compared to the previous year. Major job gains were observed in professional, scientific and technical services (+6.3 per cent or 10,300 jobs); health care and social assistance related services (+3.0 per cent or 7,700 jobs); transportation and warehousing services (+5.1 per cent or 5,800 jobs); and education services (+3.7 per cent or 6,000 jobs) – see Table A1.5 for more details.

2011 Financial and Economic Review — July 2011

Chapter 1 — Economic Review

Table 1.1 British Columbia Population and Labour Market Statistics

	Units	2006	2007	2008	2009	2010
Population (as of July 1)	(thousands)	4,244	4,310	4,384	4,460	4,531
	(% change)	1.1	1.6	1.7	1.7	1.6
Net Migration
International	(persons)	39,516	41,921	54,842	50,767	38,155
Interprovincial	(persons)	12,799	16,776	10,849	10,351	4,638
Labour Force	(thousands)	2255	2,322	2,376	2,403	2,443
	(% change)	1.5	3.0	2.4	1.1	1.7
Employment	(thousands)	2,147	2,223	2,266	2,218	2,257
	(% change)	2.6	3.5	2.0	(2.1)	1.7
Unemployment Rate	(%)	4.8	4.3	4.6	7.7	7.6

Source: Statistics Canada

Inflation

Consumer price inflation in BC rose by 1.3 per cent in 2010 compared to 2009. Increases in the inflation of non-durables and services were offset by price deflation in durable and semi-durable goods. During the year, steadily rising fuel and electricity prices pushed up prices for non-durables. On the services side, rising prices for restaurants, health care and education added upward inflationary pressure.

The harmonized sales tax (HST), which took effect on July 1, 2010, is expected to cause a slight increase in the inflation rate during the second half of 2010 and the first half of 2011.

Table 1.2 Price and Earnings Indices

	Units	2006	2007	2008	2009	2010
Consumer Price Index	(2002=100)	108.1	110.0	112.3	112.3	113.8
(British Columbia)	(% change)	1.7	1.8	2.1	—	1.3
Average weekly earnings	($)	725.8	747.0	777.9	797.9	822.7
	(% change)	3.0	2.9	4.1	2.6	3.1
Labour income (1)	($ millions)	93,963	98,573	102,468	100,698	na
	(% change)	9.5	4.9	4.0	(1.7)	na
Personal income (1)	($ millions)	142,696	151,620	157,184	156,986	na
	(% change)	8.6	6.3	3.7	(0.1)	na
Corporate profits (pre-tax) (1)	($ millions)	22,408	21,951	23,203	18,258	na
	(% change)	14.1	(2.0)	5.7	(21.3)	na

(1) As of November 2010 Provincial Economic Accounts

Source: Statistics Canada

2011 Financial and Economic Review — July 2011

Chapter 1 — Economic Review

Consumer Expenditure and Housing

The recovery in BC’s job market along with improved consumer confidence supported an increase in consumer spending in 2010 compared to 2009. Total retail sales in the province grew by 5.3 per cent on the year, following a decline of 4.4 per cent 2009. Overall sales were boosted by a 9.4 per cent rise in new car sales as well as an 8.4 per cent increase in gas station sales. Food and beverage sales, which made up over one quarter of all retail sales in 2010, rose 2.5 per cent compared to 2009.

Chart 1.5 Retail sales

Source: Statistics Canada

Following two years of sizable declines, BC housing starts improved in 2010, to average around 26,500 annualized units – a substantial increase of 64.7 per cent over 2009. Considerable annual gains occurred in both single and multiple unit starts, jumping 45.2 per cent and 83.5 per cent, respectively, in 2010. At the same time, residential building permits (a leading indicator of potential new housing activity) climbed 49.3 per cent in 2010 compared to 2009.

However, home sales in BC moderated somewhat during 2010 following a sharp increase in sales activity during 2009 (encouraged by very low interest rates on mortgages). Although unit sales dropped 12.2 per cent in 2010, home prices in BC continued to rise, with the average price reaching about $505,000 - a lofty 8.5 per cent increase over 2009.

Tourism

Last year was a unique period for tourism in the province as BC played host to the Olympic and Paralympic Winter Games. In 2010, the number of international travelers rose for the first time since 2004. Overseas visitors jumped 9.1 per cent over the previous year, as BC welcomed tourists and athletes from abroad. By comparison, the number of American travelers arriving in BC inched ahead 1.8 per cent on the year, including a brief influx of US visitors in February during the Olympic event.

2011 Financial and Economic Review — July 2011

Chapter 1 — Economic Review

Chart 1.6   Visitor entries to British Columbia

Source: Statistics Canada

External Environment

In 2010 – two years after the financial meltdown of 2008 – the period dubbed “the Great Recession” continued to reverberate throughout the world resulting in a year of risk, volatility, and uncertainty. The pace of the global recovery broadly moved at two speeds. In general, advanced economies recorded modest gains while many emerging and developing economies experienced robust growth. Overall, world economic growth advanced by 5.1 per cent in 2010, compared to the 0.5 per cent contraction in 2009. The Japanese and Euro area economies regained some footing, growing by 4.0 per cent and 1.8 per cent respectively, compared to 2009. Meanwhile, China surged ahead, recording 10.3 per cent growth and surpassed Japan to become the world’s second largest economy in 2010.

United States Economy

Despite having extremely accommodative monetary policy and unprecedented government stimulus in place, lingering effects of the recession muted growth in the US. The US economy expanded by 2.9 per cent in 2010 compared to 2009, when the US economy contracted by 2.6 per cent – its worst annual decline since the 1940’s.

The US employment situation remained bleak throughout 2010, with 7.7  million American workers having lost their jobs since the January 2008 peak. Moreover, the unemployment rate remained chronically elevated and averaged 9.6 per cent for the year, as businesses were hesitant to hire and cities and state governments faced layoffs.

A struggling American housing market also continued to be a major source of weakness for the US economy last year, as housing starts averaged just 587,600 units in 2010. Although this represents a 6.1 per cent increase from 2009, US housing starts fluctuated around historically low levels throughout the year. Further, US existing home sales suffered, averaging just 4.9  million units through 2010 – a 4.5 per cent decline from the previous year. Despite crawling out of a deep recession, a full US economic recovery may still be years away.

2011 Financial and Economic Review — July 2011

Chapter 1 — Economic Review

The US current account deficit (the combined balances on trade in goods and services income, and net unilateral current transfers) widened in 2010, to reach –$471 billion from –$377 billion recorded for the previous year.

Canadian Economy

The Canadian economy grew by 3.3 per cent in 2010 following a 2.6 per cent decline in 2009, as real GDP advanced in every province and territory on the year. In most provinces, construction, mining and oil and gas extraction as well as manufacturing spurred goods production to outpace growth in services. While Canada weathered the recession better than most other industrialized countries, the strength of its domestic economy was dampened by weak demand for Canadian exports. This reflects relatively slow growth by some of Canada’s trading partners combined with a strong Canadian dollar.

Canada’s current account deficit widened again in 2010 to reach –$50.9  billion after recording a balance of –$45.2  billion in 2009 as nominal imports grew slightly more than exports. The value of Canadian merchandise exports rose 11.9 per cent in 2010, recovering only one-third of the record 26.5 per cent drop in 2009. Meanwhile, shipments of manufactured goods also increased on the year, as the total value of Canadian shipments rose 8.9 per cent in 2010 following a sharp decline of 17.8 per cent in 2009.

The labour market recovery in Canada contrasted sharply with the labour market developments in the US. Canada posted the strongest employment growth among G-7 countries in 2010, up 1.4 per cent (or 227,900 jobs) on the year and raised the total number of jobs closer to pre-recession levels. At the same time, the national unemployment rate averaged 8.0 per cent in 2010, a slight decline from the 8.3 per cent recorded in 2009.

Canadian housing starts also improved, jumping 27.4 per cent to reach 189,900 units, nearly offsetting the sharp decline of 29.4 per cent experienced in 2009. Residential building permits rebounded 25.2 per cent in 2010 following two consecutive years of double-digit declines. However, national home sales retreated in 2010, as sales dropped 3.9 per cent compared to the previous year.

Canadian retail sales climbed 5.5 per cent in 2010 compared to the previous year. Like BC, the gain in national sales was supported by improvements in the labour market along with renewed consumer confidence.

International Economy

Volatility and uncertainty continued to permeate across global markets in 2010. A number of European Union countries faced possible bankruptcy. Greece and Ireland ultimately received emergency bailouts which ignited fears of mounting debt problems rippling through the Euro-zone. Overall however, progress inched ahead as Europe’s economy expanded by 1.8 per cent in 2010 after slumping 4.1 per cent in 2009.

2011 Financial and Economic Review — July 2011

Chapter 1 — Economic Review

Japan’s economy expanded by 4.0 per cent in 2010 – its fastest pace in more than two decades – after stumbling 6.3 per cent in the previous year. However, GDP in Japan remained below levels observed prior to the Great Recession.

Meanwhile, the International Monetary Fund estimates that global real GDP grew by 5.1 per cent in 2010, bolstered by sustained strength in emerging and developing economies. In particular, the Chinese economy continued its breakneck growth in 2010, expanding by 10.3 per cent.

Chart 1.7   External economic growth

Source: International Monetary Fund

Financial Markets

After holding the overnight target rate at a remarkably low 0.25 per cent for over a year, the Bank of Canada raised the rate to 0.50 per cent in June 2010, up to 0.75 per cent in July, and finally to 1.00 per cent in September. However, mounting uncertainty over the stability of the global recovery led the Bank back to the sidelines, holding the benchmark rate at 1.00 per cent for the balance of 2010.

Plagued by persistent weakness in the labour market, little inflationary pressure and a slower than expected recovery, the US Federal Reserve held its intended federal funds rate in the extremely accommodative range of 0.00 to 0.25 per cent throughout all of 2010 which is unchanged since December 2008.

After beginning 2010 at 96.4  US cents, the value of the loonie remained elevated and periodically tested parity through the year. The Canadian dollar averaged 97.1  US cents in 2010, with the rise in the dollar’s value primarily attributed to a weakening US dollar and strengthening commodity prices.

2011 Financial and Economic Review — July 2011

Chapter 1 — Economic Review

Chart 1.8 Canadian dollar

Source: Bank of Canada

Conclusion

British Columbia’s economy bounced back in 2010, expanding by 4.0 per cent after declining by 1.8 per cent in 2009. The recovery was broadly based, with both the goods and service sectors experiencing significant gains. The rebound in the goods-producing sector was partially driven by a turnaround in resource-based industries such as forestry, mining and oil and gas extraction. At the same time, the Olympics provided a boost to several tourism based industries, including accommodation and food services.

BC’s economy performed well in 2010 relative to other Canadian provinces, with considerable improvements on several major indicators following the 2008-09 global recession.

Following the sharp annual decline that occurred in 2009, BC housing starts improved significantly in 2010, averaging nearly 26,500 annualized units – a remarkable 64.7 per cent increase over 2009. BC retail sales also increased, rising 5.3 per cent on the year.

BC merchandise exports recovered some of the ground lost in 2009, climbing 15.3 per cent in 2010, boosted by strong Chinese demand for resource-based commodities such as BC lumber, pulp, coal and copper.

Employment in BC rose 1.7 per cent in 2010, recovering around 80 per cent of the jobs that were lost during the 2009 downturn. Meanwhile, BC’s annual unemployment rate edged down 0.1  percentage points to average 7.6 per cent for the year, falling below the national annual average for a sixth consecutive year.

2011 Financial and Economic Review — July 2011

Appendix 1

Economic Review

2011 Financial and Economic Review — July 2011

Appendix 1 — Economic Review

Table A1.1A Aggregate and Labour Market Indicators

	Population(1) (thousands)	Nominal GDP ($ millions)	Real GDP (chained) ($2002 millions)	Personal income ($ millions)	Capital investment ($ millions)	Business incorporations (number)	Labour force (thousands)	Employment (thousands)	Unemployment rate (per cent)
1982	2,877	45,024	79,324	40,425			1,427	1,253	12.1
1983	2,908	47,477	79,824	41,634			1,446	1,245	13.9
1984	2,947	49,840	80,440	43,734			1,465	1,245	15.0
1985	2,975	53,540	86,026	46,588			1,493	1,280	14.3
1986	3,004	56,547	86,187	48,911			1,526	1,332	12.7
1987	3,049	62,515	91,503	52,903			1,567	1,378	12.1
1988	3,115	69,408	96,824	58,298			1,599	1,435	10.3
1989	3,197	75,582	100,007	65,009			1,659	1,508	9.1
1990	3,292	79,350	101,408	72,038			1,703	1,560	8.4
1991	3,374	81,849	101,593	75,336	17,370		1,751	1,578	9.9
1992	3,469	87,242	104,216	78,610	17,979		1,800	1,617	10.1
1993	3,568	94,077	108,874	81,914	18,875		1,848	1,668	9.7
1994	3,676	100,512	111,945	85,703	21,353		1,918	1,743	9.1
1995	3,777	105,670	114,620	90,056	20,591		1,951	1,786	8.5
1996	3,874	108,865	117,442	92,661	19,408	23,237	1,986	1,813	8.7
1997	3,949	114,383	121,177	95,925	22,552	22,958	2,032	1,860	8.5
1998	3,983	115,641	122,766	98,135	20,819	20,759	2,038	1,858	8.8
1999	4,011	120,921	126,708	101,465	21,152	21,009	2,064	1,894	8.3
2000	4,039	131,333	132,578	107,624	21,799	21,388	2,080	1,931	7.2
2001	4,076	133,514	133,403	110,369	23,414	19,474	2,081	1,920	7.7
2002	4,098	138,193	138,193	113,451	23,732	20,987	2,134	1,953	8.5
2003	4,122	145,642	141,435	117,126	25,434	22,531	2,172	1,998	8.0
2004	4,155	157,675	146,541	124,263	29,665	24,703	2,190	2,033	7.2
2005	4,197	169,664	153,489	131,408	33,254	30,937	2,221	2,092	5.8
2006	4,244	182,251	159,729	142,696	39,912	33,273	2,255	2,147	4.8
2007	4,310	192,117	164,496	151,620	42,670	34,036	2,322	2,223	4.3
2008	4,384	197,728	164,869	157,184	46,936	30,085	2,376	2,266	4.6
2009	4,460	191,006	161,851	156,986	39,001	26,431	2,403	2,218	7.7
2010	4,531	n/a	n/a	n/a	44,470	30,305	2,443	2,257	7.6

	Population(1) (% change)	Nominal GDP (% change)	Real GDP (% change)	Personal income (% change)	Capital investment (% change)	Business incorporations % change	Labour force (% change)	Employment (% change)	Unemployment rate (change)
1983	1.1	5.4	0.6	3.0	—	—	1.3	(0.7)	1.8
1984	1.4	5.0	0.8	5.0	—	—	1.3	0.0	1.1
1985	0.9	7.4	6.9	6.5	—	—	1.9	2.8	(0.7)
1986	1.0	5.6	0.2	5.0	—	—	2.2	4.1	(1.6)
1987	1.5	10.6	6.2	8.2	—	—	2.7	3.4	(0.6)
1988	2.2	11.0	5.8	10.2	—	—	2.0	4.1	(1.8)
1989	2.6	8.9	3.3	11.5	—	—	3.8	5.1	(1.2)
1990	3.0	5.0	1.4	10.8	—	—	2.6	3.4	(0.7)
1991	2.5	3.1	0.2	4.6	—	—	2.8	1.1	1.5
1992	2.8	6.6	2.6	4.3	3.5	—	2.8	2.5	0.2
1993	2.9	7.8	4.5	4.2	5.0	—	2.7	3.1	(0.4)
1994	3.0	6.8	2.8	4.6	13.1	—	3.8	4.5	(0.6)
1995	2.8	5.1	2.4	5.1	(3.6)	—	1.7	2.4	(0.6)
1996	2.6	3.0	2.5	2.9	(5.7)	—	1.8	1.6	0.2
1997	1.9	5.1	3.2	3.5	16.2	(1.2)	2.3	2.6	(0.2)
1998	0.9	1.1	1.3	2.3	(7.7)	(9.6)	0.3	(0.1)	0.3
1999	0.7	4.6	3.2	3.4	1.6	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.6	6.1	3.1	1.8	0.8	2.0	(1.1)
2001	0.9	1.7	0.6	2.6	7.4	(8.9)	0.0	(0.6)	0.5
2002	0.5	3.5	3.6	2.8	1.4	7.8	2.6	1.7	0.8
2003	0.6	5.4	2.3	3.2	7.2	7.4	1.8	2.3	(0.5)
2004	0.8	8.3	3.6	6.1	16.6	9.6	0.8	1.7	(0.8)
2005	1.0	7.6	4.7	5.7	12.1	25.2	1.5	2.9	(1.4)
2006	1.1	7.4	4.1	8.6	20.0	7.6	1.5	2.6	(1.0)
2007	1.6	5.4	3.0	6.3	6.9	2.3	3.0	3.5	(0.5)
2008	1.7	2.9	0.2	3.7	10.0	(11.6)	2.4	2.0	0.3
2009	1.7	(3.4)	(1.8)	(0.1)	(16.9)	(12.1)	1.1	(2.1)	3.1
2010	1.6	n/a	n/a	n/a	14.0	14.7	1.7	1.7	(0.1)

(1) As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001 and 2006, and non-permanent residents.

Sources: Statistics Canada and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2011 Financial and Economic Review — July 2011

Appendix 1 — Economic Review

Table A1.1B Prices, Earnings and Financial Indicators

						Personal
			Average			Disposable			Conventional
	BC	Vancouver	weekly	Labour	Personal income	Income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate(1)	income	per capita	per capita	rate	exchange rate	mortgage rate
	(2002=100)	(2002=100)	($)	($ millions)	(dollars)	(dollars)	(per cent)	(US cents)	(per cent)
1982	57.3	56.6	—	26,497	14,053	11,468	15.8	81.1	18.0
1983	60.4	59.7	—	27,018	14,320	11,580	11.2	81.1	13.2
1984	62.8	62.1	—	27,811	14,839	12,134	12.1	77.2	13.6
1985	64.8	64.0	—	29,100	15,659	12,777	10.6	73.2	12.1
1986	66.7	66.2	—	30,339	16,284	13,135	10.5	72.0	11.2
1987	68.7	68.2	—	32,837	17,353	13,860	9.5	75.4	11.2
1988	71.2	70.6	—	36,110	18,717	14,846	10.8	81.3	11.6
1989	74.4	73.8	—	40,295	20,336	16,156	13.3	84.5	12.1
1990	78.4	77.8	—	44,216	21,882	17,003	14.1	85.7	13.4
1991	82.6	81.9	—	46,296	22,330	17,309	9.9	87.3	11.1
1992	84.8	84.3	—	48,924	22,662	17,454	7.5	82.7	9.5
1993	87.8	87.3	—	51,312	22,959	17,802	5.9	77.5	8.8
1994	89.5	89.1	—	53,972	23,314	17,968	6.9	73.2	9.5
1995	91.6	91.3	—	56,768	23,841	18,300	8.6	72.9	9.2
1996	92.4	92.1	—	58,517	23,917	18,221	6.1	73.3	7.9
1997	93.1	92.6	612.55	60,681	24,294	18,484	5.0	72.2	7.1
1998	93.4	93.0	620.99	61,965	24,638	18,676	6.6	67.4	6.9
1999	94.4	93.9	628.12	64,045	25,294	19,298	6.4	67.3	7.6
2000	96.1	96.0	639.18	68,369	26,645	20,276	7.3	67.3	8.4
2001	97.7	97.8	648.31	70,044	27,076	20,934	5.8	64.6	7.4
2002	100.0	100.0	668.75	72,900	27,683	21,618	4.2	63.7	7.0
2003	102.2	102.0	684.22	75,605	28,412	22,197	4.7	71.4	6.4
2004	104.2	104.0	687.15	80,599	29,906	23,321	4.0	76.8	6.2
2005	106.3	106.0	704.71	85,805	31,312	24,214	4.4	82.5	6.0
2006	108.1	108.0	725.80	93,963	33,626	26,109	5.8	88.2	6.7
2007	110.0	110.2	747.06	98,573	35,182	27,287	6.1	93.1	7.1
2008	112.3	112.8	777.88	102,468	35,855	28,252	4.7	93.7	7.1
2009	112.3	112.9	797.85	100,698	35,196	28,038	2.4	87.6	5.6
2010	113.8	114.9	822.81	n/a	n/a	n/a	2.6	97.1	5.6

						Personal
			Average			Disposable			Conventional
	BC	Vancouver	weekly	Labour	Personal income	Income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate(1)	income	per capita	per capita	rate	exchange rate	mortgage rate
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(change)	(change)	(change)
1983	5.4	5.5	—	2.0	1.9	1.0	(4.6)	0.1	(4.8)
1984	4.0	4.0	—	2.9	3.6	4.8	0.9	(3.9)	0.4
1985	3.2	3.1	—	4.6	5.5	5.3	(1.5)	(4.0)	(1.5)
1986	2.9	3.4	—	4.3	4.0	2.8	(0.1)	(1.3)	(0.9)
1987	3.0	3.0	—	8.2	6.6	5.5	(1.0)	3.4	(0.0)
1988	3.6	3.5	—	10.0	7.9	7.1	1.3	5.8	0.5
1989	4.5	4.5	—	11.6	8.6	8.8	2.5	3.2	0.4
1990	5.4	5.4	—	9.7	7.6	5.2	0.7	1.2	1.3
1991	5.4	5.3	—	4.7	2.0	1.8	(4.1)	1.6	(2.2)
1992	2.7	2.9	—	5.7	1.5	0.8	(2.5)	(4.5)	(1.6)
1993	3.5	3.6	—	4.9	1.3	2.0	(1.5)	(5.2)	(0.7)
1994	1.9	2.1	—	5.2	1.5	0.9	0.9	(4.3)	0.8
1995	2.3	2.5	—	5.2	2.3	1.8	1.8	(0.4)	(0.4)
1996	0.9	0.9	—	3.1	0.3	(0.4)	(2.6)	0.5	(1.2)
1997	0.8	0.5	—	3.7	1.6	1.4	(1.1)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.1	1.4	1.0	1.6	(4.8)	(0.1)
1999	1.1	1.0	1.1	3.4	2.7	3.3	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.8	6.8	5.3	5.1	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.4	1.6	3.2	(1.5)	(2.8)	(0.9)
2002	2.4	2.2	3.2	4.1	2.2	3.3	(1.6)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.7	2.6	2.7	0.5	7.7	(0.6)
2004	2.0	2.0	0.4	6.6	5.3	5.1	(0.7)	5.5	(0.2)
2005	2.0	1.9	2.6	6.5	4.7	3.8	0.4	5.7	(0.2)
2006	1.7	1.9	3.0	9.5	7.4	7.8	1.4	5.6	0.7
2007	1.8	2.0	2.9	4.9	4.6	4.5	0.3	4.9	0.4
2008	2.1	2.4	4.1	4.0	1.9	3.5	(1.4)	0.6	(0.0)
2009	—	0.1	2.6	(1.7)	(1.8)	(0.8)	(2.3)	(6.1)	(1.4)
2010	1.3	1.8	3.1	n/a	n/a	n/a	0.2	9.5	(0.0)

(1) Data prior to 1997 are not available.

Sources: Statistics Canada and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2011 Financial and Economic Review — July 2011

Appendix 1 — Economic Review

Table A1.1C Other Indicators

	Manufacturing		Housing	Non-residential	Tourism	High-tech	BC product
	shipments	Retail sales(1)	starts	building permits	GDP(2)	GDP(2),(3)	exports
	($ millions)	($ millions)	(number)	($ millions)	($ millions)	($ millions)	($ millions)
1982	—	—	19,807	1,026	—	—	12,353
1983	—	—	22,607	775	—	—	13,244
1984	—	—	16,169	827	—	—	15,748
1985	—	—	17,969	812	—	—	13,591
1986	—	—	20,687	912	—	—	13,033
1987	—	—	28,944	999	—	—	15,883
1988	—	—	30,487	1,647	—	—	17,822
1989	—	—	38,894	1,812	—	—	18,307
1990	—	—	36,720	1,833	—	—	16,605
1991	—	25,022	31,875	1,803	—	—	15,253
1992	24,398	26,194	40,621	2,082	—	—	16,336
1993	26,583	28,463	42,807	1,944	—	—	19,033
1994	30,333	31,770	39,408	1,772	—	—	22,856
1995	34,207	34,219	27,057	1,966	—	—	26,873
1996	32,932	34,775	27,641	1,957	—	—	25,717
1997	33,496	36,591	29,351	1,960	4,482	5,193	26,699
1998	31,757	35,762	19,931	2,022	4,632	5,528	25,942
1999	36,679	36,373	16,309	2,104	4,807	5,632	29,044
2000	40,699	38,435	14,418	2,089	5,048	6,367	33,639
2001	38,303	40,719	17,234	2,125	5,191	6,388	31,680
2002	38,610	43,265	21,625	1,771	5,238	6,875	28,828
2003	39,772	44,421	26,174	1,880	5,233	7,499	28,264
2004	41,607	47,219	32,925	2,070	5,667	7,988	31,008
2005	42,883	49,379	34,667	3,212	6,132	8,568	34,167
2006	44,480	53,133	36,443	3,921	6,587	9,047	33,466
2007	42,418	56,930	39,195	3,933	7,013	10,342	31,524
2008	39,435	57,783	34,321	3,678	7,278	10,508	33,124
2009	32,798	55,222	16,077	3,139	6,995	10,461	25,103
2010	35,542	58,145	26,479	3,018	n/a	n/a	28,946

	Manufacturing		Housing	Non-residential	Tourism	High-tech	BC product
	shipments	Retail sales(1)	starts	building permits	GDP(2)	GDP(2),(3)	exports
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)
1983	—	—	14.1	(24.5)	—	—	7.2
1984	—	—	(28.5)	6.7	—	—	18.9
1985	—	—	11.1	(1.7)	—	—	(13.7)
1986	—	—	15.1	12.3	—	—	(4.1)
1987	—	—	39.9	9.6	—	—	21.9
1988	—	—	5.3	64.9	—	—	12.2
1989	—	—	27.6	10.0	—	—	2.7
1990	—	—	(5.6)	1.2	—	—	(9.3)
1991	—	—	(13.2)	(1.6)	—	—	(8.1)
1992	—	4.7	27.4	15.5	—	—	7.1
1993	9.0	8.7	5.4	(6.7)	—	—	16.5
1994	14.1	11.6	(7.9)	(8.9)	—	—	20.1
1995	12.8	7.7	(31.3)	11.0	—	—	17.6
1996	(3.7)	1.6	2.2	(0.4)	—	—	(4.3)
1997	1.7	5.2	6.2	0.1	—	—	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	3.3	6.5	(2.8)
1999	15.5	1.7	(18.2)	4.0	3.8	1.9	12.0
2000	11.0	5.7	(11.6)	(0.7)	5.0	13.1	15.8
2001	(5.9)	5.9	19.5	1.7	2.8	0.3	(5.8)
2002	0.8	6.3	25.5	(16.6)	0.9	7.6	(9.0)
2003	3.0	2.7	21.0	6.1	(0.1)	9.1	(2.0)
2004	4.6	6.3	25.8	10.1	8.3	6.5	9.7
2005	3.1	4.6	5.3	55.2	8.2	7.3	10.2
2006	3.7	7.6	5.1	22.1	7.4	5.6	(2.1)
2007	(4.6)	7.1	7.6	0.3	6.5	14.3	(5.8)
2008	(7.0)	1.5	(12.4)	(6.5)	3.8	1.6	5.1
2009	(16.8)	(4.4)	(53.2)	(14.7)	(3.9)	(0.4)	(24.2)
2010	8.4	5.3	64.7	(3.9)	n/a	n/a	15.3

(1)	Retail sales data have been revised from 1991 to 2006 and are now classified under the North American Industry Classification System (NAICS 2002).
(2)	Data prior to 1997 are not available.
(3)	Figures will be reflected in a forthcoming high tech report.

Sources: Statistics Canada and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2011 Financial and Economic Review — July 2011

Appendix 1 — Economic Review

Table A1.1D Commodity Production Indicators

	Lumber	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Landed value of
	production	data	shipments	production	gas production	production	shipments	generated	receipts	seafood products
	(thousand m3)	(thousand m3)	(000 tonnes)	(000 tonnes)	($ millions)	(000 tonnes)	($ millions)	(GW.h)	($ millions)	($ millions)
1982	23,855	—	2,662	1,862	—	11,769	—	48,238	962	241
1983	30,773	—	3,221	2,120	—	11,717	—	47,213	917	210
1984	30,884	—	2,836	2,082	—	20,771	—	52,369	1,005	243
1985	32,994	—	3,298	2,481	—	22,993	2,524	59,126	1,061	378
1986	31,468	—	3,628	2,629	—	20,361	2,512	50,759	1,106	405
1987	37,336	—	4,136	2,762	—	21,990	2,896	63,066	1,122	455
1988	36,736	—	4,141	2,845	—	24,942	3,325	60,943	1,206	573
1989	35,952	—	4,189	2,834	—	24,800	3,344	57,655	1,255	513
1990	33,514	—	3,547	2,992	—	24,557	3,092	60,662	1,299	559
1991	31,406	—	4,014	2,667	858	24,965	2,950	62,981	1,342	492
1992	33,396	—	3,825	2,708	890	17,173	2,577	64,058	1,404	533
1993	33,935	—	4,040	3,110	1,089	20,633	2,415	58,774	1,446	605
1994	33,671	—	4,763	2,983	1,270	22,583	2,632	61,015	1,538	728
1995	32,611	75,430	4,572	2,833	1,040	24,350	3,438	58,006	1,586	604
1996	32,671	73,099	4,390	2,801	1,333	25,422	3,004	71,765	1,706	590
1997	31,562	69,155	4,532	2,649	1,588	27,876	3,047	66,961	1,738	604
1998	30,238	65,451	4,462	2,567	1,574	24,868	2,893	67,710	1,780	547
1999	32,397	75,878	4,995	3,016	2,091	24,845	2,445	68,045	1,885	613
2000	34,346	76,009	5,152	3,126	4,783	25,682	2,891	68,241	2,024	667
2001	32,606	69,796	4,710	2,879	5,666	27,006	2,867	57,332	2,201	647
2002	35,501	75,208	4,477	2,900	4,251	24,397	2,864	64,945	2,174	664
2003	36,031	74,899	4,762	2,919	6,230	23,073	2,887	63,051	2,248	645
2004	39,879	81,690	4,724	2,976	6,784	27,313	3,740	60,496	2,360	635
2005	41,013	83,590	4,932	2,953	8,967	26,718	5,384	67,811	2,386	706
2006	41,051	80,354	4,736	3,019	7,148	23,161	5,991	62,021	2,346	788
2007	36,677	72,671	4,717	2,763	6,912	25,941	5,611	72,217	2,397	723
2008	28,192	61,136	4,021	2,514	9,240	26,163	7,403	65,856	2,514	718
2009	22,975	48,835	3,708	2,021	4,129	21,193	5,622	62,206	2,529	697
2010	27,095	63,324	4,277	1,677	4,496	26,040	7074p	59,868	2,505	n/a

	Lumber	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Value of
	production	billed	shipments	production	gas production	production	shipments	generated	receipts	seafood products
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)
1983	29.0	—	21.0	13.9	—	(0.4)	—	(2.1)	(4.7)	(12.9)
1984	0.4	—	(12.0)	(1.8)	—	77.3	—	10.9	9.6	15.7
1985	6.8	—	16.3	19.2	—	10.7	—	12.9	5.7	55.6
1986	(4.6)	—	10.0	6.0	—	(11.4)	(0.5)	(14.2)	4.2	7.1
1987	18.6	—	14.0	5.1	—	8.0	15.3	24.2	1.4	12.3
1988	(1.6)	—	0.1	3.0	—	13.4	14.8	(3.4)	7.6	25.9
1989	(2.1)	—	1.2	(0.4)	—	(0.6)	0.6	(5.4)	4.0	(10.5)
1990	(6.8)	—	(15.3)	5.5	—	(1.0)	(7.5)	5.2	3.5	9.0
1991	(6.3)	—	13.2	(10.8)	—	1.7	(4.6)	3.8	3.3	(12.0)
1992	6.3	—	(4.7)	1.5	3.7	(31.2)	(12.6)	1.7	4.7	8.3
1993	1.6	—	5.6	14.8	22.4	20.1	(6.3)	(8.2)	3.0	13.5
1994	(0.8)	—	17.9	(4.1)	16.6	9.5	9.0	3.8	6.4	20.3
1995	(3.1)	—	(4.0)	(5.0)	(18.1)	7.8	30.6	(4.9)	3.1	(17.0)
1996	0.2	(3.1)	(4.0)	(1.1)	28.2	4.4	(12.6)	23.7	7.6	(2.3)
1997	(3.4)	(5.4)	3.2	(5.4)	19.1	9.7	1.4	(6.7)	1.9	2.4
1998	(4.2)	(5.4)	(1.5)	(3.1)	(0.9)	(10.8)	(5.1)	1.1	2.4	(9.4)
1999	7.1	15.9	11.9	17.5	32.8	(0.1)	(15.5)	0.5	5.9	12.1
2000	6.0	0.2	3.1	3.6	128.7	3.4	18.2	0.3	7.4	8.8
2001	(5.1)	(8.2)	(8.6)	(7.9)	18.5	5.2	(0.8)	(16.0)	8.7	(3.0)
2002	8.9	7.8	(4.9)	0.7	(25.0)	(9.7)	(0.1)	13.3	(1.2)	2.6
2003	1.5	(0.4)	6.4	0.7	46.6	(5.4)	0.8	(2.9)	3.4	(2.9)
2004	10.7	9.1	(0.8)	2.0	8.9	18.4	29.5	(4.1)	5.0	(1.6)
2005	2.8	2.3	4.4	(0.8)	32.2	(2.2)	44.0	12.1	1.1	11.2
2006	0.1	(3.9)	(4.0)	2.2	(20.3)	(13.3)	11.3	(8.5)	(1.7)	11.6
2007	(10.7)	(9.6)	(0.4)	(8.5)	(3.3)	12.0	(6.3)	16.4	2.2	(8.2)
2008	(23.1)	(15.9)	(14.8)	(9.0)	33.7	0.9	31.9	(8.8)	4.9	(0.7)
2009	(18.5)	(20.1)	(7.8)	(19.6)	(55.3)	(19.0)	(24.1)	(5.5)	0.6	(2.9)
2010	17.9	29.7	15.3	(17.0)	8.9	22.9	25.8	(3.8)	(0.9)	n/a

Sources: Statistics Canada and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2011 Financial and Economic Review — July 2011

Appendix 1 — Economic Review

Table A1.2         British Columbia Real GDP at Market Prices, Expenditure Based

					Machinery and
	Consumer	Government	Residential	Non-Residential	Equipment	Business
	Expenditure	Expenditure	Investment	Investment	Investment	Investment	Exports	Imports	Real GDP
	(millions of 2002 $, chained)
1985	50,790	19,293	4,567	4,795	2,942	12,072	34,493	32,811	86,026
1986	52,048	19,491	5,025	3,758	2,835	11,406	36,060	34,148	86,187
1987	54,882	19,626	5,967	4,000	3,422	13,206	38,879	37,081	91,503
1988	57,649	20,887	6,647	4,846	4,453	15,844	41,153	40,168	96,824
1989	61,216	21,259	7,651	5,370	5,295	18,245	40,426	43,926	100,007
1990	63,788	22,152	7,790	5,325	5,330	18,379	40,078	45,889	101,408
1991	63,972	23,548	7,368	5,593	5,254	18,119	40,825	46,431	101,593
1992	66,034	24,415	9,056	4,388	5,138	18,674	42,286	48,547	104,216
1993	68,115	24,775	9,289	4,186	5,150	18,760	44,034	48,195	108,874
1994	70,986	24,868	9,342	5,388	5,888	20,605	46,727	55,624	111,945
1995	72,960	24,487	8,224	5,421	5,972	19,541	49,407	56,261	114,620
1996	75,660	25,144	8,350	4,859	5,792	18,981	49,936	55,930	117,442
1997	78,443	25,057	8,783	6,277	6,781	21,757	51,917	59,953	121,177
1998	79,749	25,743	7,601	5,099	7,321	20,013	53,381	59,318	122,766
1999	81,984	25,614	7,016	5,420	7,652	20,093	58,065	62,938	126,708
2000	84,482	26,672	7,090	5,423	8,188	20,713	63,050	67,745	132,578
2001	86,296	27,952	7,752	6,343	8,284	22,389	61,927	67,912	133,403
2002	89,238	28,260	8,982	5,890	8,021	22,893	62,706	68,144	138,193
2003	92,250	28,357	9,969	6,620	8,133	24,747	63,918	71,816	141,435
2004	96,187	28,346	11,459	7,222	8,841	27,587	67,013	77,380	146,541
2005	100,180	28,606	12,184	7,539	10,577	30,166	70,162	82,051	153,489
2006	106,222	29,127	13,049	8,861	11,943	33,637	72,341	88,328	159,729
2007	111,787	30,338	13,266	8,791	12,983	34,564	74,546	93,626	164,496
2008	114,386	31,465	12,710	9,979	13,600	35,652	71,727	94,308	164,869
2009	114,743	32,320	11,274	8,997	10,404	30,629	65,202	86,398	161,851
2010	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

	(annual percentage change)
1986	2.5	1.0	10.0	(21.6)	(3.6)	(5.5)	4.5	4.1	0.2
1987	5.4	0.7	18.7	6.4	20.7	15.8	7.8	8.6	6.2
1988	5.0	6.4	11.4	21.2	30.1	20.0	5.8	8.3	5.8
1989	6.2	1.8	15.1	10.8	18.9	15.2	(1.8)	9.4	3.3
1990	4.2	4.2	1.8	(0.8)	0.7	0.7	(0.9)	4.5	1.4
1991	0.3	6.3	(5.4)	5.0	(1.4)	(1.4)	1.9	1.2	0.2
1992	3.2	3.7	22.9	(21.5)	(2.2)	3.1	3.6	4.6	2.6
1993	3.2	1.5	2.6	(4.6)	0.2	0.5	4.1	(0.7)	4.5
1994	4.2	0.4	0.6	28.7	14.3	9.8	6.1	15.4	2.8
1995	2.8	(1.5)	(12.0)	0.6	1.4	(5.2)	5.7	1.1	2.4
1996	3.7	2.7	1.5	(10.4)	(3.0)	(2.9)	1.1	(0.6)	2.5
1997	3.7	(0.3)	5.2	29.2	17.1	14.6	4.0	7.2	3.2
1998	1.7	2.7	(13.5)	(18.8)	8.0	(8.0)	2.8	(1.1)	1.3
1999	2.8	(0.5)	(7.7)	6.3	4.5	0.4	8.8	6.1	3.2
2000	3.0	4.1	1.1	0.1	7.0	3.1	8.6	7.6	4.6
2001	2.1	4.8	9.3	17.0	1.2	8.1	(1.8)	0.2	0.6
2002	3.4	1.1	15.9	(7.1)	(3.2)	2.3	1.3	0.3	3.6
2003	3.4	0.3	11.0	12.4	1.4	8.1	1.9	5.4	2.3
2004	4.3	(0.0)	14.9	9.1	8.7	11.5	4.8	7.7	3.6
2005	4.2	0.9	6.3	4.4	19.6	9.3	4.7	6.0	4.7
2006	6.0	1.8	7.1	17.5	12.9	11.5	3.1	7.7	4.1
2007	5.2	4.2	1.7	(0.8)	8.7	2.8	3.0	6.0	3.0
2008	2.3	3.7	(4.2)	13.5	4.8	3.1	(3.8)	0.7	0.2
2009	0.3	2.7	(11.3)	(9.8)	(23.5)	(14.1)	(9.1)	(8.4)	(1.8)
2010	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Source: Statistics Canada

2011 Financial and Economic Review — July 2011

Appendix 1 — Economic Review

Table A1.3 British Columbia GDP at Basic Prices, by Industry

	Crop and	Fishing,	Forestry	Mining,				Transportation	Wholesale	Finance,			Real GDP
	Animal	Hunting and	and	Oil and Gas				and	and Retail	Insurance and	Other	Public	at Basic
	Production	Trapping	Logging	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Real Estate	Services	Administration	Prices
	(millions of 2002 $, chained)
1997	954	235	2,935	3,137	11,507	6,617	2,914	7,176	11,380	24,763	33,274	6,277	111,554
1998	909	153	2,952	3,324	11,255	6,101	2,991	7,273	11,977	25,076	34,223	6,339	112,913
1999	979	118	2,789	3,329	12,840	5,881	3,040	7,575	12,158	25,838	34,762	6,588	116,307
2000	975	135	2,638	3,344	14,990	5,795	3,058	8,122	12,689	26,284	36,157	6,790	121,546
2001	1,141	111	2,647	4,252	13,667	6,021	2,389	7,997	13,055	27,019	37,079	6,919	122,848
2002	1,058	134	2,713	4,383	13,687	6,328	2,837	8,072	13,566	28,078	38,253	7,128	126,761
2003	1,053	130	2,761	4,298	13,884	6,927	2,844	8,135	14,114	28,884	39,272	7,188	130,026
2004	1,057	150	3,129	4,270	14,723	7,675	2,819	8,447	14,710	30,503	39,955	7,202	135,021
2005	1,061	146	3,102	4,643	15,435	8,115	3,236	9,208	15,436	31,834	41,266	7,268	141,339
2006	1,078	164	3,022	4,645	15,904	8,936	2,882	9,390	16,464	33,290	42,945	7,506	146,762
2007	1,134	128	2,855	4,422	15,885	9,097	3,268	9,412	17,469	34,698	44,533	7,772	150,874
2008	1,075	110	2,343	4,371	14,163	9,676	3,176	9,281	17,179	35,282	45,462	8,031	150,833
2009	1,030	113	1,966	4,144	12,330	9,022	2,993	8,893	16,328	36,555	45,622	8,294	148,082
2010	976	90	2,395	4,577	12,952	10,040	2,867	9,415	17,044	37,847	46,425	8,428	153,971

	(annual percentage change)
1998	(4.8)	(35.1)	0.6	6.0	(2.2)	(7.8)	2.6	1.4	5.2	1.3	2.9	1.0	1.2
1999	7.7	(23.0)	(5.5)	0.2	14.1	(3.6)	1.7	4.1	1.5	3.0	1.6	3.9	3.0
2000	(0.4)	14.6	(5.4)	0.5	16.7	(1.5)	0.6	7.2	4.4	1.7	4.0	3.1	4.5
2001	17.0	(17.5)	0.3	27.1	(8.8)	3.9	(21.9)	(1.5)	2.9	2.8	2.6	1.9	1.1
2002	(7.3)	21.0	2.5	3.1	0.1	5.1	18.7	0.9	3.9	3.9	3.2	3.0	3.2
2003	(0.4)	(3.0)	1.8	(1.9)	1.4	9.5	0.3	0.8	4.0	2.9	2.7	0.8	2.6
2004	0.4	15.3	13.3	(0.7)	6.0	10.8	(0.9)	3.8	4.2	5.6	1.7	0.2	3.8
2005	0.4	(2.5)	(0.9)	8.7	4.8	5.7	14.8	9.0	4.9	4.4	3.3	0.9	4.7
2006	1.6	12.2	(2.6)	0.0	3.0	10.1	(10.9)	2.0	6.7	4.6	4.1	3.3	3.8
2007	5.2	(22.2)	(5.5)	(4.8)	(0.1)	1.8	13.4	0.2	6.1	4.2	3.7	3.5	2.8
2008	(5.1)	(14.1)	(17.9)	(1.2)	(10.8)	6.4	(2.8)	(1.4)	(1.7)	1.7	2.1	3.3	(0.0)
2009	(4.3)	3.2	(16.1)	(5.2)	(12.9)	(6.8)	(5.8)	(4.2)	(5.0)	3.6	0.4	3.3	(1.8)
2010	(5.2)	(20.3)	21.9	10.5	5.1	11.3	(4.2)	5.9	4.4	3.5	1.8	1.6	4.0

Source: Statistics Canada

2011 Financial and Economic Review — July 2011

Appendix 1 — Economic Review

Table A1.4 British Columbia GDP, Income Based

			Interest and	Accrued Net	Net Income of			Indirect	Capital Cons.
		Corporation	Miscellaneous	Income of	Non-farm	Inventory	Net Domestic	Taxes	Allowances and		GDP	GDP at
	Labour	Profits before	Investment	Farm	unincorporated	Valuation	Product at	less	Misc. Valuation	Statistical	at Market	Basic
	Income	Taxes	Income	Operators	Business	Adjustment	Basic Prices	Subsidies	Adjustments	Discrepency	Prices	Prices
	($ millions)
1985	29,100	3,468	4,939	33	3,433	(163)	43,360	5,878	6,917	(65)	53,540	50,212
1986	30,339	4,213	4,893	113	3,745	(212)	45,603	6,098	7,337	21	56,547	52,961
1987	32,837	6,430	5,085	115	3,954	(324)	50,679	6,696	7,517	205	62,515	58,401
1988	36,110	7,250	5,820	154	4,283	(285)	56,076	7,486	8,044	546	69,408	64,666
1989	40,295	5,925	7,183	72	4,580	(195)	60,769	8,765	8,748	209	75,582	69,726
1990	44,216	3,670	7,887	73	4,796	120	63,803	9,007	9,590	(9)	79,350	73,384
1991	46,296	2,926	7,650	106	5,067	(107)	64,888	9,715	10,016	180	81,849	75,084
1992	48,924	3,321	7,586	80	5,563	(616)	68,325	11,092	10,601	691	87,242	79,617
1993	51,312	4,328	8,035	83	6,034	(843)	72,905	12,440	11,258	1,430	94,077	85,593
1994	53,972	6,756	8,649	63	6,665	(660)	79,662	13,164	12,043	(140)	100,512	91,565
1995	56,768	7,419	8,808	87	6,758	(167)	83,942	13,522	12,882	(407)	105,670	96,417
1996	58,517	7,246	8,731	59	7,173	(231)	85,950	14,014	13,494	(138)	108,865	99,306
1997	60,681	8,286	8,444	89	7,780	101	90,040	14,480	14,526	(4)	114,383	104,562
1998	61,965	7,335	8,355	166	8,285	(24)	90,860	14,515	15,050	(6)	115,641	105,904
1999	64,045	9,309	8,365	199	8,723	(373)	95,125	14,972	15,659	22	120,921	110,806
2000	68,369	11,596	10,184	54	9,078	(80)	104,232	15,608	16,526	(2)	131,333	120,756
2001	70,044	11,392	8,834	141	9,637	47	105,163	15,810	17,539	70	133,514	122,772
2002	72,900	11,389	8,828	53	10,591	(369)	108,406	16,443	18,341	17	138,193	126,764
2003	75,605	12,364	9,151	83	11,312	637	114,303	17,580	18,956	(46)	145,642	133,213
2004	80,599	16,764	9,708	118	12,256	(66)	124,831	18,664	19,720	(88)	157,675	144,463
2005	85,805	19,631	10,418	9	13,061	147	134,821	19,881	20,773	(61)	169,664	155,533
2006	93,963	22,408	9,910	(31)	13,702	(409)	145,566	20,899	21,895	(86)	182,251	167,375
2007	98,573	21,951	11,128	(55)	14,411	475	152,915	22,250	23,346	38	192,117	176,299
2008	102,468	23,203	12,169	(129)	14,510	(1,265)	157,669	21,710	25,050	12	197,728	182,731
2009	100,698	18,258	8,598	(97)	16,343	647	151,065	21,070	25,805	(316)	191,006	176,554
2010	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

	(annual percentage change)
1985	4.6	13.3	8.5	—	11.9	—	6.3	3.6	8.4	—	7.4	7.5
1986	4.3	21.5	(0.9)	—	9.1	—	5.2	3.7	6.1	—	5.6	5.5
1987	8.2	52.6	3.9	—	5.6	—	11.1	9.8	2.5	—	10.6	10.3
1988	10.0	12.8	14.5	—	8.3	—	10.6	11.8	7.0	—	11.0	10.7
1989	11.6	(18.3)	23.4	—	6.9	—	8.4	17.1	8.8	—	8.9	7.8
1990	9.7	(38.1)	9.8	—	4.7	—	5.0	2.8	9.6	—	5.0	5.2
1991	4.7	(20.3)	(3.0)	—	5.7	—	1.7	7.9	4.4	—	3.1	2.3
1992	5.7	13.5	(0.8)	—	9.8	—	5.3	14.2	5.8	—	6.6	6.0
1993	4.9	30.3	5.9	—	8.5	—	6.7	12.2	6.2	—	7.8	7.5
1994	5.2	56.1	7.6	—	10.5	—	9.3	5.8	7.0	—	6.8	7.0
1995	5.2	9.8	1.8	—	1.4	—	5.4	2.7	7.0	—	5.1	5.3
1996	3.1	(2.3)	(0.9)	—	6.1	—	2.4	3.6	4.8	—	3.0	3.0
1997	3.7	14.4	(3.3)	—	8.5	—	4.8	3.3	7.6	—	5.1	5.3
1998	2.1	(11.5)	(1.1)	—	6.5	—	0.9	0.2	3.6	—	1.1	1.3
1999	3.4	26.9	0.1	—	5.3	—	4.7	3.1	4.0	—	4.6	4.6
2000	6.8	24.6	21.7	—	4.1	—	9.6	4.2	5.5	—	8.6	9.0
2001	2.4	(1.8)	(13.3)	—	6.2	—	0.9	1.3	6.1	—	1.7	1.7
2002	4.1	(0.0)	(0.1)	—	9.9	—	3.1	4.0	4.6	—	3.5	3.3
2003	3.7	8.6	3.7	—	6.8	—	5.4	6.9	3.4	—	5.4	5.1
2004	6.6	35.6	6.1	—	8.3	—	9.2	6.2	4.0	—	8.3	8.4
2005	6.5	17.1	7.3	—	6.6	—	8.0	6.5	5.3	—	7.6	7.7
2006	9.5	14.1	(4.9)	—	4.9	—	8.0	5.1	5.4	—	7.4	7.6
2007	4.9	(2.0)	12.3	—	5.2	—	5.0	6.5	6.6	—	5.4	5.3
2008	4.0	5.7	9.4	—	0.7	—	3.1	(2.4)	7.3	—	2.9	3.6
2009	(1.7)	(21.3)	(29.3)	—	12.6	—	(4.2)	(2.9)	3.0	—	(3.4)	(3.4)
2010	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Source: Statistics Canada

2011 Financial and Economic Review — July 2011

Appendix 1 — Economic Review

Table A1.5 Employment by Industry in British Columbia

	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
	(thousands)
Total - all industries	1,931	1,920	1,953	1,998	2,033	2,092	2,147	2,223	2,266	2,218	2,257
Primary industries	82	66	67	78	72	76	78	83	78	73	73
Agriculture	30	25	30	33	37	39	35	36	33	33	32
Forestry, logging & support activities	36	25	25	27	21	21	21	24	17	14	16
Fishing, hunting and trapping	4	5	3	4	3	2	3	3	2	2	2
Mining and oil & gas extraction	13	11	9	13	11	14	19	20	25	24	23

Manufacturing	203	194	194	203	206	195	193	199	185	161	166
Food, beverages & tobacco	24	26	27	31	31	31	24	28	30	29	27
Wood products	46	49	44	48	46	45	44	44	34	27	29
Paper	18	15	17	14	12	12	15	15	13	11	10
Printing & related support activities	11	9	8	8	8	8	8	6	9	8	7
Primary metals	11	8	6	9	7	7	7	6	5	5	7
Metal fabrication	12	13	13	14	14	18	15	15	16	13	13
Transportation equipment	13	10	13	12	11	9	10	12	10	10	9
Machinery manufacturing	8	7	10	9	9	10	9	9	6	6	8
Other manufacturing	59	57	57	59	67	55	62	65	59	50	57

Construction	112	111	117	117	142	163	174	192	215	193	191
General contractors	42	40	41	46	50	64	64	65	83	73	75
Special trade contractors	70	71	75	71	91	99	110	127	132	120	115

Utilities	10	11	11	11	9	10	8	10	13	12	14

Transportation and warehousing	118	113	111	117	117	119	117	124	124	113	119
Transportation	115	109	106	111	112	115	110	117	118	107	112
Warehousing and storage	3	4	5	6	5	5	6	7	6	6	7

Trade	304	303	320	326	311	326	343	359	349	362	370
Wholesale trade	67	67	72	76	65	78	80	80	86	86	82
Retail trade	236	236	247	250	246	248	263	279	263	275	288

Finance, Insurance, Real Estate & Leasing	117	121	125	126	129	132	133	142	143	139	142
Finance	52	56	57	60	56	59	59	67	63	59	67
Insurance	27	25	24	21	27	26	26	29	30	28	28
Real estate	29	28	33	34	35	35	38	37	40	42	38
Leasing	9	12	11	11	11	13	10	10	11	10	9

Public administration	92	91	90	95	98	94	90	93	100	105	111
Federal administration	34	31	33	37	34	33	34	34	37	39	46
Provincial administration	27	33	27	29	29	30	27	26	26	27	28
Local administration	31	27	29	29	34	32	29	33	37	40	37

Other service industries	893	910	918	925	950	977	1,011	1,021	1,060	1,060	1,072
Education & related services	136	136	136	137	132	143	152	154	157	161	167
Health & welfare services	201	196	211	214	218	212	230	234	241	257	264
Professional, scientific & technical	136	139	134	138	142	159	165	164	169	164	174
Information, culture & recreation	97	105	106	106	110	110	111	115	116	114	108
Services to business management	70	71	72	79	82	91	96	96	99	94	91
Accommodation & food services	156	166	164	158	173	173	168	169	178	170	162
Miscellaneous services	98	97	95	93	93	90	89	87	99	100	105

Source: Statistics Canada, Labour Force Survey (unpublished data). Totals may not add due to rounding.

2011 Financial and Economic Review — July 2011

Appendix 1 — Economic Review

Table A1.6 Capital Investment by Industry

					Preliminary		2009	2010
	Actual	Actual	Actual	Actual	Actual	Intentions	to	to
	2006	2007	2008	2009	2010	2011	2010	2011
	($ millions)						(per cent)
Agriculture, forestry, fishing and hunting	368.3	418.9	420.6	330.2	326.2	370.8	(1.2)	13.7
Mining, quarrying and oil well industries	6,411.9	5,849.1	6,775.0	5,024.3	9,032.1	8,607.0	79.8	(4.7)
Manufacturing	1,636.7	1,502.2	1,455.4	1,147.6	1,179.2	1,213.6	2.8	2.9
Construction	482.3	777.4	916.4	665.0	711.3	740.7	7.0	4.1
Transport and warehousing	2,882.2	3,474.2	3,487.2	2,619.9	2,184.3	2,627.0	(16.6)	20.3
Utilities	1551.7	2,033.2	2,570.6	3,283.2	3,011.3	3,248.8	(8.3)	7.9
Wholesale	465.3	470.8	527.6	428.6	549.3	655.2	28.2	19.3
Retail trade	1,124.3	1,508.6	1,617.4	1,297.8	1,197.1	1,366.8	(7.8)	14.2
Finance and insurance	1,589.2	1,710.8	1,401.9	947.2	990.7	1,112.0	4.6	12.2
Real estate, rental and leasing	2,036.7	1,818.1	2,430.0	1,973.3	2,175.7	1,538.8	10.3	(29.3)
Information and cultural industries	1,015.7	824.6	1,199.7	1,485.9	1,243.5	1,287.3	(16.3)	3.5
Professional, scientific and technical	296.4	408.8	402.7	344.8	403.3	408.7	17.0	1.3
Management of companies and enterprises	26.9	19.2	42.9	74.8	31.8	28.3	(57.5)	(11.0)
Admin, waste and remediation services	277.4	237.3	252.1	205.5	192.4	252.2	(6.4)	31.1
Arts, entertainment and recreation	248.3	410.5	498.2	351.3	305.2	266.8	(13.1)	(12.6)
Accommodation and food services	579.7	712.4	829.3	828.3	587.8	746.6	(29.0)	27.0
Education services	1,179.0	1,384.7	1,243.5	1,241.4	1,402.5	1,107.3	13.0	(21.0)
Health services	1,199.6	1,044.0	1,349.2	1,171.4	1,286.2	1,224.6	9.8	(4.8)
Public administration	3,086.2	3,361.9	3,678.8	3,450.9	3,982.3	4,077.5	15.4	2.4
Other services	155.6	197.7	246.3	203.3	320.7	258.3	57.7	(19.5)
Housing	13,298.9	14,504.5	15,591.1	11,926.3	13,357.4	14,898.7	12.0	11.5
Total	39,912.2	42,669.6	46,935.8	39,001.0	44,470.3	46,036.9	14.0	3.5
Public	7,130.2	8,095.3	10,034.6	8,832.1	10,021.5	9,940.3	13.5	(0.8)
Private	32,782.0	34,574.2	36,901.1	30,168.9	34,448.8	36,096.6	14.2	4.8
Total	39,912.2	42,669.5	46,935.7	39,001.0	44,470.3	46,036.9	14.0	3.5
Machinery and equipment	11,471.5	12,365.9	12,864.0	10,435.9	10,539.9	11,296.6	1.0	7.2
Construction	28,440.7	30,303.7	34,071.8	28,565.1	33,930.4	34,740.3	18.8	2.4
Total	39,912.2	42,669.6	46,935.8	39,001.0	44,470.3	46,036.9	14.0	3.5

Note: Totals may not add due to rounding.

Totals may not add due to some data not being disclosed for confidentiality reasons.

Source: Statistics Canada.

2011 Financial and Economic Review — July 2011

Appendix 1 — Economic Review

Table A1.7 British Columbia International Goods Exports by Major Market and Selected Commodities, 2010

			European	Mainland	Other	Total -
Commodity	U.S.	Japan	Union (1)	China	Markets	All Countries
	($ millions)
Solid wood products	2,646	891	345	798	426	5,105
Lumber (softwood)	1,790	648	156	668	295	3,558
Cedar shakes and shingles	114	0	6	0	4	124
Plywood (softwood)	103	2	2	0	2	111
Other panel products	246	37	0	5	23	312
Selected value-added wood products	292	32	6	5	10	345
Logs	35	134	0	118	86	373
Other	65	37	174	2	5	283
Pulp and paper products	1,480	244	221	1,334	759	4,037
Pulp	700	228	206	1,286	519	2,939
Newsprint	69	6	0	2	123	200
Paper, paperboard – excluding newsprint	605	8	14	12	110	749
Other	106	2	1	34	7	150
Agriculture and food other than fish	1,092	125	29	212	295	1,752
Fruit and nuts	165	9	5	2	23	203
Vegetables	208	5	2	0	5	220
Other	719	110	22	209	267	1,328
Fish products	525	171	43	80	125	945
Whole fish; fresh, chilled, frozen – excluding salmon	51	32	10	8	56	157
Whole salmon; fresh, chilled, frozen	347	65	4	9	8	432
Salmon; canned, smoked, etc	1	1	26	0	9	37
Other	126	72	3	63	53	318
Metallic mineral products	721	1,040	125	448	830	3,163
Copper ores and concentrates	0	699	0	410	382	1,490
Molybdenum ores and concentrates	50	74	106	4	51	284
Unwrought aluminum	39	208	1	9	220	477
Unwrought zinc	496	2	0	16	110	624
Other	137	57	18	10	66	288
Fabricated metal products	598	4	16	103	124	845
Energy products	2,850	1,626	791	871	1,906	8,044
Natural gas	2,006	0	0	0	0	2,006
Coal	102	1,625	790	833	1,892	5,242
Electricity	235	0	0	0	0	235
Other	507	1	0	38	14	561
Machinery and equipment	1,872	33	357	105	500	2,866
Motor vehicles and parts	183	1	8	10	40	242
Electrical/electronic/communications	461	9	97	21	103	692
Scientific/photographic/measuring equipment, etc.	217	3	88	16	75	399
Other	1,011	20	163	57	283	1,533
Plastics and articles of plastic	279	1	6	8	34	328
Chemicals and chemical products	382	51	40	56	172	701
Apparel and accessories	56	3	8	0	9	77
Textiles	18	0	2	0	28	48
All other commodities	769	4	40	50	170	1,034
Total	13,287	4,194	2,022	4,065	5,378	28,946

(1)          As of January 1, 2007, Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, United Kingdom.

Source: BC Stats

2011 Financial and Economic Review — July 2011

Appendix 1 — Economic Review

Table A1.8 British Columbia International Goods Exports by Market Area

				% Change	Percent of Total
	2008	2009	2010	2009-2010	2009	2010
	($ millions)			(per cent)
United Kingdom	405	266	294	10.4	1.1	1.0
Germany	516	234	379	62.1	0.9	1.3
People’s Republic of China	1,962	2,476	4,065	64.2	9.9	14.0
Hong Kong	238	210	251	19.4	0.8	0.9
Taiwan	598	463	501	8.1	1.8	1.7
Japan	5,026	3,458	4,194	21.3	13.8	14.5
South Korea	1,961	1,662	1,886	13.5	6.6	6.5
India	159	77	135	74.4	0.3	0.5
Australia	218	179	220	22.5	0.7	0.8
Mexico	344	162	192	18.9	0.6	0.7
United States	17,582	12,913	13,287	2.9	51.4	45.9
Other	4,116	3,003	3,543	18.0	12.0	12.2
Total	31,524	25,103	28,946	15.3	100.0	100.0
Market Areas:
Western Europe (1)	2,596	1,693	2,037	20.3	6.7	7.0
Pacific Rim (2)	10,666	9,009	11,839	31.4	35.9	40.9

(1)          Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

(2)          Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: BC Stats

2011 Financial and Economic Review — July 2011

Appendix 1 — Economic Review

Table A1.9 Historical Commodity Prices (in US Dollars)

	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
Metals
Copper (London; $/lb)	0.82	0.72	0.71	0.81	1.30	1.67	3.07	3.24	3.15	2.35	3.42
Lead (London; $/lb)	0.21	0.22	0.21	0.23	0.40	0.44	0.59	1.17	0.94	0.78	0.97
Zinc (London; $/lb)	0.56	0.44	0.35	0.39	0.48	0.63	1.49	1.47	0.85	0.75	0.98
Gold (London; $/troy oz)	280	271	310	363	409	445	604	697	872	973	1225
Silver (London; $/troy oz)	5.00	4.39	4.60	4.88	6.66	7.32	11.55	13.38	14.93	14.68	20.15
Molybdenum ($/lb)	2.51	2.31	3.59	5.21	15.92	31.05	24.46	30.22	28.78	11.13	15.76
Aluminum (London; $/lb)	0.69	0.65	0.61	0.65	0.78	0.86	1.17	1.20	1.16	0.76	0.99
Forest Products
Lumber (Madison’s Lumber Reporter;
WSPF, $/1000 bd ft)	256	247	235	270	394	355	296	249	219	182	255
Pulp (Northern Europe;
$/tonne; transaction price)	681	543	463	523	616	611	674	793	853	656	930
Newsprint (Pulp and Paper Week;
$/tonne)	564	588	468	501	549	608	667	597	687	565	571
Hemlock baby squares
(Madison’s Lumber Reporter; 3 9/16”)	566	583	593	535	614	540	584	609	727	767	775
Other
Oil (West Texas Intermediate; $/barrel)	30	26	26	31	42	57	66	72	100	62	79
Natural Gas (Inlet to WEI; $/GJ)	4.48	5.09	3.21	5.39	5.54	7.27	5.53	5.40	6.90	3.00	2.86
Coal (Japan-Australia JFY FOB US$/t)
Metallurgical	32.95	41.50	46.20	43.50	56.00	125.00	107.00	89.00	289.00	120.00	204.00
Low Volatile PCl	26.50	34.50	34.30	32.85	46.50	102.00	66.00	67.50	245.00	90.00	165.00
Thermal	28.75	34.50	28.85	26.75	44.00	53.00	42.50	55.65	125.00	70.00	98.00

Sources: Ministry of Finance; Ministry of Energy and Mines; Ministry of Forests, Lands and Natural Resource Operations  US Federal Reserve Bank

2011 Financial and Economic Review — July 2011

Appendix 1 — Economic Review

Table A1.10 British Columbia Forest Sector Economic Activity Indicators

						Change (1)
Indicator	2006	2007	2008	2009	2010	2009-2010

Wood production	(million cubic meters)					(per cent)
Timber Scaled	80.4	72.7	61.1	48.8	63.3	29.7
Lumber	41.1	36.7	28.2	23.0	27.1	17.9
Plywood	1.8	n/a	n/a	n/a	n/a	n/a
Timber scaled by species	(million cubic meters)
Lodgepole pine	36.7	32.0	28.7	24.8	29.2	17.7
Spruce	11.8	10.3	8.5	6.8	8.8	29.7
Hemlock	7.3	7.2	5.6	4.3	6.8	57.0
Douglas fir	9.9	8.7	6.4	5.4	7.6	41.5
Balsam	4.9	4.6	3.6	3.0	4.2	39.2
Cedar	5.4	5.7	5.0	2.7	4.1	50.9
All others	4.3	4.1	3.2	1.8	2.7	53.8
Total (2)	80.4	72.7	61.1	48.8	63.3	29.7

Harvest volumes	(million cubic meters)
	71.3	64.2	55.0	44.4	57.8	30.3
	(million tonnes)
Pulp and paper shipments	7.8	7.2	6.5	5.7	6.0	4.1
Market pulp	4.7	4.7	4.0	3.7	4.3	15.3
Newsprint, paper and paperboard	3.0	2.8	2.5	2.0	1.7	(17.0)

Industrial product price indices	(2000=100)
Softwood lumber – British Columbia	104.5	98.0	93.5	94.4	96.2	1.9
Douglas fir plywood	103.5	103.9	96.3	89.2	87.8	(1.6)
Bleached sulphate pulp	121.8	129.2	132.1	121.6	131.5	8.1
Newsprint for export	118.0	103.6	114.3	118.9	106.2	(7.1)

(1)          Percentage change based on unrounded numbers.

(2)          Total may not add due to rounding.

Sources:

Timber scaled (less waste, reject and Christmas tree products) – Ministry of Forests, Lands and Natural Resource Operations Lumber and plywood production – Statistics Canada

Pulp and paper production – Canadian Pulp and Paper Association

Industrial product price indices – Statistics Canada

Volume has excluded waste, reject and Christmas tree products

2011 Financial and Economic Review — July 2011

Appendix 1 — Economic Review

Table A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments

		Industrial	Construction			Natural Gas	Other oil
Year	Metals	Minerals (1)	Aggregates (2)	Coal	Crude Oil (3)	to Pipeline	and Gas (4)	Total
	($ millions)	($ millions)	($ millions)	($ millions)
1991	1,511	290	159	990	260	562	36	3,808
1992	1,502	212	157	706	260	592	38	3,467
1993	1,198	229	166	822	233	814	42	3,504
1994	1,354	237	180	861	235	991	44	3,902
1995	2,016	249	204	968	272	710	58	4,478
1996	1,537	251	189	1,027	441	817	75	4,337
1997	1,495	249	195	1,107	403	1,087	98	4,635
1998	1,484	245	208	956	373	1,154	47	4,467
1999	1,183	249	219	797	461	1,577	53	4,539
2000	1,571	284	224	812	843	3,826	114	7,674
2001	1,394	296	217	959	729	4,834	103	8,532
2002	1,288	310	231	1,035	714	3,458	79	7,114
2003	1,353	336	226	972	718	5,396	116	9,117
2004	1,956	355	239	1,191	824	5,827	133	10,523
2005	2,442	364	278	2,300	973	7,821	173	14,351
2006	3,248	363	274	2,105	1,013	5,956	179	13,139
2007	2,887	424	347	1,949	989	5,723	200	12,519
2008	2,590	696	378	3,738	1,215	7,501	524	16,642
2009	1,888	283	303	3,297	719	3,294	116	9,900
2010(e)	2,205	360	322	4,253	915	3,424	158	11,636

(e)	Estimate.
(1)	Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.
(2)	Sand and gravel; stone.
(3)	Includes Pentanes and Condensate.
(4)	Liquified Petroleum Gases and Sulphur.

Sources: Natural Resources Canada and Ministry of Energy and Mines

Table A1.12 Petroleum and Natural Gas Activity Indicators

									Change
Indicator	Unit of Measure	2004	2005	2006	2007	2008	2009	2010	2009-2010
									(per cent)
Natural gas production (wellhead) (1)	(billion cubic m)	32.0	32.8	32.8	32.6	33.4	33.0	35.0	6.0
Crude oil and condensate	(million cubic m)	2.2	1.9	1.9	1.8	1.6	1.6	1.5	(0.5)
Wells authorized	(number)	1,698.0	1,790.0	1,730.0	1,205.0	1,412.0	829.0	870.0	4.9
Wells drilled	(number)	1,281.0	1,429.0	1,435.0	906.0	923.0	616.0	701.0	13.8
Seismic crew-weeks	(number)	1,482.8	1,205.3	835.2	535.7	395.2	124.7	110.2	(11.6)
Provincial reserves
Marketable gas (remaining reserves)	(billion cubic m)	317.0	363.0	380.1	394.2	496.6	540.5	n/a	n/a
Oil (remaining reserves)	(million cubic m)	22.0	20.9	18.2	19.7	18.5	19.3	n/a	n/a
Provincial government petroleum and natural gas revenue (2)	($ millions)	1,794.4	2,559.0	2,139.1	2,352.8	4,093.9	1,451.0	500.3	(65.5)

(1)          Not including gas retrieved from storage. During 2009, 0.75 billion cubic metres were produced from storage wells.

(2)          Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Source: Ministry of Energy and Mines

2011 Financial and Economic Review — July 2011

Appendix 1 — Economic Review

Table A1.13 Supply and Consumption of Electrical Energy in British Columbia

	Supply					Consumption			Net Exports
	Net Generation
				Receipts		Delivered
			Total	From Other		To Other	Total
			Provincial	Provinces	Total	Provinces	Provincial	Total
Year	Hydro	Thermal	Generation	and Imports	Supply	and Exports	Consumption	Demand
				(gigawatt-hours)(1)
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005	60,605	7,207	67,811	7,226	75,037	9,247	65,790	75,037	2,021
2006	54,772	7,249	62,021	12,695	74,716	6,155	68,561	74,716	(6,540)
2007	64,738	7,473	72,212	8,027	80,239	10,987	69,252	80,239	2,960
2008	58,774	7,082	65,856	12,027	77,883	9,844	68,038	77,883	(2,183)
2009	55,872	6,334	62,206	11,525	73,730	7,883	65,847	73,730	(3,641)
2010	53,153	6,715	59,868	10,418	70,286	7,429	62,858	70,286	(2,990)

(1)Gigawatt-hour = one million kilowatt-hours

Source: Statistics Canada

2011 Financial and Economic Review — July 2011

Appendix 1 — Economic Review

Table A1.14 Components of British Columbia Population Change

	Net Migration			Natural Increase			Total	Total
	Inter-	Inter-					Population	Population
Year	provincial	national	Total	Births	Deaths	Total	Increase (1)	at July 1, 2010
1975	(2,864)	25,342	22,478	36,281	19,151	17,130	39,608	2,499,564
1976	(464)	16,288	15,824	35,848	18,788	17,060	32,884	2,533,899
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,570,315
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,615,162
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,665,238
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,745,861
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,826,558
1982	(1,129)	14,175	13,046	42,747	20,707	22,040	35,086	2,876,513
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,907,502
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,947,181
1985	(3,430)	9,374	5,944	43,127	21,302	21,825	27,769	2,975,131
1986	(772)	12,290	11,518	41,967	21,213	20,754	32,272	3,003,621
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,048,651
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,114,761
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,196,725
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,292,111
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,373,787
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,468,802
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,567,772
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,676,075
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,777,390
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,874,317
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,948,583
1998	(17,521)	24,380	6,859	43,072	27,978	15,094	21,953	3,983,113
1999	(12,413)	28,644	16,231	41,939	28,017	13,922	30,153	4,011,375
2000	(14,783)	29,266	14,483	40,672	27,461	13,211	27,694	4,039,230
2001	(7,028)	37,661	30,633	40,575	28,362	12,213	42,846	4,076,264
2002	(4,445)	32,296	27,851	40,065	28,884	11,181	39,032	4,098,178
2003	3,025	33,620	36,645	40,497	29,320	11,177	47,822	4,122,396
2004	7,785	34,726	42,511	40,490	29,924	10,566	53,077	4,155,170
2005	7,212	43,610	50,822	40,827	30,235	10,592	61,414	4,196,788
2006	12,799	39,516	52,315	41,729	30,688	11,041	63,356	4,243,580
2007	16,776	41,921	58,697	43,649	31,308	12,341	71,038	4,309,632
2008	10,849	54,842	65,691	44,129	31,902	12,227	77,918	4,383,860
2009	10,351	50,767	61,118	44,909	31,231	13,678	74,796	4,460,292
2010	4,638	38,155	42,793	43,606	31,104	12,502	55,295	4,530,960

(1)

Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years. The revisions are not distributed back to relevant components due to insufficient data.

Source: Statistics Canada.

2011 Financial and Economic Review — July 2011

Chapter Two

Financial Review (1)

(1) Reflects 2010/11 Public Accounts released on July 18, 2011.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

2010/11 Overview

Table 2.1 Operating Statement

	Budget	Actual	Actual
($ millions)	2010	2010/11	2009/10 (1)
Revenue	39,190	39,926	37,468
Expense	(40,605)	(40,235)	(39,332)
Deficit before forecast allowance	(1,415)	(309)	(1,864)
Forecast allowance	(300)	—	—
Deficit	(1,715)	(309)	(1,864)

(1) Comparative figures have been restated to reflect government accounting policies in effect at March 31, 2011.

The provincial government ended the 2010/11 fiscal year with a deficit of $309 million; $1,406 million lower than the budgeted deficit of $1,715 million (see Chart 2.1). The significant improvement over last year’s results – a $1,864 million deficit, which reflected the 2009 global economic downturn – mirrored BC’s economic recovery (see Chapter 1). The improvement from budget was due to a combination of higher revenue and lower spending. As a result the forecast allowance was not required.

The $736 million increase in revenue is primarily due to higher taxation revenue (despite weak 2009 personal income tax assessments) and higher than expected federal government transfers, partially offset by lower natural resource revenue mainly resulting from commodity price changes. Revenue from fees, licenses, investment earnings and miscellaneous other sources were higher than expected, while commercial Crown corporation income was below budget, especially with respect to liquor sales.

Chart 2.1 2010/11 deficit – major changes from Budget 2010

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

Despite significant costs related to forest firefighting, emergency program response and other statutory obligations, spending was $370 million below budget. The statutory cost pressures were offset by ministry operating savings, unused Contingencies funding, and a reduction in liabilities accrued in prior years for government’s obligations with respect to employee benefits, self-insurance, and various agreements, partially offset by additional spending funded by third party recoveries. Total spending also was positively impacted by the service delivery agencies’ use of operating transfers for future costs.

As a result of the above, the $300 million forecast allowance was not needed, which also contributed to the overall improvement from budget.

Financial information in this publication, including this chapter and Appendix 2, is derived from the government’s 2010/11 Public Accounts.

Revenue

In 2010/11, revenue totaled $39.9 billion, $736 million higher than budget and up 6.6 per cent from 2009/10. Compared to budget, higher revenues from corporate income, harmonized sales, tobacco, other taxes, miscellaneous sources and federal contributions were partially offset by lower revenue from personal income tax, natural resources revenue and commercial Crown corporation net income.

Chart 2.2 Revenue changes from Budget 2010

Major changes from the 2010/11 budget included:

•                 Personal income tax revenue was down $500 million reflecting the effects of weaker 2009 tax assessments due in part to employment losses and volatile financial and equity markets during 2009. In addition there are expected lower earnings from higher income individuals in 2010/11.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

•                 Corporate income tax revenue was up $811 million mainly due to higher tax assessments for 2009 and prior years and increased instalment payments from federal government. The 2009 corporate income tax base fell only 5.2 per cent annually compared to a 21.3 per cent decline in BC corporate profits, indicating the volatility associated with corporate income tax revenues.

•                 Revenue from harmonized sales tax (HST), social service tax and the tax on designated property was up $380 million from budget mainly reflecting increases to the 2009 tax bases, lower residential energy rebate claims under the HST and improved economic growth in 2010.

Table 2.2 Consumption and Other Tax Revenues Change from Budget 2010

	Revenue
	changes		Budget	Q3
	($ millions)	Indicators (annual percent change)	2010	Forecast
Harmonized sales	392	Nominal consumer expenditures	4.3%	4.0%
Social service	56	Nominal residential investment	17.9%	21.7%
Tax on designated property	(68)
	380
Fuel and carbon	77	Real GDP	2.2%	3.1%
		Natural gas volume growth	2.0%	9.6%
		Diesel volume growth	1.0%	13.8%
Other taxes	7

•                 Revenue from fuel and carbon taxes was up $77 million from budget mainly due to higher consumption of diesel and natural gas.

•                 Natural gas royalties were $385 million below budget as lower prices were partly offset by higher production volumes and reduced utilization of credit and royalty program offsets. The full-year average price of $2.51 ($Cdn/gigajoule, plant inlet) was 41 per cent below budget reflecting weak market demand and high storage levels.

Table 2.3 Energy and Mineral Revenues Change from Budget 2010

	Revenue
	changes		Budget
	($ millions)	Indicators	2010	Actual
Natural gas royalties	(385)	Natural gas price ($Cdn/GJ, plant inlet)	$4.29	$2.51
		Production (annual change)	10.5%	12.2%
		Bonus bid cash reciepts ($ million)	$698	$818
Crown land tenures	(70)	Bonus bid price per hectare ($)	$1,200	$2,173
		Hectares disposed (thousands)	582	376
Coal	68	Metallurgical coal price ($US/tonne)	$167	$210
Other metals and minerals	21	Copper price ($US/lb)	$3.19	$3.69
Petroleum royalties and other	26	Oil price ($US/bbl)	$80.02	$83.12
Columbia River Treaty electricity sales	(94)	Electricity price ($US/Mwh)	$53.46	$31.73
	(434)

•                  Revenue from the sale of Crown land tenures and leases at $923 million was $70 million below budget as the impact of higher cash payments was offset by the change in revenue recognition from eight to nine-year deferral of cash receipts. Cash receipts were $120 million higher than assumed due to stronger average bid price per hectare offered by industry. At $2,173/hectare, the average bid price was 81 per cent higher than assumed at budget and marks the fourth consecutive year that bid prices exceeded $1,000 per hectare, indicating industry’s continued interest in exploring and developing BC resources.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

•                 Mining tax and petroleum royalty revenue was $115 million above budget due to the impact of higher commodity prices and increased petroleum production volumes, partly offset by a higher Canadian dollar.

•                 Receipts from electricity sales under the Columbia River Treaty were $94 million below budget due to lower electricity prices.

Table 2.4 Forest Revenues Change from Budget 2010

	Revenue
	changes		Budget
	($ millions)	Indicators	2010	Actual
Stumpage from timber tenures	(31)	SPF 2x4 ($US/1000 bf, calendar year)	$225	$256
BC Timber Sales	(3)	Total stumpage rate ($/m3)	$5.68	$3.84
Softwood Lumber Agreement border tax	(40)	Harvest volumes (million m3)	45.0	59.2
Logging tax and other	19	US lumber exports (billion bf)	6.2	5.2
	(55)

•                 Forests revenue was $55 million below budget as the effects of lower stumpage rates, reduced border tax collections reflecting lower US lumber exports and a higher Canadian dollar were partly offset by higher lumber prices and increased harvest volumes. Interior stumpage rates continue to be affected by the impact of the mountain pine beetle infestation on log quality.

Table 2.5 Other Revenue Change from Budget 2010

	Revenue
	changes
	($ millions)
Fees and Miscellaneous Sources
Taxpayer supported agencies	228	mainly post secondary institutions
Vote recoveries	84	offset by equivalent expense increase
Other	(30)
Investment earnings	(62)	includes lower fiscal agency loans
Total other	220

•                 Other taxpayer supported revenue including fees, licences, investment earning, sales of goods and services and other miscellaneous sources was $220 million above budget mainly due to the $228 million revenue improvement in direct fees and miscellaneous sources from the SUCH sector and taxpayer supported Crown corporations and agencies. Higher ministry vote recoveries in support of program delivery were offset by lower revenue from investment earnings and other fees and miscellaneous sources.

•                 Federal government contributions were up $312 million reflecting:

•                 a $159 million increase in vote recoveries mainly in support of labour market and immigration programs, local government services and transfers, corrections and public transit;

•                 a $73 million increase in revenue for emergency programs mainly in relation to the 2009 forest fires;

•                 a $54 million increase in direct funding to service delivery agencies;

•                 a $11 million increase in the Canada Health and Social Transfers mainly due to higher population share; and

•                 a $15 million increase in other federal contributions.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

•                 Commercial Crown corporation net income of $2.9 billion was $90 million below budget and $109 million lower than 2009/10. Major changes from budget include:

•                 BC Hydro net income was $26 million lower than plan mainly reflecting the financial impact of the negotiated settlement agreement on its rate application to the BC Utilities Commission.

•                 Liquor Distribution Branch income was down $84 million from budget mainly due to a slower recovery in provincial liquor sales due to changes in consumer purchasing patterns.

•                 BC Lottery Corporation income was down $10 million from budget as lower net income from casino operations was partially offset by higher net income from lottery products.

•                 ICBC results were up $20 million from budget mainly resulting from higher investment income and lower claims costs incurred.

A detailed review of the above changes by quarter is available in Appendix Table A2.1. Further information on commercial Crown corporations is provided in Chapter 3.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

Table 2.6 Revenue by Source

		Actual	Actual
($ millions)	Budget 2010	2010/11	2009/10
Taxation
Personal income	5,861	5,361	5,529
Corporate income	847	1,658	1,317
Harmonized sales	3,784	4,176	—
Other sales (1)	1,399	1,387	4,765
Fuel	877	940	884
Carbon	727	741	541
Tobacco	686	734	682
Property	1,906	1,918	1,885
Property transfer	900	855	887
Corporation capital	—	(3)	95
Other taxes (2)	435	430	517
	17,422	18,197	17,102
Natural resource
Natural gas royalties	698	313	406
Forests	491	436	387
Other natural resource (3)	2,019	1,978	1,853
	3,208	2,727	2,646
Other revenue
Medical Services Plan premiums	1,741	1,787	1,666
Other fees (4)	2,615	2,658	2,454
Investment earnings	921	859	957
Miscellaneous	2,597	2,790	2,706
	7,874	8,094	7,783
Contributions from the federal government
Health transfer	3,683	3,689	3,450
Social transfer	1,482	1,487	1,433
Harmonized sales tax transition payments	769	769	250
Other federal contributions	1,751	2,052	1,784
	7,685	7,997	6,917
Commercial Crown corporation net income
BC Hydro	617	591	447
Liquor Distribution Branch	974	890	877
BC Lotteries (net of payments to the federal government)	1,106	1,096	1,070
ICBC	303	323	601
Transportation Investment Corporation (Port Mann)	(19)	(7)	(4)
Other	20	18	29
	3,001	2,911	3,020
Total revenue	39,190	39,926	37,468

(1) Includes social service tax and continuation of the tax on designated property

(2) Insurance premium and hotel room taxes.

(3) Columbia River Treaty, other energy and minerals, water rental and other resources.

(4) Post-secondary, healthcare-related, motor vehicle, and other fees.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

Table 2.7 Expense by Ministry, Program and Agency

	2010/11
	Budget	Contingencies	Restated		Actual
	2010 (1)	Allocation (2)	Budget	Actual	2009/10 (3)

Office of the Premier	10	—	10	9	10
Aboriginal Relations and Reconciliation	81	15	96	95	144
Advanced Education	1,977	—	1,977	1,975	1,989
Agriculture	69	—	69	80	83
Attorney General	468	—	468	474	536
Children and Family Development	1,334	—	1,334	1,334	1,308
Community, Sport and Cultural Development	340	94	434	433	226
Education	5,165	32	5,197	5,197	5,054
Energy and Mines	423	23	446	439	430
Environment	137	—	137	132	116
Finance	112	—	112	160	192
Forests, Lands and Natural Resource Operations	634	22	656	810	1,006
Health	14,796	—	14,796	14,721	13,971
Jobs, Tourism and Innovation	265	45	310	299	249
Labour, Citizens’ Services and Open Government	601	—	601	585	638
Public Safety and Solicitor General	637	34	671	706	672
Social Development	2,355	16	2,371	2,369	2,279
Transportation and Infrastructure	753	—	753	752	727
Total ministries and Office of the Premier	30,157	281	30,438	30,570	29,630
Management of public funds and debt	1,301	—	1,301	1,243	1,176
Contingencies	450	(285)	165	1	165
Funding for capital expenditures	1,751	—	1,751	1,083	866
Legislative and other appropriations	123	4	127	120	149
Subtotal	33,782	—	33,782	33,017	31,986
Prior year liability adjustments	—	—	—	(167)	(228)
Consolidated revenue fund expense	33,782	—	33,782	32,850	31,758
Expenses recovered from external entities	2,741	—	2,741	2,924	2,748
Funding provided to service delivery agencies	(20,704)	—	(20,704)	(20,303)	(19,263)
Ministry and special office direct program spending	15,819	—	15,819	15,471	15,243
Service delivery agency expense:
School districts	5,440	—	5,440	5,418	5,379
Universities	3,680	—	3,680	3,734	3,573
Colleges and institutes	1,047	—	1,047	1,064	1,055
Health authorities and hospital societies	11,141	—	11,141	11,187	10,761
Other service delivery agencies	3,478	—	3,478	3,361	3,321
Total service delivery agency expense	24,786	—	24,786	24,764	24,089
Total expense	40,605	—	40,605	40,235	39,332

(1)          Budget 2010 amounts restated to reflect government re-organisation effective March 14, 2011.

(2)          Includes one-time funding for cost pressures.

(3)          Comparative figures have been restated to reflect government accounting policies in effect at March 31, 2011.

2011 Financial and Economic Review — July 2011

 Chapter 2 — Financial Review

Expense

In 2010/11, government expenses totaled $40.2  billion, which was $370 million lower than budget but a 2.3  per cent increase over the previous year.

Chart 2.3 Expense changes from Budget 2010

During the year, government invoked standing statutory authority to cover $336 million in unforeseen costs.  These include:

•                  $160 million for forest firefighting (Ministry of Forests, Lands and Natural Resource Operations);

•                  $110 million for the transfer of BC Rail shares to BC Transportation Financing Authority (Ministry of Finance);

•                  $35 million for emergency flood response costs (Ministry of Public Safety and Solicitor General);

•                  $11 million for farm production insurance claims (Ministry of Agriculture);

•                  $8 million for legal actions under the Crown Proceeding Act (Ministry of Attorney General); and

•                  $12 million in other areas.

Ministries were able to realize a total of $269 million in operating savings.

•                  Health spending was down $75 million, mainly due to regional savings and lower MSP costs (Ministry of Health).

•                  Interest costs were $58 million less due to reduced borrowing requirements (Management of Public Funds and Debt Vote).

•                  Costs for employee benefits and related programs were down $42 million based on updated actuarial valuations (Ministry of Finance).

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

•                  Additional savings of $16 million due to centralization of government services (Ministry of Labour, Citizens’ Services and Open Government).

•                  Other areas of government were able to achieve $78 million in savings.

As well, $164 million from the Contingencies vote was not needed.

Liabilities accrued in prior years were adjusted downward by $167 million to reflect actuarial valuations and other updated information.  These included reductions to employee benefits obligations ($72 million), special accounts administration ($18 million), MSP cost accruals ($38 million), the Vancouver Island gas pipeline agreement ($20 million), and various other agreements ($19 million).

Program spending funded or co-funded by parties outside of government was $183 million higher than budget, mainly due to:

•                  a $159 million increase in vote recoveries from the federal government mainly in support of labour market and immigration programs, local government services and transfers, corrections and public transit services;

•                  a $104 million increase in recoveries from miscellaneous sources mainly associated with the medical service plan, pharmacare and other health care programs and transportation; and

•                  a $64 million increase in medical service plan collections cost;

partially offset by

•                 a $87 million reduction in free Crown grants, and a $57 million decrease in recoveries from fiscal agency loan interest, natural resources and social service tax.

The impact of ministry spending on government’s total spending was reduced by $267 million due to increased operating grants transferred to service delivery agencies.  These grants either were used to fund increased agency costs, or they were allocated to minor capital acquisition (e.g. equipment) and future program spending.

Service delivery agency spending was $22 million lower than budget, reflecting a $108 million reduction in health organizations’ employee benefit liability.  Excluding this adjustment, operating costs were $86 million higher than budget.

•                  School districts spending decreased by $22 million due to lower staffing and operating costs.

•                  Post secondary institution spending was $71 million over budget as a result of increased salary and wages costs ($57 million) and operating costs ($68 million) in relation to increased federal research grant funding provided during the year, offset by reductions in other expenses ($54 million).

•                  Health authority and hospital society spending, before a $108 million reduction adjustment in employee benefit liability, increased by $154 million due to higher staffing, operating and physician costs.

•                  Other service delivery agency spending was $117 million lower than budget mainly due to delays in current housing project spending.

A detailed review of the above changes by quarter is available in Appendix Table A2.1. Further information on 2010/11 spending by function is provided in Appendix Table A2.7.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

Provincial Capital Spending

Capital spending in 2010/11 totaled $6.6  billion, $1.6  billion below budget (see Chart 2.4). Spending on power generation and transmission projects accounted for 24 per cent of total capital investments, education facilities 21 per cent, health facilities 14 per cent, and highway/public transit projects for 28 per cent (see Chart 2.5 and Table 2.8).

Chart 2.4 Capital spending changes from Budget 2010

Taxpayer-supported capital spending includes schools, hospitals, post-secondary facilities, social housing and transportation projects, plus capital spending by ministries and other taxpayer-supported agencies. In 2010/11, spending of $4.1 billion was $1.3 billion below budget mainly due to:

Chart 2.5 Capital spending, 2010/11

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

Table 2.8 Capital Spending

			Restated
	Budget	Contingencies	Budget	Actual	Actual
($ millions)	2010	Allocation	2010/11	2010/11	2009/10
Taxpayer-supported
Education
Schools (K–12)	481	—	481	433	449
Post-secondary	743	—	743	925	672
Health	1,161	—	1,161	916	927
BC Transportation Financing Authority	1,483	—	1,483	1,080	918
BC Transit	89	—	89	39	150
Vancouver Convention Centre expansion
project	8	—	8	10	41
BC Place redevelopment	390	—	390	197	75
Government direct (ministries)	355	33	388	261	306
Other (1)	404	—	404	252	190
Capital spending contingencies	300	(33)	267	—	—
Total taxpayer-supported	5,414	—	5,414	4,113	3,728
Self-supported commercial
BC Hydro (2)	1,784	—	1,784	1,519	2,406
BC Transmission Corporation	—	—	—	—	12
Columbia River power projects (3)	12	—	12	67	16
Transportation Investment Corporation
(Port Mann Bridge/Highway 1)	735	—	735	738	777
BC Rail	—	—	—	6	14
Insurance Corporation of British Columbia	83	—	83	48	22
BC Lotteries	107	—	107	81	92
Liquor Distribution Branch	24	—	24	18	19
Total self-supported commercial	2,745	—	2,745	2,477	3,358
Total capital spending	8,159	—	8,159	6,590	7,086

(1)          Includes BC Housing Management Commission, Provincial Rental Housing Corporation other service delivery agencies.

(2)          Amounts for 2010/11 include BC Transmission Corporation as it was re-amalgamated with BC Hydro in July 2010.

(3)          Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

•                  Education facilities — up $134 million, reflecting project rescheduling and higher than expected spending by universities on their self-funded projects.

•                  Post-secondary institutions spent $182 million more than projected mainly due to self-funded university projects, partially offset by scheduling changes for other projects.

•                  School districts spent $48 million less than expected on school replacements, capacity upgrades, seismic renovations and other projects, as well as lower direct spending by school districts on equipment and other minor capital.

•                  Health facilities — down $245 million, reflecting project scheduling changes, revised costs for the Children’s and Women’s Hospital and Surrey Memorial Hospital’s Emergency Department/Critical Care Tower.

•                  Transportation sector — down $453 million, mainly reflecting construction scheduling changes to projects such as the Base Rehabilitation Program, Oil and Gas Rural Road Improvement Program, South Fraser Perimeter Road, McCallum Road Interchange, Clearbrook Interchange, North Thompson Passing Lane at Walterdale Road, Loop Bridge/Corbin Road, Highway 101  Safety Improvement, Hiltop to Balmoral, Muir Road to Gallagher Road, Bentley Road to OK Lake Park, Plett Road to Stone Creek Bridge, Pleasant Valley X Road to Lansdowne, PG South Scale Relocation and 4-laning, Old Capilano Bridge Replacement and Evergreen Line.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

Table 2.9   Capital Expenditure Projects Greater Than $50 million (1)

	Projected	Total Costs	Projected	Total	Project Financing
	Completion	to	Costs to	Capital	Internal/	Federal	Other
($ millions)	Date	Mar. 31, 2011	Complete	Costs	Debt	Government	Contributions
Taxpayer-supported
K–12 Schools
Revelstoke Elementary and Secondary	Fall 2011	28	32	60	58	—	2
Chilliwack Secondary	Fall 2012	2	56	58	58	—	—
Burnaby Central Secondary	Spring 2012	34	30	64	64	—	—
Centennial Secondary	Fall 2014	—	62	62	62	—	—
Alberni District Secondary	Fall 2012	13	45	58	54	—	4
Full-day kindergarten	Fall 2012	28	116	144	144	—	—
Total K–12 schools		105	341	446	440	—	6
Post secondary facilities
University of British Columbia
– Pharmaceutical Sciences and Centre for Drug
Research & Development	Fall 2012	25	108	133	86	3	44
Health facilities
Jim Pattison Outpatient Care and Surgery Centre (2)
– Government direct cost	Spring 2011	50	15	65	65	—	—
– P3 contract	Spring 2011	172	—	172	172	—	—
Victoria Royal Jubilee Hospital - Patient Care Centre
– Government direct cost	Spring 2013	122	28	150	23	—	127
– P3 contract	Spring 2011	199	—	199	199	—	—
Fort St. John Hospital and Residential Care
– Government direct cost	Spring 2012	179	86	265	169	—	96
– P3 contract	Spring 2012	—	33	33	33	—	—
Expansions to Kelowna General and
Vernon Jubilee Hospitals
– Government direct cost	Fall 2012	226	49	275	26	—	249
– P3 contract	Fall 2012	156	2	158	158	—	—
Northern Cancer Control Strategy (3)
– Government direct cost	Fall 2012	39	52	91	87	—	4
– P3 contract	Fall 2012	14	1	15	15	—	—
Lions Gate Hospital (Mental Health) Redevelopment (4)	Fall 2013	—	58	58	34	—	24
Surrey Emergency/Critical Care Tower (5)
– Government direct cost	Summer 2014	30	277	307	287	—	20
– P3 contract	Summer 2014	27	152	179	179	—	—
Interior Heart and Surgical Centre (6)	Spring 2017	32	361	393	302	—	91
Children’s and Women’s Hospital (7)	Fall 2017	4	678	682	532	—	150
Total health facilities		1,250	1,792	3,042	2,281	—	761
Transportation
Pitt River Bridge	Fall 2009	207	—	207	110	90	7
Sea-to-Sky Highway
– Government direct cost	Fall 2009	238	—	238	236	—	2
– P3 contract	Fall 2009	561	—	561	561	—	—
South Fraser Perimeter Road
– Government direct cost	Summer 2014	635	427	1,062	714	348	—
– P3 contract	Summer 2014	55	147	202	202	—	—
Sierra Yoyo-Desan Road upgrade	Fall 2012	77	110	187	187	—	—
Total transportation		1,773	684	2,457	2,010	438	9
Other
Vancouver Convention Centre expansion project	Summer 2009 (8)	833	3	836	494	222	120
BC Place redevelopment (9)	Fall 2011	315	248	563	563	—	—
Integrated case management system	Fall 2014	68	114	182	179	3	—
Surrey Pretrial Service Centre expansion (10)	Fall 2013	5	116	121	121	—	—
e-Health initiative (11)	Spring 2013	219	43	262	138	124	—
Total other		1,440	524	1,964	1,495	349	120
Total taxpayer-supported		4,593	3,449	8,042	6,312	790	940

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

Table 2.9 Capital Expenditure Projects Greater Than $50 million (1) (continued)

	Projected	Total Costs	Projected	Total	Project Financing
	Completion	to	Costs to	Capital	Internal/	Federal	Other
($ millions)	Date	Mar. 31, 2011	Complete	Costs	Debt	Government	Contributions
Self-supported
Transportation
Port Mann Bridge / Highway 1	Winter 2013	1,730	1,589	3,319	3,319	—	—
Power generation and transmission
BC Hydro
– GM Shrum G1–G4 stator replacement	Fall 2010 (8)	75	1	76	76	—	—
– Revelstoke Unit 5 generation	Fall 2010 (8)	237	13	250	250	—	—
– Central Vancouver Island transmission line	Fall 2010 (8)	59	7	66	66	—	—
– Cheakamus spillway gate reliability upgrade	Fall 2011	57	15	72	72	—	—
– Fort Nelson generating station upgrade (12)	Fall 2011	88	51	139	139	—	—
– Vancouver City Central transmission	Fall 2012	37	149	186	186	—	—
– Columbia Valley transmission	Fall 2012	16	138	154	154	—	—
– Northwest transmission line	Winter 2013	18	377	395	85	130	180
–Stave Falls spillway gate reliability upgrade (12)	Winter 2013	19	51	70	70	—	—
– Seymour Arm series capacitor	Spring 2014	—	58	58	58	—	—
– Smart metering and infrastructure program	Summer 2013	66	864	930	930	—	—
– Mica Dam gas insulated switchgear replacement (12)	Summer 2013	84	115	199	199	—	—
– Hugh Keenleyside spillway gate reliability
upgrade (12)	Fall 2013	14	87	101	101	—	—
– Dawson Creek area reinforcement	Fall 2013	4	128	132	132	—	—
– Interior to Lower Mainland transmission line	Fall 2014	51	549	600	600	—	—
– Southern Interior series compensation	Fall 2014	1	60	61	61	—	—
– Mica units 5 and 6 project (12)	Fall 2015	77	723	800	800	—	—
– GM Shrum units 1 to 5 turbine upgrade (12)	Spring 2015	18	294	312	312	—	—
– Ruskin Dam safety and powerhouse upgrade (12)	Spring 2017	53	794	847	847	—	—
Columbia River power projects (13)
– Waneta Dam power expansion	May 2015	60	289	349	349	—	—
Total power generation and transmission		1,034	4,763	5,797	5,487	130	180
Other
British Columbia Lottery Corporation
– Casino gaming management system	Winter 2015	—	75	75	75	—	—
Insurance Corporation of British Columbia
– Business transformation program	Fall 2016	18	163	181	181	—	—
Total other		18	238	256	256	—	—
Total self-supported		2,782	6,590	9,372	9,062	130	180
Total $50 million projects		7,375	10,039	17,414	15,374	920	1,120

(1)       Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may include projects that still require final approval. Capital costs reflect current government accounting policy.

(2)       Figures shown do not include an additional $2 million to establish an offsite access road to the facility.

(3)       Figures shown do not include an approved project reserve of $5 million.

(4)       Figures shown do not include an approved project reserve of $4 million.

(5)       Figures shown do not include an approved project reserve of $26 million. The Emergency Department is expected to be operational by summer 2013.

(6)       Figures shown are based on preliminary Treasury Board approvals and do not include an approved project reserve of $55 million. These amounts will change after P3 contracts are finalized.

(7)       Figures shown are based on preliminary Treasury Board approvals. These amounts will change after P3 contracts are finalized.

(8)       Assets have been put into service and only trailing costs remain.

(9)       BC Place redevelopment includes $458 million to upgrade the stadium and install a retractable roof, and $105 million to refurbish the facilities.

(10)    Figures shown do not include an approved project reserve of $9 million.

(11)    The e-Health initiative is comprised of 7 distinct projects. Figures shown reflect the total costs of the 7 Ministry of Health’s provincially co-ordinated e-Health projects. The federal government portion is an estimate based on a signed agreement with Canada Health Infoway and the actual amount may vary, depending on eligible project costs incurred.

(12)    Total costs and completion dates for these projects vary depending on the final scope. Information shown represents current assumptions.

(13)    Joint ventures of the Columbia Power Corporation and Columbia Basin Trust. In October 2010, CPC/CBT reached an agreement for a partnership with Fortis Inc to develop an electricity generating facility at the Waneta Dam south of Trail. Capital spending information reflects 49 per cent of the total project - CPC’s 32.5 per cent share combined with CBT’s 16.5 per cent share.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

•                  BC Place redevelopment project – down $193 million, mainly due to project work scheduling changes, changes to procurement timelines and unused contingency funds.

•                  Government direct (ministries) – down $127 million due to lower than expected spending on forest service roads, Sierra Yoyo-Desan Road, government buildings and information management/technology projects.

•                  Other Capital Spending – down $152 million mainly due to Social Housing project scheduling changes.

The restated budget reflects the allocation of $33 million of capital funding contingencies mainly for eHealth, and various other small information management/technology projects.  The remaining $267 million in capital contingencies was not utilized in 2010/11.

64 per cent of self-supported commercial Crown corporation capital spending is for electricity generation, transmission and distribution projects undertaken by BC Hydro and for Columbia River power projects.  The remaining 36 per cent represents capital spending by the Transportation Investment Corporation (Port Mann Bridge/Highway 1) BC Rail, ICBC, BC Lotteries and the Liquor Distribution Branch.

Overall spending for these agencies was $268 million below budget mainly due to:

•                  BC Hydro – down $265 million mainly reflecting delays in generation and transmission projects throughout the province and lower costs;

•                  ICBC – down $35 million reflecting delays in the Transformation Program to modernize critical business systems and other capital projects; and

•                  BC Lotteries – down $26 million mainly reflecting delays completing a number of infrastructure programs and cost savings achieved through competitive bid processes;

partially offset by

•                  Columbia River power projects –up $55 million reflecting the start of a public-private sector partnership with Fortis Inc. to construct a new generating facility downstream of the Waneta Dam south of Trail.

Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Table 2.9. During 2010/11, $3.1 billion was invested in these larger enterprises that will provide long-term social and economic benefits for the province.

Provincial capital infrastructure spending is financed through a combination of sources:

•                  cash balances;

•                  partnerships with the private sector (public-private partnerships or P3s);

•                  cost-sharing with partners; and

•                  borrowing (debt financing).

Chart 2.6 shows that 48 per cent of 2010/11 taxpayer-supported capital spending was financed from direct borrowing, 29 per cent from cash balances and other working capital, 17 per cent from external capital contributions and 6 per cent from public-private partnerships.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

Chart 2.6 Financing taxpayer-supported capital spending

Commercial Crown corporation capital spending of $2.5 billion was financed 59 per cent from direct borrowing ($1.5  billion), and 41 per cent from operating surpluses and cash balances ($1.0  billion).

Provincial Debt

Provincial debt increased $3.3 billion to total $45.2  billion at March 31, 2011, or 22.4  per cent of provincial GDP (see Table 2.10 and Appendix Tables A2.11 and A2.12). Total debt was $2.6  billion below budget reflecting improved government operating deficits, reduced requirements for capital spending, reduced requirements for working capital, and a non-utilized forecast allowance, partially offset by the opening balance that was higher than budgeted.

Chart 2.7 Debt changes from Budget 2010

Total decrease: $2,603 million

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

Chart 2.8 Provincial debt components

Total: $45,154 million

(1)          Amount includes debt to finance deficits and borrowing allocated to provincial government general capital expenditures prior to fiscal 08/09 year-end

Total provincial debt was more than offset by investments in capital assets, which totaled $52.6  billion at March 31, 2011. Capital assets – such as schools, hospitals, roads, transportation, hydroelectric facilities, and other forms of provincial infrastructure – are crucial for the social and economic development of the province.

Taxpayer-supported Debt

Taxpayer-supported debt increased by $1.8  billion from the previous year to total $31.9  billion at year-end. This was $1.9  billion below budget, mainly reflecting:

•                  lower borrowing requirements for government’s consolidated revenue fund due to improved operating results and lower cash requirements for working capital;

Chart 2.9 Taxpayer-supported debt to GDP ratio

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

Table 2.10 Provincial Debt Summary (1)

		Actual	Actual
($ millions)	Budget 2010	2010/11	2009/10
Taxpayer-supported debt
Provincial government direct operating (2)	7,511	6,964	7,359
Other taxpayer-supported debt (mainly capital)
Education facilities (2), (3)	10,305	10,108	9,620
Health facilities (2), (3)	5,074	4,895	4,389
Highways and public transit (2)	8,473	8,095	7,502
Other (4)	2,385	1,793	1,151
Total other taxpayer-supported debt	26,237	24,891	22,662
Total taxpayer-supported debt	33,748	31,855	30,021
Self-supported debt
Commercial Crown corporations and agencies	13,709	13,299	11,864
Forecast allowance	300	—	—
Total provincial debt	47,757	45,154	41,885

(1)

Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

(2)

In 2009/10, sinking funds for government debt related to schools, post-secondary education, health care and public transit were liquidated and the proceeds ($763 million) used to offset direct operating borrowing requirements. Figures for prior year have been restated to reflect this decision.

(3)

Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), as well as debt directly incurred by these entities.

(4)

Includes debt of other taxpayer-supported Crown corporations and agencies and fiscal agency loans to local governments. Also includes student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development and home mortgage assistance programs, and loan guarantee provisions.

•	reduced borrowing for health facilities due to lower than expected capital spending; and

•	reduced borrowing for the BC Transportation Financing Authority mainly due to lower highway capital spending.

The taxpayer-supported debt to GDP ratio stood at 15.8 per cent, up 0.1 percentage point from 2009/10. This ratio is a measure often used by investors and credit rating agencies when analyzing a province’s ability to manage its debt load. British Columbia’s taxpayer-supported debt to gross domestic product ratio is one of the lowest in Canada, translating into a strong credit rating and lower debt service costs.

Self-supported Debt

Self-supported debt totaled $13.3 billion at March 31, 2011 (6.6 per cent of GDP). Debt at year-end was up $1.4 billion from the previous year primarily to support capital spending on power generation and transmission infrastructure projects; construction of the Port Mann Bridge/Highway 1 project; and BC Lottery Corporation requirements for providing casino cash floats and the planned replacement of slot machines.

Self-supported debt was $0.4 billion below budget mainly due to lower than expected capital spending for power generation infrastructures.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

Debt Indicators

Table 2.11 provides a historical summary of financial indicators depicting the province’s debt position, recent borrowing trends and related interest cost burden.

Table 2.11 Key Debt Indicators – 2006/07 to 2010/11 (1)

					Budget	Actual
	2006/07	2007/08	2008/09	2009/10	2010/11	2010/11
Debt to revenue (per cent)
Total provincial	69.2	69.3	77.9	87.5	94.5	89.8
Taxpayer-supported	69.8	69.6	71.9	84.0	87.8	80.6
Debt per capita ($) (2)
Total provincial	7,880	8,037	8,671	9,391	10,556	9,966
Taxpayer-supported	6,119	6,170	6,033	6,731	7,459	7,031
Debt to GDP (per cent) (3)
Total provincial	18.3	18.0	19.2	21.9	24.3	22.4
Taxpayer-supported	14.2	13.8	13.4	15.7	17.2	15.8
Interest bite (cents per dollar of revenue) (4)
Total provincial	4.3	4.0	4.4	4.6	4.7	4.3
Taxpayer-supported	4.2	3.9	4.3	4.3	4.6	4.0
Interest costs ($ millions)
Total provincial	2,069	2,009	2,138	2,212	2,365	2,164
Taxpayer-supported	1,570	1,487	1,570	1,541	1,775	1,597
Interest rate (per cent) (5)
Taxpayer-supported	5.9	5.7	5.9	5.5	5.6	5.2
Background Information:
Revenue ($ millions)
Total provincial (6)	48,346	49,946	48,808	47,876	50,552	50,295
Taxpayer-supported (7)	37,208	38,198	36,788	35,758	38,420	39,544
Total debt ($ millions)
Total provincial	33,439	34,637	38,014	41,885	47,757	45,154
Taxpayer-supported (8)	25,968	26,589	26,446	30,021	33,748	31,855
Provincial GDP ($ millions) (9)	182,251	192,117	197,728	191,006	196,328	201,792
Population (thousands at July 1) (10)	4,244	4,310	4,384	4,460	4,524	4,531

(1)	Figures for prior years and the 2010/11 budget have been restated to conform with the presentation used for 2011 and to include the effects of changes in underlying data and statistics.

(2)	The ratio of debt to population (e.g. debt at March 31, 2011 divided by population at July 1, 2010).

(3)

The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2011 divided by 2010 GDP). As nominal GDP for the calendar year ending 2010 is not available, the 2010 GDP projected in May 2011 has been used for the fiscal year ended March 31, 2011 for demonstration purposes.

(4)	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

(5)	Weighted average of all outstanding debt issues.

(6)	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

(7)	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

(8)	Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

(9)

Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2010 is used for the fiscal year ended March 31, 2011). As nominal GDP for the calendar year ending in 2010 is not available, the 2010 GDP projected in May 2011 has been used for the fiscal year ended March 31, 2011 for demonstration purposes.

(10)	Population at July 1st within the fiscal year (e.g. population at July 1, 2010 is used for the fiscal year ended March 31, 2011).

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

Credit Rating

A credit rating is an evaluation of a borrower’s ability to pay interest and to repay principal. A credit rating affects the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.12 provides an interprovincial comparison of credit ratings.

Table 2.12 Interprovincial Comparison of Credit Ratings, July 2011

Rating Agency(1)
Province	Moody’s Investors Service	Standard & Poor’s	Dominion Bond Rating Service
British Columbia	Aaa	AAA	AA (High)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aa1	AAA	AA
Manitoba	Aa1	AA	A (High)
Ontario	Aa1	AA-	AA (Low)
Quebec	Aa2	A+	A (High)
New Brunswick	Aa2	AA-	A (High)
Nova Scotia	Aa2	A+	A
Prince Edward Island	Aa2	A	A (Low)
Newfoundland	Aa2	A+	A

(1)

The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

BC’s fiscal outlook and its record for meeting annual budget targets has resulted in ratings of Aaa and AAA (the highest possible ratings) from Moodys and Standard & Poors respectively, while Dominion Bond Rating Service rates the province at AA (high).

Statement of Financial Position

The provincial government’s statement of financial position (often referred to as the balance sheet) summarizes the consolidated assets and liabilities of central government, Crown corporations and agencies, and the SUCH sector. In accordance with generally accepted accounting principles, the government’s financial position is presented on a net liabilities basis(1) (see Table 2.13) .

Table 2.13 Net Liabilities and Accumulated Surplus

	2010/11
	Budget		Actual	Annual
($ millions)	2010	Actual	2009/10 (1)	Change (2)
Financial assets	32,613	34,024	31,711	2,313
Less : liabilities	(67,297)	(64,661)	(59,823)	(4,838)
Net assets (liabilities)	(34,684)	(30,637)	(28,112)	(2,525)
Non-financial assets	37,113	35,469	33,229	2,240
Accumulated surplus	2,429	4,832	5,117	(285)

(1)          Comparative figures have been restated to reflect government accounting policies in effect at March 31, 2011.

(2)          Change between 2010/11 actual and 2009/10 actual. Change in accumulated surplus includes other comprehensive income of $24 million in 2010/11, which is not included in the statement of operations.

(1)          Other jurisdictions refer to this as the “net debt” basis. In British Columbia, the term “net liabilities” is used to avoid confusion with provincial borrowing in financial markets, which is referred to as “debt”.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

Net liabilities represent the difference between government’s financial assets and its financial liabilities, and is the most comprehensive measure of government indebtedness and the future revenues required to pay for past transactions and events.

As a result of government operations and capital spending during 2010/11, the province’s financial assets increased by $2.3 billion and liabilities increased by $4.8 billion, resulting in an increase in net liabilities of $2.5 billion. This reflected a $2.2 billion increase in non-financial assets, mainly due to capital outlays, and a $0.3 billion decrease to the accumulated surplus.

Chart 2.10 2010/11 changes in accumulated surplus

The change in financial assets included:

•   a $0.1 billion increase in cash balances and temporary investments;

•        a $1.2 billion increase in commercial Crown corporation investments’ reflecting an increase in retained earnings and capital investments; and

•        a $1.0 billion increase in sinking funds, receivables, and miscellaneous investments

The change in liabilities included:

•        a $3.3 billion increase in debt, resulting from capital spending and requirements for direct operations, and a $0.7 billion increase in current liabilities; and

•        a $0.8 billion increase in deferred revenue reflecting $0.4 billion in contributions received from third parties (mainly federal government transfers for highway projects and post secondary infrastructure) and a $0.4 billion increase in other deferred revenues.

The change in non-financial assets included an increase of $2.1 billion (net of amortization) in tangible capital assets resulting from investments in healthcare and post-secondary facilities, and improvements to highway infrastructure, plus a $0.1 billion increase in deferred costs.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

Further information on the statement of financial position and annual changes can be found in Appendix Tables A2.3 and A2.4. A topic box on the trends over the last twelve years for key indicators of the province’s financial condition is included at the end of this chapter.

Unfunded Pension Liabilities

The province contributes to four defined benefit pension plans (Public Service, Municipal, Teachers’ and College) for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets; however, government is responsible for 50 per cent of any unfunded liabilities in the Public Service, Teachers’ and College plans and 35 per cent of any unfunded liability in the Municipal plan since the province’s interest in the plan is only 70 per cent.

As a result, government’s balance sheet only includes liabilities for the MLA Superannuation Account, which is not part of a joint trusteeship arrangement, and the government’s share of any unfunded pension liabilities incurred by the four pension plans under the joint trusteeship arrangements (e.g. $84 million under the Teachers’ Pension Plan in 2010/11).

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature. No unfunded liability exists for the future indexing of pensions, as the obligation is limited to the amount of available assets in separate inflation accounts.

The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2011 are shown in Table 2.14.

Table 2.14 Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal (1)	Teachers’ (2)	College	Other (3)	2010/11	2009/10
Accrued benefit obligation	(14,101)	(17,229)	(15,841)	(2,389)	(488)	(50,048)	(46,560)
Pension fund assets	15,450	16,593	14,551	2,458	478	49,530	46,921
Subtotal	1,349	(636)	(1,290)	69	(10)	(518)	361
Unamortized actuarial (gain) loss	621	1,708	1,122	227	12	3,690	3,260
Accrued net asset (obligation)	1,970	1,072	(168)	296	2	3,172	3,621

(1)

The balance shown for the Municipal Pension Plan (MPP) is based on an extrapolation of the December 31, 2009 actuarial valuation. The MPP recently underwent an actuarial valuation that was not completed in time for the Public Accounts. The assessment shows the plan to be in deficit, but the amount of the deficit has yet to be finalized. Government will be making the necessary adjustments to unfunded pension liability in its financial statements once the final amount is known.

(2)

The government is responsible for 50 per cent of the unfunded pension liability incurred under the Teachers’ Pension Plan and has accrued this liability in its 2010/11 accounts. The liability will be settled in future periods through increased employer contributions.

(3)

Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes the Retirement Plan for Non-Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, and Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

Actuarial valuations are performed on the pension plans normally every three years. The pension plans and the dates of their last actuarial valuation are:

•   Public Service Pension Plan, March 31, 2008;

•        Municipal Pension Plan, December 31, 2009;

•        Teachers’ Pension Plan, December 31, 2008; and

•        College Pension Plan, August 31, 2009.

Key actuarial assumptions, which are generally conservative, used in the valuations are:

•        Public Service Pension Plan — long-term annual rate of return on fund assets (ARR) 6.50 per cent, long-term annual salary increase (ASI) 3.75 per cent;

•        Municipal Pension Plan — ARR 6.50 per cent, ASI 3.75 per cent;

•        Teachers’ Pension Plan — ARR 6.50 per cent, ASI 3.75 per cent;

and

•   College Pension Plan — ARR 6.50 per cent, ASI 3.75 per cent.

The pension plans are administered by the BC Pension Corporation in accordance with direction received from the various pension boards. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

Review of the Province’s Financial Condition

Introduction

There are several indicators of government financial condition that are grouped into three broad categories:

•        Sustainability — the degree to which government is able to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy. The indicators in this group include the net liabilities to gross domestic product (GDP) ratio, non-financial assets to net liabilities, and net liabilities per capita.

•        Flexibility — the degree to which a government has positioned itself to be able to respond to rising commitments by creating fiscal room and maintaining infrastructure. The indicators in this group are public debt charges as a per cent of revenue, annual growth in capital assets, the own source revenue (i.e. excluding federal transfers) to GDP ratio, and the expenditure to GDP ratio.

•        Vulnerability — the degree to which a government is dependent on sources of funding, or vulnerable to costs, outside its control or influence. The indicators in this group are federal government transfers as a per cent of revenue and unhedged foreign currency debt as a per cent of overall debt.

Sustainability

Net liabilities to GDP(1) is similar to the familiar debt to GDP ratio. Net liabilities is a more comprehensive indicator of overall indebtedness as it reflects the fact that government has financial liabilities not included in the debt figures, and also has financial assets available to offset

Chart 1 Net liabilities to GDP ratio

its financial liabilities. An increasing ratio indicates government’s current level of operations and capital investment may not be sustainable in the long term.

Chart 1 shows that the net liabilities to GDP ratio was 15.2 per cent in 2010/11 – an increase of 0.5 per cent from the previous year, but 4.8 per cent lower than the peak of 20.0 per cent in 2002/03. The increase is primarily due to higher levels of taxpayer-supported debt resulting from government’s capital spending program.

Capital/non-financial assets relative to net liabilities indicates the proportion of government’s net liabilities that were used to acquire capital assets. Ratios less than one-to-one indicate that government’s indebtedness includes the financing of historical and ongoing operations as well as capital assets. Ratios greater than one indicate that government’s revenues have more than paid for all operating costs, resulting in an accumulated surplus that has financed a portion of its capital asset acquisitions.

Chart 2 Capital/non-financial assets to net liabilities

(1) The CICA, and other jurisdictions, refer to this measure as net debt to GDP. In BC, the term “net debt” has been applied to borrowing from financial markets.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

By 2007/08, all of government’s operations and 30 per cent of its capital assets were funded from revenue rather than debt, an improvement from the low in 2003/04 where all capital and 21 per cent of operating costs were debt financed (see Chart 2).

The gradual decline in this indicator over the last three years to the point where revenue funded only 16 per cent of capital reflects government’s stimulus measures that maintained capital spending during the economic downturn. The rate of decline slowed in 2010/11, as the economy recovered and revenue improved.

Net liabilities per capita provides context to the amount of government’s net indebtedness by relating it to the number of people served by the programs for which the government incurred the debt. Constant increases to net liabilities per capita indicates that government is spending beyond the capacity of its population base to fund program costs through taxation or other forms of user pay revenue.

Chart 3 Net liabilities per person

Beginning in 2004/05, net liabilities per capita decreased significantly to a point where in 2007/08 they were 8.7 per cent lower than in 2000/01 (see Chart 3). The upturn in the last three years primarily reflects government’s accelerated capital plan and the decline in operating results, especially the deficits in 2009/10 and 2010/11.

Overall, in the early years of this century, government indebtedness was high in relation to the size of the economy; government program spending resulted in an increasing debt burden as is demonstrated by the growth in net liabilities per capita.

Beginning in 2004/05, a combination of robust economic growth and a decrease in government net liabilities, primarily in the area of operating debt, resulted in a period of steadily improving sustainability. By 2006/07, government debt reached its lowest point in eight years; and by 2007/08, almost one-third of government’s capital assets had been financed from revenue rather than debt.

Over the last three years, the lingering effects of the 2008 financial crisis has weakened fiscal sustainability, which reflects government’s use of debt to finance a higher portion of its capital spending as well as some of its operations. This has resulted in an increase to the debt burden on the population.

The rate of deterioration in fiscal sustainability slowed in 2010/11, as BC came out of the economic downturn. The earlier gains in sustainability ensured the net liabilities to GDP ratio remained low relative to the beginning of the previous decade and capital assets still exceeded net liabilities.

Flexibility

Taxpayer-supported debt charges as a per cent of revenue is an indicator of how much of a “bite” debt interest costs take out of provincial government revenue. Having to use a significant portion of revenue for interest payments limits government’s spending on program delivery.

Chart 4 Debt charges as a per cent of revenue

Based on the taxpayer-supported “interest bite” calculations shown in the Key Debt Indicators table (Table A2.13).

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

As is seen in Chart 4 the proportion of revenue used to pay taxpayer-supported interest costs remained fairly constant during the economic downturn and resumed a downward trend in 2010/11, reflecting a combination of increasing revenue and debt refinancing at lower interest rates. The current interest “bite” is almost half of what it was eleven years ago.

The annual growth in capital assets is an indicator of whether the provincial government is maintaining its infrastructure, a large portion of which supports program delivery and economic growth (e.g. education and health care facilities, highways and bridges).

Sustained low growth in the face of increasing demand for services builds up a capital deficit, which must be addressed if government is to maintain service levels and provide a foundation for economic growth.

Chart 5 Annual growth in capital assets

Chart 5 reflects the impact of government initiatives such as the transportation investment plan and increasing capacity in healthcare facilities and post secondary institutes. BC’s population has increased by an average of 1.1 per cent annually over the last eleven years. Except for 2003/04, capital accumulation has exceeded population growth, reflecting newer assets and a greater capacity to provide services to British Columbians.

The slight decline in the trend from 2006/07 to 2009/10 reflects the broader asset base resulting from the capital program, as capital spending has remained relatively constant during this period. In 2010/11, the indicator resumed an upward trend, as capital spending reached its highest level ever.

Own source revenue to GDP is a measure of the provincial government’s taxation, fees and other revenue generating activities relative to the economy. A lower percentage generally indicates government’s capacity in a stable economic environment to raise additional revenue to fund programs and services.

Chart 6 Own-source revenue to GDP ratio

The own source revenue to GDP ratio was relatively constant between 2003/04 and 2007/08, with the impact of economic strength on government revenues during this period being partially offset by significant tax reductions (see Chart 6). The ratio’s drop in 2008/09 reflected the impact of the global economic downturn, as own source revenue declined 4.3 per cent year over year, mainly due to significant weakening in taxation revenue.

During 2009/10, own source revenue declined a further 5.6 per cent, as taxation revenue remained weak and commodity prices declined. In 2010/11, the decline in this ratio slowed, reflecting an improvement in taxation revenue that mirrored the improvement in BC’s economy. However, natural resources revenue remained flat.

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

The expenditure to GDP ratio is a measure of the size of government activity relative to the size of the economy. In 2001/02, government expenditures as a proportion of the economy were relatively high. By 2006/07, the expenditure to GDP ratio had declined 3.6 per cent (see Chart 7), reflecting government measures to constrain spending outside of health and education programs, and to reduce interest costs.

Only two-thirds of the increase in 2009/10 is due to higher government expenditure, with the remainder of the increase due to the decline in GDP. By 2010/11, the indicator resumed a downward trend, reflecting an economic recovery that outpaced expenditure growth.

Chart 7 Expenditures to GDP ratio

Over the last decade, the reduction of debt charges as a percentage of revenue, the stability of own source revenue in relation to the economy, and the lower expenditure to GDP ratio provided government with the flexibility to respond to the global economic downturn. This enabled government to implement a series of tax reductions and maintain spending, including stimulus measures, without increasing the debt burden on a declining revenue stream.

In 2008/09 and 2009/10, government’s flexibility was constrained by the reduction to own source revenue caused by the global economic downturn. While taxation revenue has recovered somewhat in 2010/11, reflecting the improvement in BC’s economy, overall own source revenue continues to feel the lingering effects of the global economic downturn, especially on commodity prices. This has a corresponding impact on government’s flexibility to respond to increasing costs and demand for services.

Vulnerability

The provincial government receives transfers from the federal government in support of social programs. In recent years, transfers for health, childcare and infrastructure programs have increased.

Chart 8	Federal transfers as a per cent
of total revenue

Federal transfers as a percentage of total government revenue increased in 2008/09 (see Chart 8), re-establishing the upward trend in this indicator despite the end of equalization payments to the province after 2006/07. The overall growth since 2000/01 reflects both pressure on the federal government from provinces to help fund healthcare, education, and transportation infrastructure, as well as the devolution of the delivery federal programs such as immigration and labour market development to the provinces.

While the end of equalization revenues has reduced the province’s exposure to a volatile revenue source, and federal commitments to health and social transfer programs are considered stable, the continued availability of federal funding may nevertheless have an

2011 Financial and Economic Review — July 2011

Chapter 2 — Financial Review

increasing influence on provincial government spending initiatives – especially if the federal funding carries a requirement for the province to provide matching funds.

The provincial government’s debt includes debt borrowed in foreign currencies. In order to protect itself from the impact of foreign exchange rate fluctuations on interest costs for this debt, the government uses financial derivative instruments such as currency swaps and forward contracts as a “hedge” around these risks.

Chart 9	Unhedged foreign currency debt
as a per cent of debt

Not all foreign currency debt is protected in this manner. Some commercial Crown corporations with significant revenue derived from US sources, such as BC Hydro, have a natural hedge for their $US denominated debt resulting from their operations. Chart 9 shows that the government’s exposure to foreign exchange rate fluctuations dropped significantly in 2002/03 and in 2005/06, and is now relatively low in relation to its position in 2000/01.

Summary

No single indicator, or subset of indicators, gives a complete financial picture of government; rather, they should be reviewed holistically. Between 2001/02 and 2007/08, the provincial government has improved its financial sustainability and its flexibility to react to future demands for its services. While this is in part due to strong economic growth in the middle of the decade, it also reflects the changes in spending policy and legislated financial management targets, set out in the Balanced Budget and Ministerial Accountability Act, and the introduction of three year fiscal plans.

The improvement has made possible significant increases in government spending, especially on healthcare and education, which have grown 54 and 45 per cent, respectively, since 2001/02(2), in part supported by increased federal health and social transfer payments.

Signs of strain in 2008/09 resulting from the global economic downturn is shown by a decline in the own source revenue to GDP ratio (reflecting a year over year decrease in revenue that did not result from policy decisions) and the increase in net indebtedness relative to the economy as the province’s expanded capital program continues. These trends continued into 2009/10 as the economy declined, clearly weakened by recession.

In 2010/11, government’s fiscal situation showed signs of improvement. However, the lack of correlation between own source revenue and nominal GDP, as is shown by the reduction in the own source revenue to GDP ratio, highlights the impact of external forces on government’s fiscal situation. As well, net indebtedness relative to the economy continues to climb, albeit at a significantly slower pace.

Despite these factors, the government has been able to keep the proportion of revenue used for interest costs low, and has limited operating cost growth in 2010/11 to 2.3  per cent. Government has also maintained its capital spending program, which served as a stimulus measure during the economic downturn and provides for future economic growth.

While the lingering effects of the economic downturn continue to impact government’s fiscal situation, it still remains relatively sound. With net liabilities to GDP at 15.2  per cent and a continuing commitment to fiscal management targets, government is on a fiscally sustainable track and has retained sufficient flexibility to meet future challenges.

(2) Further details on trends in provincial government revenue, expense, and financial position are provided in Appendix 2.

2011 Financial and Economic Review — July 2011

Appendix 2

Financial Review

2011 Financial and Economic Review — July 2011

Appendix 2 — Financial Review

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•                  ministries;

•                  service delivery agencies;

•                  the SUCH sector (school districts; universities; colleges, university colleges and institutes; and health authorities and hospital societies); and

•                  commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of service delivery agencies, the SUCH sector entities and commercial Crown corporations are recorded in their own financial statements, which are subject to audit by the Auditor General or by private sector auditors.

The relationship between the Legislature and government’s service delivery agencies, including the SUCH sector, and commercial Crown corporations is guided by either legislation or governance agreements between the boards of directors and their responsible ministers. In general, government is moving towards adopting governance agreements as its primary guide for these relationships.

According to generally accepted accounting principles (GAAP) for senior governments as established by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants, the province’s financial reporting consolidates the financial results of all these entities into a single set of financial statements. The provincial government publishes its financial statements annually in the Public Accounts.

Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires all financial documents produced by the province under that legislation to fully comply with GAAP. Compliance with this requirement began with the February 2004 budget and was completed in the 2004/05 Public Accounts.

Under GAAP, the CRF must be converted from a net basis to provide gross revenues and expenses. Next, service delivery agencies are consolidated with the CRF on a line-by-line basis for both the income statement and balance sheet. Commercial Crown corporations(1) are disclosed on a modified equity basis – i.e. their net income is reported as revenue and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government in preparing its own consolidated revenue fund financial statements, the service delivery agency financial statements are adjusted to conform to government’s accounting policies.

(1)

Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

2011 Financial and Economic Review — July 2011

Appendix 2 — Financial Review

The full text of government’s significant accounting policies can be found in Note 1 to the Consolidated Summary Financial Statements in the 2010/11 Public Accounts.

British Columbia is a leader in complying with GAAP and is recognized for the transparency of its budget and financial reports. However, recent pronouncements by PSAB, including its broad acceptance of International Financial Reporting Standards (IFRS) as GAAP for commercial Crown corporations, have given British Columbia’s government pause due to unresolved issues with IFRS – especially in the area of regulatory accounting.

As a result, the government of British Columbia recently passed legislation that authorizes Treasury Board to adopt different standards than those promoted by PSAB in order to ensure that British Columbia’s financial reporting reflects the policy framework within which the Crown corporations and agencies operate. Any alternate standard adopted by Treasury Board must come from other areas of Canadian GAAP, or from a widely-accepted accredited accounting standard setting body in another jurisdiction (e.g. the US Financial Accounting Standards Board).

2010/11 Public Accounts Audit Qualification

The Auditor General disagreed with the treatment of the Transportation Investment Corporation as a commercial Crown corporation (government business enterprise), and recommended that it be fully consolidated into the financial statements instead of being reported on a modified equity basis.

Full consolidation of the Transportation Investment Corporation would have added $1,611 million to tangible capital assets and net liabilities with no impact on the bottom line, although both revenue and expense would have decreased by $76 million. However, $1,133 million in debt would have been reclassified from self-supported to taxpayer-supported.

The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2010/11 Public Accounts.

Supplementary Schedules

The following tables provide multi-year financial information on the government of British Columbia including operating results and financial position, as well as details on revenue, expense, debt and capital spending.

2011 Financial and Economic Review — July 2011

Appendix 2 — Financial Review

Table A2.1 2010/11 Forecasts – Year in Review

	Q1	Q2	Q3	Q4	Total
($ millions)	Update	Update	Update	Update	Changes
2010/11 deficit – Budget 2010 Fiscal Plan (March 2, 2010)	(1,715)				(1,715)
2010/11 deficit – first Quarterly Report (September 14, 2010)		(1,380)
2010/11 deficit – second Quarterly Report (November 25, 2010)			(1,695)
2010/11 deficit – third Quarterly Report (February 15, 2011)				(1,265)
Revenue changes:
Personal income tax – weak 2009 tax assessments	(120)	(284)	(103)	7	(500)
Corporate income tax – strong 2009 and prior years’ tax assessments	674	176	(59)	20	811
Harmonized sales tax – updated 2009 base	35	121	231	5	392
Property transfer tax – weak sales	—	(100)	50	5	(45)
Other tax sources – mainly tobacco, carbon and fuel	91	48	(16)	(6)	117
Forests – lower stumpage rates and border tax collections, partially offset by improved harvest volumes	(29)	(50)	10	14	(55)
Natural gas royalties – reduced price outlook	(166)	(155)	(12)	(52)	(385)
Crown land tenures – mainly reflects one–year extension to deferral of cash receipts	(58)	(11)	2	(3)	(70)
Coal, metals and minerals – mainly reflects changes in coal prices	92	(22)	10	9	89
Other energy and natural resources – mainly lower electricity prices	(43)	(28)	6	5	(60)
Fees, licenses, investment earnings and miscellaneous sources	133	57	83	(53)	220
Health and social transfers – mainly offset resulting from tax changes	(38)	23	18	8	11
Disaster Financial Assistance, Labour Market Development and Strategic Training	152	(3)	—	(51)	98
Other federal government transfers – reflects SUCH sector projections of federal grants	69	(12)	9	137	203
Commercial Crown agencies operating results:
BC Hydro – reflects the negotiated settlement agreement on its rate application to the BC Utilities Commission	(13)	4	(37)	20	(26)
Liquor Distribution Branch – consumer shift in purchasing patterns and reduced sales	(11)	(35)	(31)	(7)	(84)
BC Lotteries – impact of lower consumer discretionary spending	(35)	—	—	25	(10)
ICBC – mainly lower claims costs	36	19	3	(38)	20
Other commercial Crown agencies changes	6	(1)	17	(12)	10
Total revenue changes	775	(253)	181	33	736
Less : expense increases (decreases):
Consolidated Revenue Fund changes:
Ministry operating savings	—	—	—	(169)	(169)
Employee benefit costs savings	—	—	(25)	(17)	(42)
Management of public debt (net) – mainly reduced borrowing requirements	(2)	(7)	(36)	(13)	(58)
Forest firefighting costs	220	(42)	(10)	(8)	160
Emergency program costs for floods and interface fires	—	—	39	(4)	35
Transfer of BC Rail shares to BC Transportation Financing Authority	110	—	—	—	110
Statutory spending – mainly Production Insurance settlement	—	—	—	31	31
Unallocated Contingencies and New Programs Vote	—	—	—	(164)	(164)
Liability adjustments (prior year over accruals)	—	—	(55)	(112)	(167)
Spending funded by third party recoveries	155	35	32	(39)	183
(Increase) decrease in operating transfers to service delivery agencies (1)	(128)	94	21	(254)	(267)
Changes in spending profile of service delivery agencies:
School districts – reflects lower spending on maintenance	—	51	14	(87)	(22)
Post secondary institutions – mainly spending related to federal research grants	98	6	22	(55)	71
Health authorities and hospital societies – higher staffing and operating costs	23	6	(68)	85	46
Other service delivery agencies	(36)	(81)	(33)	33	(117)
Total expense increases (decreases)	440	62	(99)	(773)	(370)
Forecast allowance changes	—	—	150	150	300
Net change	335	(315)	430	956	1,406
2010/11 deficit – first Quarterly Report	(1,380)
2010/11 deficit – second Quarterly Report		(1,695)
2010/11 deficit – third Quarterly Report			(1,265)
2010/11 deficit – Public Accounts				(309)	(309)

(1) Excludes impact of changes in capital funding provided to service delivery agencies (Vote 48).

2011 Financial and Economic Review — July 2011

Appendix 2 — Financial Review

Table A2.2 Operating Statement – 1999/2000 to 2010/11

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	change
													(per cent)
Revenue	26,800	29,689	28,169	27,761	29,141	33,341	35,932	38,434	39,744	38,345	37,468	39,926	3.7
Expense	(26,816)	(28,497)	(29,226)	(30,409)	(30,495)	(30,665)	(32,946)	(34,457)	(36,998)	(38,218)	(39,332)	(40,235)	3.8
Surplus/(deficit)	(16)	1,192	(1,057)	(2,648)	(1,354)	2,676	2,986	3,977	2,746	127	(1,864)	(309)
Accumulated surplus (deficit) beginning of year, excluding other comprehensive income	(2,060)	(2,076)	(884)	(1,941)	(4,589)	(5,943)	(3,267)	(281)	3,696	6,442	6,569	4,705
Accumulated surplus (defict) before other comprehensive income	(2,076)	(884)	(1,941)	(4,589)	(5,943)	(3,267)	(281)	3,696	6,442	6,569	4,705	4,396
Accumulated other comprehensive income of commercial Crown corporations	—	—	—	—	—	—	—	447	365	(67)	412	436
Accumulated surplus (deficit), end of year	(2,076)	(884)	(1,941)	(4,589)	(5,943)	(3,267)	(281)	4,143	6,807	6,502	5,117	4,832

Per cent of Nominal GDP: (1)
Surplus (deficit)	0.0	0.9	-0.8	-1.9	-0.9	1.7	1.8	2.2	1.4	0.1	-1.0	-0.2
Per cent of revenue:
Surplus (deficit)	-0.1	4.0	-3.8	-9.5	-4.6	8.0	8.3	10.3	6.9	0.3	-5.0	-0.8
Per capita: (2)
Surplus (deficit)	(4)	295	(259)	(646)	(328)	644	711	937	637	29	(418)	(68)

(1)          Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2010/11 amounts divided by GDP for the 2010 calendar year). As nominal GDP for the calendar year ending 2010 is not available, the 2010 GDP projected in May 2011 has been used for the fiscal year ended March 31, 2011 for demonstration purposes.

(2)          Per capita revenue and expense is calculated using July 1 population (e.g. 2010/11 amounts divided by population on July 1, 2010).

2011 Financial and Economic Review — July 2011

Appendix 2 — Financial Review

Table A2.3 Statement of Financial Position - 1999/2000 to 2010/11

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	change
													(per cent)
Financial assets:
Cash and temporary investments	2,716	1,977	2,494	2,659	2,732	3,631	3,922	3,492	5,994	5,226	2,957	3,096	1.2
Other financial assets	5,333	5,835	5,732	5,420	6,382	6,716	7,085	8,003	8,294	7,360	8,723	9,603	5.5
Sinking funds	6,188	6,000	5,518	5,074	4,619	4,516	4,059	3,798	2,649	2,134	1,329	1,410	-12.6
Investments in commercial Crown corporations:
Retained earnings	2,710	2,772	2,435	2,612	3,030	3,180	3,463	4,415	5,081	5,728	7,231	6,968	9.0
Recoverable capital loans	7,304	7,111	7,246	7,231	7,512	6,901	6,916	7,170	7,719	9,149	11,471	12,947	5.3
	10,014	9,883	9,681	9,843	10,542	10,081	10,379	11,585	12,800	14,877	18,702	19,915	6.4
Warehouse borrowing program assets	1,320	1,312	1,067	—	—	—	—	—	—	2,081	—	—	n/a
	25,571	25,007	24,492	22,996	24,275	24,944	25,445	26,878	29,737	31,678	31,711	34,024	2.6
Liabilities:
Accounts payable & accrued liabilities	6,882	6,777	5,717	6,088	7,092	6,873	7,441	7,223	8,074	7,408	7,009	7,664	1.0
Deferred revenue	2,169	2,178	2,454	3,117	4,144	5,351	5,911	6,244	7,465	9,485	10,093	10,854	15.8
Debt:
Taxpayer-supported debt	25,206	25,104	27,514	29,383	30,014	28,668	27,251	25,968	26,589	26,446	30,021	31,855	2.2
Self-supported debt	9,232	8,684	8,568	7,474	7,761	7,201	7,206	7,471	8,048	11,568	11,864	13,299	3.4
Total provincial debt	34,438	33,788	36,082	36,857	37,775	35,869	34,457	33,439	34,637	38,014	41,885	45,154	2.5
Add: debt offset by sinking funds	6,188	6,000	5,518	5,074	4,619	4,515	4,059	3,798	2,649	2,134	1,329	1,410	-12.6
Less: guarantees and non-guaranteed debt	(934)	(602)	(484)	(437)	(453)	(472)	(459)	(416)	(452)	(452)	(493)	(421)	-7.0
Financial statement debt	39,692	39,186	41,116	41,494	41,941	39,912	38,057	36,821	36,834	39,696	42,721	46,143	1.4
	48,743	48,141	49,287	50,699	53,177	52,136	51,409	50,288	52,373	56,589	59,823	64,661	2.6
Net liabilities	(23,172)	(23,134)	(24,795)	(27,703)	(28,902)	(27,192)	(25,964)	(23,410)	(22,636)	(24,911)	(28,112)	(30,637)	2.6
Capital and other assets:
Tangible capital assets	20,633	21,759	22,408	22,689	22,522	23,416	24,954	26,800	28,737	30,655	32,340	34,390	4.8
Other assets	463	491	446	425	437	509	729	753	706	758	889	1,079	8.0
	21,096	22,250	22,854	23,114	22,959	23,925	25,683	27,553	29,443	31,413	33,229	35,469	4.8
Accumulated surplus (deficit)	(2,076)	(884)	(1,941)	(4,589)	(5,943)	(3,267)	(281)	4,143	6,807	6,502	5,117	4,832	n/a
Per cent of Nominal GDP: (1)
Net liabilities	19.2	17.6	18.6	20.0	19.8	17.2	15.3	12.8	11.8	12.6	14.7	15.2	-2.1
Capital and other assets	17.4	16.9	17.1	16.7	15.8	15.2	15.1	15.1	15.3	15.9	17.4	17.6	0.1
Growth rates:
Net liabilities	5.4	-0.2	7.2	11.7	4.3	-5.9	-4.5	-9.8	-3.3	10.1	12.8	9.0	2.9
Capital and other assets	5.9	5.5	2.7	1.1	-0.7	4.2	7.3	7.3	6.9	6.7	5.8	6.7	4.9
Per capita: (2)
Net liabilities	5,777	5,727	6,083	6,760	7,011	6,544	6,187	5,517	5,252	5,682	6,303	6,762	1.4
Capital and other assets	5,259	5,508	5,607	5,640	5,569	5,758	6,120	6,493	6,832	7,166	7,450	7,828	3.7

(1)          Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2010/11 amount divided by GDP for the 2010 calendar year). As nominal GDP for the calendar year ending 2010 is not available, the 2010 GDP projected in May 2011 has been used for the fiscal year ended March 31, 2011 for demonstration purposes.

(2)          Per capita net liabilities is calculated using July 1 population (e.g. 2010/11 amount divided by population on July 1, 2010).

2011 Financial and Economic Review — July 2011

Appendix 2 — Financial Review

Table A2.4 Changes in Financial Position - 2000/01 to 2010/11

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	11-Year
($ millions)	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	Total
(Surplus) deficit for the year	(1,192)	1,057	2,648	1,354	(2,676)	(2,986)	(3,977)	(2,746)	(127)	1,864	309	(6,472)
Comprehensive income (increase) decrease	—	—	—	—	—	—	(447)	82	432	(479)	(24)	(436)
Change in accumulated (surplus) deficit	(1,192)	1,057	2,648	1,354	(2,676)	(2,986)	(4,424)	(2,664)	305	1,385	285	(6,908)
Capital and other asset changes:
Taxpayer-supported capital investments	2,567	2,095	1,901	2,074	2,363	3,153	3,409	3,672	3,778	3,728	4,113	32,853
Less: amortization and other accounting changes	(1,441)	(1,446)	(1,620)	(2,241)	(1,469)	(1,615)	(1,563)	(1,735)	(1,860)	(2,043)	(2,063)	(19,096)
Increase in net capital assets	1,126	649	281	(167)	894	1,538	1,846	1,937	1,918	1,685	2,050	13,757
Increase (decrease) in other assets	28	(45)	(21)	12	72	220	24	(47)	52	131	190	616
	1,154	604	260	(155)	966	1,758	1,870	1,890	1,970	1,816	2,240	14,373
Increase (decrease) in net liabilities	(38)	1,661	2,908	1,199	(1,710)	(1,228)	(2,554)	(774)	2,275	3,201	2,525	7,465
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	(739)	517	165	73	899	291	(430)	2,502	(768)	(2,269)	139	380
Increase (decrease) in warehouse borrowing investments	(8)	(245)	(1,067)	—	—	—	—	—	2,081	(2,081)	—	(1,320)
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	62	(337)	177	418	150	283	952	666	647	1,503	(263)	4,258
Self-supported capital investments	773	891	882	783	776	805	983	1,296	1,809	3,358	2,477	14,833
Less: loan repayments and other accounting changes	(966)	(756)	(897)	(502)	(1,387)	(790)	(729)	(747)	(379)	(1,036)	(1,001)	(9,190)
	(131)	(202)	162	699	(461)	298	1,206	1,215	2,077	3,825	1,213	9,901
Other working capital changes	410	199	(1,790)	(1,524)	(757)	(1,216)	542	(2,930)	(2,803)	349	(455)	(9,975)
	(468)	269	(2,530)	(752)	(319)	(627)	1,318	787	587	(176)	897	(1,014)

Increase (decrease) in financial statement debt	(506)	1,930	378	447	(2,029)	(1,855)	(1,236)	13	2,862	3,025	3,422	6,451
(Increase) decrease in sinking fund debt	188	482	444	455	104	456	261	1,149	515	805	(81)	4,778
Increase (decrease) in guarantees and non-guaranteed debt	(332)	(118)	(47)	16	19	(13)	(43)	36	—	41	(72)	(513)
Increase (decrease) in total provincial debt	(650)	2,294	775	918	(1,906)	(1,412)	(1,018)	1,198	3,377	3,871	3,269	10,716
Represented by increase (decrease) in:
Taxpayer-supported debt	(102)	2,410	1,869	631	(1,346)	(1,417)	(1,283)	621	(143)	3,575	1,834	6,649
Self-supported debt	(548)	(116)	(1,094)	287	(560)	5	265	577	3,520	296	1,435	4,067
Total provincial debt	(650)	2,294	775	918	(1,906)	(1,412)	(1,018)	1,198	3,377	3,871	3,269	10,716

2011 Financial and Economic Review — July 2011

Appendix 2 — Financial Review

Table A2.5 Revenue by Source - 1999/2000 to 2010/11

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	change
													(per cent)
Taxation revenue:
Personal income	5,824	5,963	5,366	4,150	4,877	5,050	5,838	6,905	6,956	6,093	5,529	5,361	-0.8
Corporate income	943	1,054	1,522	612	775	1,255	1,426	1,538	2,250	2,038	1,317	1,658	5.3
Harmonized sales	—	—	—	—	—	—	—	—	—	—	—	4,176	n/a
Other sales	3,332	3,626	3,552	3,794	4,024	4,156	4,367	4,714	5,072	4,958	4,765	1,387	-7.7
Fuel	702	715	659	687	875	904	911	901	935	891	884	940	2.7
Carbon	—	—	—	—	—	—	—	—	—	306	541	741	n/a
Tobacco	498	460	499	606	647	699	701	726	692	708	682	734	3.6
Property	1,433	1,452	1,481	1,541	1,574	1,661	1,717	1,732	1,795	1,848	1,885	1,918	2.7
Property transfer	245	262	303	407	518	604	843	914	1,068	715	887	855	12.0
Corporation capital	460	459	395	198	124	160	162	91	117	108	95	(3)	-163.3
Other	310	312	333	357	416	428	464	496	521	532	517	430	3.0
	13,747	14,303	14,110	12,352	13,830	14,917	16,429	18,017	19,406	18,197	17,102	18,197	2.6
Natural resource revenue:
Natural gas royalties	328	1,249	836	1,056	1,230	1,439	1,921	1,207	1,132	1,314	406	313	-0.4
Crown land tenures	235	219	254	267	320	342	386	441	569	814	867	923	13.2
Columbia River Treaty	100	632	360	100	230	258	319	223	246	231	168	136	2.8
Other energy and minerals	92	207	173	202	199	256	392	456	367	479	421	514	16.9
Forests	1,693	1,341	1,253	1,323	1,014	1,363	1,214	1,276	1,087	557	387	436	-11.6
Other resources	311	308	298	270	300	301	316	341	340	412	397	405	2.4
	2,759	3,956	3,174	3,218	3,293	3,959	4,548	3,944	3,741	3,807	2,646	2,727	-0.1
Other revenue:
Medical Services Plan premiums	867	894	954	1,355	1,447	1,465	1,482	1,524	1,557	1,595	1,666	1,787	6.8
Post-secondary education fees	528	440	452	580	781	836	892	928	979	1,039	1,126	1,237	8.0
Other health-care related fees	207	211	221	217	231	228	225	237	248	257	267	308	3.7
Motor vehicle licences and permits	334	339	342	351	363	381	403	424	442	447	447	465	3.1
BC Ferries tolls	292	292	306	315	—	—	—	—	—	—	—	—	n/a
Other fees and licences	564	772	762	737	710	746	679	690	749	669	614	648	1.3
Investment earnings	1,599	1,476	1,279	1,028	955	837	955	1,041	1,155	823	957	859	-5.5
Sales of goods and services	729	1,064	1,006	986	714	741	719	678	637	694	728	752	0.3
Miscellaneous	826	1,022	1,011	965	1,241	1,444	1,552	1,876	1,922	1,928	1,978	2,038	8.6
	5,946	6,510	6,333	6,534	6,442	6,678	6,907	7,398	7,689	7,452	7,783	8,094	2.8
Contributions from the federal government:
Health and social transfers	2,438	2,619	2,445	2,606	3,044	3,421	4,220	4,473	4,614	4,743	4,883	5,176	7.1
Harmonized sales tax transition payments	—	—	—	—	—	—	—	—	—	—	250	769	n/a
Equalization	125	—	158	543	(330)	979	590	459	—	—	—	—	n/a
Other cost shared agreements	617	677	717	674	905	822	1,015	1,455	1,318	1,242	1,784	2,052	11.5
	3,180	3,296	3,320	3,823	3,619	5,222	5,825	6,387	5,932	5,985	6,917	7,997	8.7
Commercial Crown corporation net income:
BC Hydro	416	446	403	418	111	402	266	407	369	365	447	591	3.2
Liquor Distribution Branch	617	642	637	654	727	779	800	840	857	891	877	890	3.4
BC Lotteries (net of payments to federal gov’t)	525	554	598	663	719	811	914	1,011	1,080	1,082	1,070	1,096	6.9
BCRC	(583)	(7)	(166)	4	41	183	33	30	13	36	2	10	n/a
ICBC	190	(14)	(242)	80	352	383	191	381	633	512	601	323	4.9
Transportation Invest. Corp. (Port Mann)	—	—	—	—	—	—	—	—	—	(8)	(4)	(7)	n/a
Other	3	3	2	15	7	7	19	19	24	26	27	8	9.3
	1,168	1,624	1,232	1,834	1,957	2,565	2,223	2,688	2,976	2,904	3,020	2,911	8.7
Total revenue	26,800	29,689	28,169	27,761	29,141	33,341	35,932	38,434	39,744	38,345	37,468	39,926	3.7

2011 Financial and Economic Review — July 2011

Appendix 2 — Financial Review

Table A2.6 Revenue by Source Supplementary Information – 1999/2000 to 2010/11

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	change
													(per cent)
Per cent of Nominal GDP: (1)
Taxation	11.4	10.9	10.6	8.9	9.5	9.5	9.7	9.9	10.1	9.2	9.0	9.0	-2.1
Natural resources	2.3	3.0	2.4	2.3	2.3	2.5	2.7	2.2	1.9	1.9	1.4	1.4	-4.7
Other	4.9	5.0	4.7	4.7	4.4	4.2	4.1	4.1	4.0	3.8	4.1	4.0	-1.8
Contributions from the federal government	2.6	2.5	2.5	2.8	2.5	3.3	3.4	3.5	3.1	3.0	3.6	4.0	3.8
Commercial Crown corporation net income	1.0	1.2	0.9	1.3	1.3	1.6	1.3	1.5	1.5	1.5	1.6	1.4	3.7
Total revenue	22.2	22.6	21.1	20.1	20.0	21.1	21.2	21.1	20.7	19.4	19.6	19.8	-1.0
Growth rates:
Taxation	1.7	4.0	-1.3	-12.5	12.0	7.9	10.1	9.7	7.7	-6.2	-6.0	6.4	2.9
Natural resources	32.9	43.4	-19.8	1.4	2.3	20.2	14.9	-13.3	-5.1	1.8	-30.5	3.1	1.7
Other	4.1	9.5	-2.7	3.2	-1.4	3.7	3.4	7.1	3.9	-3.1	4.4	4.0	2.9
Contributions from the federal government	24.8	3.6	0.7	15.2	-5.3	44.3	11.5	9.6	-7.1	0.9	15.6	15.6	9.5
Commercial Crown corporation net income	-23.3	39.0	-24.1	48.9	6.7	31.1	-13.3	20.9	10.7	-2.4	4.0	-3.6	10.7
Total revenue	5.6	10.8	-5.1	-1.4	5.0	14.4	7.8	7.0	3.4	-3.5	-2.3	6.6	3.9
Per capita: (2)
Taxation	3,427	3,541	3,462	3,014	3,355	3,590	3,915	4,246	4,503	4,151	3,834	4,016	1.5
Natural resources	688	979	779	785	799	953	1,084	929	868	868	593	602	-1.2
Other	1,482	1,612	1,554	1,594	1,563	1,607	1,646	1,743	1,784	1,700	1,745	1,786	1.7
Contributions from the federal government	793	816	814	933	878	1,257	1,388	1,505	1,376	1,365	1,551	1,765	7.5
Commercial Crown corporation net income	291	402	302	448	475	617	530	633	691	662	677	642	7.5
Total revenue	6,681	7,350	6,910	6,774	7,069	8,024	8,562	9,057	9,222	8,747	8,400	8,812	2.5

Real Per Capita Revenue (2010 $) (3)	8,068	8,719	8,063	7,722	7,885	8,779	9,182	9,551	9,557	8,879	8,528	8,812	0.8
Growth rate (per cent)	n/a	8.1	-7.5	-4.2	2.1	11.3	4.6	4.0	0.1	-7.1	-4.0	3.3	1.0

(1)

Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2010/11 revenue divided by GDP for the 2010 calendar year). As nominal GDP for the calendar year ending 2010 is not available, the 2010 GDP projected in May 2011 has been used for the fiscal year ended March 31, 2011 for demonstration purposes. Totals may not add due to rounding.

(2)	Per capita revenue is calculated using July 1 population (e.g. 2010/11 revenue divided by population on July 1, 2010). Totals may not add due to rounding.
(3)	Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2010 CPI for 2010/11 revenue).

2011 Financial and Economic Review — July 2011

Appendix 2 — Financial Review

Table A2.7 Expense by Function (1) – 1999/2000 to 2010/11

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	change
													(per cent)
Function:
Health:
Medical Services Plan	1,956	2,118	2,367	2,461	2,540	2,546	2,696	2,964	3,263	3,391	3,536	3,799	6.2
Pharmacare	569	657	717	728	723	793	868	914	955	1,010	1,053	1,129	6.4
Regional services	5,920	6,327	7,107	7,393	7,593	7,781	8,346	8,751	9,321	10,030	10,273	10,597	5.4
Other healthcare expenses	272	269	313	328	343	361	469	565	667	601	597	625	7.9
	8,717	9,371	10,504	10,910	11,199	11,481	12,379	13,194	14,206	15,032	15,459	16,150	5.8
Education:
Elementary and secondary	4,068	4,318	4,495	4,542	4,687	4,757	4,829	5,272	5,521	5,740	5,778	5,802	3.3
Post-secondary	2,398	2,703	3,002	3,127	3,329	3,536	3,914	4,072	4,314	4,554	4,740	4,865	6.6
Other education expenses	180	181	191	211	198	195	171	147	152	158	528	504	9.8
	6,646	7,202	7,688	7,880	8,214	8,488	8,914	9,491	9,987	10,452	11,046	11,171	4.8
Social services:
Social assistance	1,423	1,433	1,389	1,404	1,164	1,027	1,127	1,254	1,271	1,352	1,462	1,512	0.6
Child welfare	946	964	1,105	916	774	759	832	964	925	1,073	1,077	1,118	1.5
Community living and other services	607	713	821	673	725	728	682	586	756	723	729	754	2.0
	2,976	3,110	3,315	2,993	2,663	2,514	2,641	2,804	2,952	3,148	3,268	3,384	1.2
Protection of persons and property	1,023	1,004	1,048	1,099	1,217	1,068	1,245	1,184	1,429	1,429	1,380	1,448	3.2
Transportation	1,588	1,449	1,427	1,587	1,121	1,310	1,197	1,251	1,378	1,401	1,453	1,577	-0.1
Natural resources & economic development	1,329	1,680	1,737	1,435	1,534	1,579	1,481	1,581	1,861	1,658	1,883	1,997	3.8
Other	698	719	802	812	1,067	1,021	1,082	1,235	1,389	1,652	1,385	1,211	5.1
General government	907	924	1,052	971	911	899	1,099	1,183	1,116	1,306	1,254	1,044	1.3
Interest	2,932	2,986	2,770	2,553	2,446	2,305	2,198	2,270	2,236	2,158	2,204	2,253	-2.4
Operating expense	26,816	28,445	30,343	30,240	30,372	30,665	32,236	34,193	36,554	38,236	39,332	40,235	3.8
Unusual items:
Joint trusteeship	—	52	(1,464)	—	—	—	—	—	—	—	—	—
Restructuring exit expenses	—	—	347	169	123	—	—	—	—	—	—	—
Negotiating Framework incentive payments	—	—	—	—	—	—	710	264	4	2	—	—
Climate Action Dividend	—	—	—	—	—	—	—	—	440	(20)	—	—
Total expense	26,816	28,497	29,226	30,409	30,495	30,665	32,946	34,457	36,998	38,218	39,332	40,235
Per cent of operating expense:
Health	32.5	32.9	34.6	36.1	36.9	37.4	38.4	38.6	38.9	39.3	39.3	40.1	1.9
Education	24.8	25.3	25.3	26.1	27.0	27.7	27.7	27.8	27.3	27.3	28.1	27.8	1.0
Social services and housing	11.1	10.9	10.9	9.9	8.8	8.2	8.2	8.2	8.1	8.2	8.3	8.4	-2.5
Protection of persons and property	3.8	3.5	3.5	3.6	4.0	3.5	3.9	3.5	3.9	3.7	3.5	3.6	-0.5
Transportation	5.9	5.1	4.7	5.2	3.7	4.3	3.7	3.7	3.8	3.7	3.7	3.9	-3.7
Natural resources & economic development	5.0	5.9	5.7	4.7	5.1	5.1	4.6	4.6	5.1	4.3	4.8	5.0	0.0
Other	2.6	2.5	2.6	2.7	3.5	3.3	3.4	3.6	3.8	4.3	3.5	3.0	1.3
General government	3.4	3.2	3.5	3.2	3.0	2.9	3.4	3.5	3.1	3.4	3.2	2.6	-2.4
Interest	10.9	10.5	9.1	8.4	8.1	7.5	6.8	6.6	6.1	5.6	5.6	5.6	-5.9
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1) Prior year information has been restated to incorporate the adjustments disclosed in Note 24 of the 2010/11Public Accounts.

2011 Financial and Economic Review — July 2011

Appendix 2 — Financial Review

Table A2.8 Expense by Function (1) Supplementary Information – 1999/2000 to 2010/11

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	change
													(per cent)
Per cent of Nominal GDP: (2)
Health	7.2	7.1	7.9	7.9	7.7	7.3	7.3	7.2	7.4	7.6	8.1	8.0	1.0
Education	5.5	5.5	5.8	5.7	5.6	5.4	5.3	5.2	5.2	5.3	5.8	5.5	0.1
Social services and housing	2.5	2.4	2.5	2.2	1.8	1.6	1.6	1.5	1.5	1.6	1.7	1.7	-3.4
Protection of persons and property	0.8	0.8	0.8	0.8	0.8	0.7	0.7	0.7	0.7	0.7	0.7	0.7	-1.5
Transportation	1.3	1.1	1.1	1.1	0.8	0.8	0.7	0.7	0.7	0.7	0.8	0.8	-4.6
Natural resources & economic development	1.1	1.3	1.3	1.0	1.1	1.0	0.9	0.9	1.0	0.8	1.0	1.0	-0.9
Other	0.6	0.5	0.6	0.6	0.7	0.6	0.6	0.7	0.7	0.8	0.7	0.6	0.4
General government	0.8	0.7	0.8	0.7	0.6	0.6	0.6	0.6	0.6	0.7	0.7	0.5	-3.3
Interest	2.4	2.3	2.1	1.8	1.7	1.5	1.3	1.2	1.2	1.1	1.2	1.1	-6.8
Operating expense	22.2	21.7	22.7	21.9	20.9	19.4	19.0	18.8	19.0	19.3	20.6	19.9	-1.0
Growth rates:
Health	9.4	7.5	12.1	3.9	2.6	2.5	7.8	6.6	7.7	5.8	2.8	4.5	5.8
Education	3.2	8.4	6.7	2.5	4.2	3.3	5.0	6.5	5.2	4.7	5.7	1.1	4.9
Social services and housing	-1.0	4.5	6.6	-9.7	-11.0	-5.6	5.1	6.2	5.3	6.6	3.8	3.5	1.4
Protection of persons and property	14.8	-1.9	4.4	4.9	10.7	-12.2	16.6	-4.9	20.7	0.0	-3.4	4.9	3.6
Transportation	-18.4	-8.8	-1.5	11.2	-29.4	16.9	-8.6	4.5	10.2	1.7	3.7	8.5	0.8
Natural resources & economic development	-8.0	26.4	3.4	-17.4	6.9	2.9	-6.2	6.8	17.7	-10.9	13.6	6.1	4.5
Other	4.2	3.0	11.5	1.2	31.4	-4.3	6.0	14.1	12.5	18.9	-16.2	-12.6	6.0
General government	-1.2	1.9	13.9	-7.7	-6.2	-1.3	22.2	7.6	-5.7	17.0	-4.0	-16.7	1.9
Interest	-3.9	1.8	-7.2	-7.8	-4.2	-5.8	-4.6	3.3	-1.5	-3.5	2.1	2.2	-2.3
Operating expense	1.8	6.1	6.7	-0.3	0.4	1.0	5.1	6.1	6.9	4.6	2.9	2.3	3.8
Per capita: (3)
Health	2,173	2,320	2,577	2,662	2,717	2,763	2,950	3,109	3,296	3,429	3,466	3,564	4.6
Education	1,657	1,783	1,886	1,923	1,993	2,043	2,124	2,237	2,317	2,384	2,477	2,465	3.7
Social services and housing	742	770	813	730	646	605	629	661	685	718	733	747	0.1
Protection of persons and property	255	249	257	268	295	257	297	279	332	326	309	320	2.1
Transportation	396	359	350	387	272	315	285	295	320	320	326	348	-1.2
Natural resources & economic development	331	416	426	350	372	380	353	373	432	378	422	441	2.6
Other	174	178	197	198	259	246	258	291	322	377	311	267	4.0
General government	226	229	258	237	221	216	262	279	259	298	281	230	0.2
Interest	731	739	680	623	593	555	524	535	519	492	494	497	-3.4
Operating expense	6,685	7,043	7,444	7,378	7,368	7,380	7,682	8,059	8,482	8,722	8,819	8,879	2.6
Real Per Capita Expense (2010 $) (4)	8,059	8,339	8,670	8,397	8,204	8,060	8,223	8,482	8,775	8,838	8,936	8,880	0.9
Growth rate (per cent)	n/a	3.5	4.0	-3.2	-2.3	-1.8	2.0	3.2	3.4	0.7	1.1	-0.6	0.9

(1)          Prior year information has been restated to incorporate the adjustments disclosed in Note 24 of the 2010/11Public Accounts.

(2)          Expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2010/11 expense divided by GDP for the 2010 calendar year). Totals may not add due to rounding. As nominal GDP for the calendar year ending 2010 is not available, the 2010 GDP projected in May 2011 has been used for the fiscal year ended March 31, 2011 for demonstration purposes.

(3)          Per capita expense is calculated using July 1 population (e.g. 2010/11 expense divided by population on July 1, 2010). Totals may not add due to rounding.

(4)          Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2010 CPI for 2010/11 expense).

2011 Financial and Economic Review — July 2011

Appendix 2 — Financial Review

Table A2.9 Full-Time Equivalents (FTEs) – 1999/2000 to 2010/11

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	change
													(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	33,106	33,579	33,495	29,751	29,049	27,252	27,129	28,647	30,224	31,874	31,353	30,221	-0.8
Service delivery agencies (1)	9,527	8,450	8,447	7,814	4,570	3,822	3,992	3,917	4,128	4,403	4,508	4,423	-6.7
Total FTEs	42,633	42,029	41,942	37,565	33,619	31,074	31,121	32,564	34,352	36,277	35,861	34,644	-1.9
Growth rates:
Ministries and special offices (CRF)	0.0	1.4	1.2	-11.2	-2.4	-6.2	-0.5	5.6	5.5	5.5	-1.6	-3.6	-0.6
Service delivery agencies	0.0	-11.3	-11.3	-7.5	-41.5	-16.4	4.4	-1.9	5.4	6.7	2.4	-1.9	-6.6
Population per FTE: (2)
Total FTEs	94.1	96.1	97.2	109.1	122.6	133.7	134.9	130.3	125.5	120.8	124.4	130.8	3.0

(1) Service delivery agency FTE amounts do not include SUCH sector staff employment.

(2) Population per FTE is calculated using July 1 population (e.g. population on July 1, 2010 divided by 2010/11 FTEs).

2011 Financial and Economic Review — July 2011

Appendix 2 — Financial Review

Table A2.10 Capital Spending – 1999/2000 to 2010/11

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	change
													(per cent)
Taxpayer-supported:
Education
Schools (K–12)	595	595	459	383	313	239	286	322	380	413	449	433	-2.8
Post-secondary	217	254	391	412	605	696	790	874	782	658	672	925	14.1
Health	350	459	275	422	420	568	848	760	881	892	927	916	9.1
BC Transportation Financing Authority	478	485	344	275	407	513	713	821	884	881	918	1,080	7.7
BC Transit	21	27	19	33	7	8	24	13	37	77	150	39	5.8
Rapid Transit Project 2000	396	300	210	35	14	15	16	15	—	—	—	—	n/a
BC Ferries	121	55	55	58	—	—	—	—	—	—	—	—	n/a
Vancouver Convention Centre expansion	—	—	—	—	56	51	85	105	251	242	41	10	n/a
BC Place redevelopment	—	—	—	—	—	—	—	—	—	45	75	197	n/a
Government operating (ministries)	181	208	228	208	214	215	320	355	335	430	306	261	3.4
Other	109	184	114	75	38	58	71	144	122	140	190	252	7.9
	2,468	2,567	2,095	1,901	2,074	2,363	3,153	3,409	3,672	3,778	3,728	4,113	4.8
Self-supported:
BC Hydro	403	412	531	696	574	528	610	807	1,076	1,397	2,406	1,519	12.8
BC Transmission Corporation	—	—	—	—	—	—	21	50	70	19	12	—	n/a
Columbia River power projects	52	126	118	54	100	84	30	19	29	32	16	67	2.3
Transportation Invest. Corp. (Port Mann)	—	—	—	—	—	—	—	—	—	215	777	738	n/a
BC Railway Company	155	124	78	52	33	30	15	19	20	10	14	6	-25.6
ICBC	91	78	107	41	26	31	27	22	23	22	22	48	-5.6
BC Lotteries	10	13	20	30	49	93	83	44	60	97	92	81	20.9
Liquor Distribution Branch	3	20	37	9	1	10	19	22	18	17	19	18	17.7
	714	773	891	882	783	776	805	983	1,296	1,809	3,358	2,477	12.0
Total capital spending	3,182	3,340	2,986	2,783	2,857	3,139	3,958	4,392	4,968	5,587	7,086	6,590	6.8
Per cent of Nominal GDP: (1)
Taxpayer-supported	2.0	2.0	1.6	1.4	1.4	1.5	1.9	1.9	1.9	1.9	2.0	2.0	0.0
Self-supported	0.6	0.6	0.7	0.6	0.5	0.5	0.5	0.5	0.7	0.9	1.8	1.2	6.9
Total	2.6	2.5	2.2	2.0	2.0	2.0	2.3	2.4	2.6	2.8	3.7	3.3	2.0
Growth rates:
Taxpayer-supported	14.5	4.0	-15.1	-9.3	9.1	13.9	33.4	8.1	7.7	2.9	-1.3	10.3	5.8
Self-supported	30.8	8.3	24.8	-1.0	-11.2	-0.9	3.7	22.1	31.8	39.6	85.6	-26.2	16.1
Total	17.8	5.0	-6.2	-6.8	2.7	9.9	26.1	11.0	13.1	12.5	26.8	-7.0	7.9
Per capita: (2)
Taxpayer-supported	615	636	514	464	503	569	751	803	852	862	836	908	3.6
Self-supported	178	191	219	215	190	187	192	232	301	413	753	547	10.7
Total	793	827	733	679	693	755	943	1,035	1,153	1,274	1,589	1,454	5.7

Real Per Capita Capital Spending (2010 $) (3)	958	981	855	774	773	826	1,011	1,091	1,195	1,294	1,613	1,454	3.9
Growth rate (per cent)	n/a	2.4	-9.5	-9.4	-0.1	6.9	22.4	7.9	9.5	8.3	24.7	-9.8	4.8

(1)          Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2010/11 amounts divided by GDP for the 2010 calendar year). As nominal GDP for the calendar year ending 2010 is not available, the 2010 GDP projected in May 2011 has been used for the fiscal year ended March 31, 2011 for demonstration purposes. Totals may not add due to rounding.

(2)          Per capita capital spending is calculated using July 1 population (e.g. 2010/11 amounts divided by population on July 1, 2010). Totals may not add due to rounding.

(3)          Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2010 CPI for 2010/11 capital spending).

2011 Financial and Economic Review – July 2011

Appendix 2 — Financial Review

Table A2.11 Provincial Debt – 1999/2000 to 2010/11

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	change
													(per cent)
Taxpayer-supported debt:
Provincial government operating	13,143	11,260	12,811	14,315	14,340	12,894	9,952	6,928	5,330	3,048	4,663	4,268	-9.7
Provincial government general capital	152	318	508	642	840	1,075	1,391	1,961	2,274	2,696	2,696	2,696	n/a
Provincial government direct operating	13,295	11,578	13,319	14,957	15,180	13,969	11,343	8,889	7,604	5,744	7,359	6,964	-5.7
Other taxpayer-supported debt (mainly capital):
Education facilities
Schools	3,812	4,111	4,341	4,562	4,649	4,737	4,860	5,013	5,216	5,522	5,777	6,016	4.2
Post-secondary institutions	1,617	1,626	1,785	1,842	2,190	2,398	2,772	3,024	3,437	3,626	3,843	4,092	8.8
	5,429	5,737	6,126	6,404	6,839	7,135	7,632	8,037	8,653	9,148	9,620	10,108	5.8
Health facilities	1,679	2,028	2,186	2,265	2,343	2,253	2,635	3,053	3,511	3,936	4,389	4,895	10.2
Highways, ferries and public transit
BC Transportation Financing Authority	1,843	2,197	2,514	2,661	2,764	2,474	2,699	3,237	3,948	4,586	5,211	5,785	11.0
SkyTrain extension	488	836	1,044	1,105	1,119	1,135	1,145	1,153	1,153	1,154	1,154	1,155	8.1
Public transit	992	991	982	979	965	957	959	950	958	997	997	997	0.0
BC Transit	79	75	79	87	83	78	80	96	84	94	140	158	6.5
Rapid Transit Project 2000 Ltd	101	114	47	3	—	—	—	—	—	—	—	—	n/a
BC Ferries	24	21	19	—	—	—	—	—	—	—	—	—	n/a
	3,527	4,234	4,685	4,835	4,931	4,644	4,883	5,436	6,143	6,831	7,502	8,095	7.8
Other
Social Housing	205	265	299	161	156	133	189	216	218	286	305	511	8.7
Provincial government general capital	—	—	—	—	—	—	—	—	—	—	294	570	n/a
BC Immigration Investment Fund	—	—	9	18	29	88	148	167	256	287	289	347	n/a
Homeowner Protection Office	34	71	113	123	129	130	110	110	136	150	144	—	-100.0
BC Pavilion Corporation	—	—	—	—	—	—	—	—	—	—	49	250	n/a
BC Buildings	615	610	596	456	317	241	246	—	—	—	—	—	n/a
552513 BC Ltd. (Skeena Cellulose)	—	337	—	—	—	—	—	—	—	—	—	—	n/a
Other	422	244	181	164	90	75	65	60	68	64	70	115	-11.1
	1,276	1,527	1,198	922	721	667	758	553	678	787	1,151	1,793	3.1
Total other taxpayer-supported debt	11,911	13,526	14,195	14,426	14,834	14,699	15,908	17,079	18,985	20,702	22,662	24,891	6.9
Total taxpayer-supported debt	25,206	25,104	27,514	29,383	30,014	28,668	27,251	25,968	26,589	26,446	30,021	31,855	2.2
Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	6,880	6,649	6,670	6,784	7,040	6,906	6,892	7,144	7,633	9,054	10,792	11,710	5.0
Transportation Invest. Corp. (Port Mann)	—	—	—	—	—	—	—	—	—	20	544	1,148	n/a
Post-secondary institutions’ subsidiaries	—	5	20	22	22	32	32	58	115	134	201	173	n/a
Columbia River power projects	94	113	184	165	215	257	247	236	219	208	196	183	6.2
BC Transmission Corporation	—	—	—	—	—	—	30	30	79	70	70	—	n/a
BC Lotteries	—	—	—	—	—	—	—	—	—	—	60	85	n/a
Liquor Distribution Branch	3	2	13	9	7	6	5	3	2	1	1	—	-100.0
BC Rail	655	603	614	494	477	—	—	—	—	—	—	—	n/a
552513 BC Ltd. (Skeena Cellulose)	280	—	—	—	—	—	—	—	—	—	—	—	n/a
	7,912	7,372	7,501	7,474	7,761	7,201	7,206	7,471	8,048	9,487	11,864	13,299	4.8
Warehouse borrowing program	1,320	1,312	1,067	—	—	—	—	—	—	2,081	—	—	n/a
Total self-supported debt	9,232	8,684	8,568	7,474	7,761	7,201	7,206	7,471	8,048	11,568	11,864	13,299	3.4
Total provincial debt	34,438	33,788	36,082	36,857	37,775	35,869	34,457	33,439	34,637	38,014	41,885	45,154	2.5

2011 Financial and Economic Review — July 2011

Appendix 2 — Financial Review

Table A2.12 Provincial Debt Supplementary Information – 1999/2000 to 2010/11

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	change
													(per cent)
Per cent of Nominal GDP: (1)
Taxpayer-supported debt:
Provincial government direct operating	11.0	8.8	10.0	10.8	10.4	8.9	6.7	4.9	4.0	2.9	3.9	3.5	-10.0
Education facilities	4.5	4.4	4.6	4.6	4.7	4.5	4.5	4.4	4.5	4.6	5.0	5.0	1.0
Health facilities	1.4	1.5	1.6	1.6	1.6	1.4	1.6	1.7	1.8	2.0	2.3	2.4	5.2
Highways, ferries and public transit	2.9	3.2	3.5	3.5	3.4	2.9	2.9	3.0	3.2	3.5	3.9	4.0	2.9
Other	1.1	1.2	0.9	0.7	0.5	0.4	0.4	0.3	0.4	0.4	0.6	0.9	-1.5
Total taxpayer-supported debt	20.8	19.1	20.6	21.3	20.6	18.2	16.1	14.2	13.8	13.4	15.7	15.8	-2.5
Self-supported debt:
Commercial Crown corporations & agencies	6.5	5.6	5.6	5.4	5.3	4.6	4.2	4.1	4.2	4.8	6.2	6.6	0.1
Warehouse borrowing program	1.1	1.0	0.8	—	—	—	—	—	—	1.1	—	—	n/a
Total self-supported debt	7.6	6.6	6.4	5.4	5.3	4.6	4.2	4.1	4.2	5.9	6.2	6.6	-1.3
Total provincial debt	28.5	25.7	27.0	26.7	25.9	22.7	20.3	18.3	18.0	19.2	21.9	22.4	-2.2
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	13.6	-12.9	15.0	12.3	1.5	-8.0	-18.8	-21.6	-14.5	-24.5	28.1	-5.4	-4.4
Education facilities	8.1	5.7	6.8	4.5	6.8	4.3	7.0	5.3	7.7	5.7	5.2	5.1	5.8
Health facilities	12.4	20.8	7.8	3.6	3.4	-3.8	17.0	15.9	15.0	12.1	11.5	11.5	10.4
Highways, ferries and public transit	-4.1	20.0	10.7	3.2	2.0	-5.8	5.1	11.3	13.0	11.2	9.8	7.9	8.0
Other	-4.1	19.7	-21.5	-23.0	-21.8	-7.5	13.6	-27.0	22.6	16.1	46.3	55.8	6.6
Total taxpayer-supported debt	8.5	-0.4	9.6	6.8	2.1	-4.5	-4.9	-4.7	2.4	-0.5	13.5	6.1	2.3
Self-supported debt:
Commercial Crown corporations & agencies	-4.1	-6.8	1.7	-0.4	3.8	-7.2	0.1	3.7	7.7	17.9	25.1	12.1	5.2
Warehouse borrowing program	100.6	-0.6	-18.7	-100.0	—	—	—	—	—	—	-100.0	—	n/a
Total self-supported debt	3.6	-5.9	-1.3	-12.8	3.8	-7.2	0.1	3.7	7.7	43.7	2.6	12.1	4.2
Total provincial debt	7.1	-1.9	6.8	2.1	2.5	-5.0	-3.9	-3.0	3.6	9.7	10.2	7.8	2.6
Per capita: (2)
Taxpayer-supported debt:
Provincial government direct operating	3,314	2,866	3,267	3,650	3,682	3,362	2,703	2,095	1,764	1,310	1,650	1,537	-6.7
Education facilities	1,353	1,420	1,503	1,563	1,659	1,717	1,819	1,894	2,008	2,087	2,157	2,231	4.7
Health facilities	419	502	536	553	568	542	628	719	815	898	984	1,080	9.0
Highways, ferries and public transit	879	1,048	1,149	1,180	1,196	1,118	1,164	1,281	1,425	1,558	1,682	1,787	6.7
Other	318	378	294	225	175	161	181	130	157	180	258	396	2.0
Total taxpayer-supported debt	6,284	6,215	6,750	7,170	7,281	6,899	6,493	6,119	6,170	6,033	6,731	7,031	1.0
Self-supported debt:
Commercial Crown corporations & agencies	1,972	1,825	1,840	1,824	1,883	1,733	1,717	1,761	1,867	2,164	2,660	2,935	3.7
Warehouse borrowing program	329	325	262	—	—	—	—	—	—	475	—	—	n/a
Total self-supported debt	2,301	2,150	2,102	1,824	1,883	1,733	1,717	1,761	1,867	2,639	2,660	2,935	2.2
Total provincial debt	8,585	8,365	8,852	8,994	9,163	8,632	8,210	7,880	8,037	8,671	9,391	9,966	1.4
Real Per Capita Provincial Debt (2010 $) (3)	10,368	9,923	10,329	10,253	10,221	9,444	8,805	8,310	8,329	8,803	9,533	9,966	-0.4
Growth rate (per cent)	n/a	-4.3	4.1	-0.7	-0.3	-7.6	-6.8	-5.6	0.2	5.7	8.3	4.5	-0.2

(1)          Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2010/11 debt divided by GDP for the 2010 calendar year). As nominal GDP for the calendar year ending in 2010 is not available, the 2010 GDP projected in May 2011 has been used for the fiscal year ended March 31, 2011 for demonstration purposes. Totals may not add due to rounding.

(2)          Per capita debt is calculated using July 1 population (e.g. 2010/11 debt divided by population on July 1, 2010). Totals may not add due to rounding.

(3)          Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2010 CPI for 2010/11 debt).

2011 Financial and Economic Review — July 2011

Appendix 2 — Financial Review

Table A2.13 Key Provincial Debt Indicators – 1999/2000 to 2010/11 (1)

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	change
													(per cent)
Debt to revenue (per cent)
Total provincial	98.6	81.3	92.1	104.4	100.7	85.2	74.8	69.2	69.3	77.9	87.5	89.8	-0.8
Taxpayer-supported	97.2	88.1	100.2	110.0	107.3	88.6	77.9	69.8	69.6	71.9	84.0	80.6	-1.7
Debt per capita ($) (2)
Total provincial	8,585	8,365	8,852	8,994	9,163	8,632	8,210	7,880	8,037	8,671	9,391	9,966	1.4
Taxpayer-supported	6,284	6,215	6,750	7,170	7,281	6,899	6,493	6,119	6,170	6,033	6,731	7,031	1.0
Debt to nominal GDP (per cent) (3)
Total provincial	28.5	25.7	27.0	26.7	25.9	22.7	20.3	18.3	18.0	19.2	21.9	22.4	-2.2
Taxpayer-supported	20.8	19.1	20.6	21.3	20.6	18.2	16.1	14.2	13.8	13.4	15.7	15.8	-2.5
Interest bite (cents per dollar of revenue) (4)
Total provincial	7.3	6.4	6.3	6.4	5.9	4.7	4.4	4.3	4.0	4.4	4.6	4.3	-4.7
Taxpayer-supported	7.0	6.7	6.4	6.3	6.1	5.0	4.4	4.2	3.9	4.3	4.3	4.0	-4.8
Interest costs ($ millions)
Total provincial	2,548	2,646	2,456	2,258	2,228	1,997	2,007	2,069	2,009	2,138	2,212	2,164	-1.5
Taxpayer-supported	1,803	1,913	1,758	1,690	1,703	1,633	1,542	1,570	1,487	1,570	1,541	1,597	-1.1
Interest rate (per cent) (5)
Taxpayer-supported	7.4	7.6	6.7	5.9	5.7	5.6	5.5	5.9	5.7	5.9	5.5	5.2	-3.3
Background Information:
Revenue ($ millions)
Total provincial (6)	34,939	41,566	39,163	35,307	37,519	42,114	46,054	48,346	49,946	48,808	47,876	50,295	3.4
Taxpayer-supported (7)	25,940	28,502	27,457	26,714	27,974	32,362	34,985	37,208	38,198	36,788	35,758	39,544	3.9
Debt ($ millions)
Total provincial	34,438	33,788	36,082	36,857	37,775	35,869	34,457	33,439	34,637	38,014	41,885	45,154	2.5
Taxpayer-supported (8)	25,206	25,104	27,514	29,383	30,014	28,668	27,251	25,968	26,589	26,446	30,021	31,855	2.2
Provincial nominal GDP ($ millions) (9)	120,921	131,333	133,514	138,193	145,642	157,675	169,664	182,251	192,117	197,728	191,006	201,792	4.8
Population (thousands at July 1) (10)	4,011	4,039	4,076	4,098	4,122	4,155	4,197	4,244	4,310	4,384	4,460	4,531	1.1

(1)	Includes fiscal data of school districts, post-secondary institutions and regional health authorities/societies (SUCH).
(2)	The ratio of debt to population (e.g. 2010/11 debt divided by population at July 1, 2010).
(3)

The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2010/11 debt divided by 2010 nominal GDP). As nominal GDP for the calendar year ending 2010 is not available, the 2010 GDP projected in May 2011 has been used for the fiscal year ended March 31, 2011 for demonstration purposes.

(4)	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.
(5)	Weighted average of all outstanding debt issues.
(6)	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.
(7)	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.
(8)	Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.
(9)

Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2010 is used for the fiscal year ended March 31, 2011). As nominal GDP for the calendar year ending 2010 is not available, the 2010 GDP projected in May 2011 has been used for the fiscal year ended March 31, 2011 for demonstration purposes.

(10)	Population at July 1st within the fiscal year (e.g. population at July 1, 2010 is used for the fiscal year ended March 31, 2011).

2011 Financial and Economic Review — July 2011

Appendix 2 — Financial Review

Table A2.14 Historical Operating Statement Surplus (Deficit)

					Crown		SUCH				Surplus
					Corporations		Sector &				(Deficit)
	Consolidated Revenue Fund				and		Regional	Other		Surplus	as a Per Cent
($ millions)	Revenue	Expenditure	Balance		Agencies		Authorities	Adjustments		(Deficit) (1)	of GDP
1969/70	1,248	1,244	4		—		—	—		—	0.0
1970/71	1,373	1,274	99		—		—	—		—	1.0
1971/72	1,558	1,474	84		—		—	—		—	0.8
1972/73	1,772	1,675	97		—		—	—		—	0.8
1973/74	2,217	2,071	146		—		—	—		—	0.9
1974/75	2,769	2,779	(10)		—		—	—		—	(0.1)
1975/76	3,124	3,534	(410)		—		—	—		—	(2.1)
1976/77	3,785	3,691	94		—		—	—		—	0.4
1977/78	4,372	4,168	204		—		—	—		—	0.8
1978/79	4,853	4,582	271		—		—	—		—	0.9
1979/80 (1)	5,860	5,318	542		(88)		—	—		454	1.3
1980/81	5,982	6,239	(257)		45		—	—		(212)	(0.5)
1981/82	7,139	7,323	(184)		43		—	—		(141)	(0.3)
1982/83	7,678	8,662	(984)		(257)		—	—		(1,241)	(2.8)
1983/84	8,335	9,347	(1,012)		49		—	—		(963)	(2.0)
1984/85	8,807	9,801	(994)		172		—	—		(822)	(1.6)
1985/86	9,160	10,127	(967)		110		—	—		(857)	(1.6)
1986/87	9,463	10,624	(1,161)		526		—	—		(635)	(1.1)
1987/88	11,007	11,055	(48)		119		—	—		71	0.1
1988/89	12,570	11,834	736		194		—	—		930	1.3
1989/90	13,656	13,200	456		40		—	—		496	0.7
1990/91	14,236	15,010	(774)		107		—	—		(667)	(0.8)
1991/92	14,570	17,101	(2,531)		192		—	—		(2,339)	(2.9)
1992/93	16,172	17,858	(1,686)		210		—	—		(1,476)	(1.7)
1993/94	17,923	18,833	(910)		11		—	—		(899)	(1.0)
1994/95	19,506	19,953	(447)		219		—	—		(228)	(0.2)
1995/96	19,698	20,054	(356)		38		—	—		(318)	(0.3)
1996/97	20,126	20,241	(115)		(270)		—	—		(385)	(0.4)
1997/98	20,216	20,135	81		(248)		—	—		(167)	(0.1)
1998/99	20,312	20,527	(215)		(689)		(56)	—		(960)	(0.8)
1999/2000	21,836	22,157	(321)		345		(40)	—		(16)	0.0
2000/01	23,727	22,450	1,277		(171)		138	(52	)(3)	1,192	0.9
2001/02	22,701	24,691	(1,990	)(2)	(711	)(2)	180	1,464	(3)	(1,057)	(0.8)
2002/03	21,995	24,954	(2,959)		(216)		527	—		(2,648)	(1.9)
2003/04	23,175	25,244	(2,069)		347		368	—		(1,354)	(0.9)
2004/05	27,295	26,039	1,256		1,035		385	—		2,676	1.7
2005/06	29,460	26,902	2,558		550		588	(710	)(4)	2,986	1.8
2006/07	31,206	28,206	3,000		841		400	(264	)(4)	3,977	2.2
2007/08	31,982	30,230	1,752		997		441	(444	)(4),(5)	2,746	1.4
2008/09	30,471	31,575	(1,104)		1,021		192	18	(4),(5)	127	0.1
2009/10	28,570	31,758	(3,188)		810		514	—		(1,864)	(1.0)
2010/11	32,039	32,850	(811)		(219)		721	—		(309)	(0.2)

(1)

The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1969/70 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).

(2)	Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.
(3)	Impact of move to joint trusteeship for public service pension plans.
(4)	Negotiating framework incentive payments.
(5)	Climate Action Dividend.

2011 Financial and Economic Review — July 2011

Appendix 2 — Financial Review

Table A2.15 Historical Provincial Debt Summary (1)

	Taxpayer-Supported Debt
	Provincial	Education	Health			Total				Taxpayer-
	Government	Facilities	Facilities	Highways,		Taxpayer-	Self-	Total	Total Debt	Supported
	Direct	Capital	Capital	Ferries and		Supported	Supported	Provincial	as a Per	Debt as a Per
Year	Operating	Financing	Financing	Public Transit	Other(2)	Debt	Debt(3)	Debt	Cent of GDP	Cent of GDP
					(millions)				(per cent)
1969/70	—	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	—	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	—	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	—	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	—	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	—	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	—	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	22.7	6.6
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	27.4	10.4
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	30.8	13.0
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	31.2	13.0
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	30.9	14.1
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	30.3	15.3
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	27.2	14.2
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	23.7	13.1
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	21.5	11.8
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.8	12.4
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	24.5	15.3
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	26.8	18.2
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	27.6	19.1
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.9	18.9
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	27.2	18.9
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	27.0	19.5
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	26.5	19.4
Information from 1998/99 onwards has been restated to include the SUCH sector and re-allocation of sinking fund.
1998/99	11,707	5,023	1,494	3,678	1,330	23,232	8,910	32,142	27.8	20.1
1999/2000	13,295	5,429	1,679	3,527	1,276	25,206	9,232	34,438	28.5	20.8
2000/01	11,578	5,737	2,028	4,234	1,527	25,104	8,684	33,788	25.7	19.1
2001/02	13,319	6,126	2,186	4,685	1,198	27,514	8,568	36,082	27.0	20.6
2002/03	14,957	6,404	2,265	4,835	922	29,383	7,474	36,857	26.7	21.3
2003/04	15,180	6,839	2,343	4,931	721	30,014	7,761	37,775	25.9	20.6
2004/05	13,969	7,135	2,253	4,644	667	28,668	7,201	35,869	22.7	18.2
2005/06	11,343	7,632	2,635	4,883	758	27,251	7,206	34,457	20.3	16.1
2006/07	8,889	8,037	3,053	5,436	553	25,968	7,471	33,439	18.3	14.2
2007/08	7,604	8,653	3,511	6,143	678	26,589	8,048	34,637	18.0	13.8
2008/09	5,744	9,148	3,936	6,831	787	26,446	11,568	38,014	19.2	13.4
2009/10 (4)	7,359	9,620	4,389	7,502	1,151	30,021	11,864	41,885	21.9	15.7
2010/11	6,964	10,108	4,895	8,095	1,793	31,855	13,299	45,154	22.4	15.8

(1)

Debt is after deduction of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable. Figures for 1998/99 onwards have been restated to conform with the presentation used for 2006 and to reflect changes in underlying data.

(2)	Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions.
(3)	Includes commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.
(4)

In 2009/10, sinking funds for government debt related to schools, post-secondary education, health care and public transit were liquidated and the proceeds ($763 million) used to offset direct operating borrowings requirements. Figures for prior years have been restated to reflect this decision.

2011 Financial and Economic Review — July 2011

Chapter Three

Commercial Crown
Corporations Review

2011 Financial and Economic Review — July 2011

Chapter 3 — Commercial Crown Corporations Review

Introduction

Over the years, British Columbia’s governments have created or acquired a number of commercial Crown corporations as a means of combining public policy goals with private sector management practices. The Crown corporations vary greatly in terms of size and scope, from large companies such as the BC Hydro and Power Authority and the Insurance Corporation of British Columbia to the more limited scope of entities such as the Transportation Investment Corporation.

The provincial government’s commercial Crown corporations report on their operations through the usual corporate publications such as audited financial statements and annual reports. However, under the Budget Transparency and Accountability Act, they are also required to table annually in the BC Legislature a three-year Service Plan outlining financial and non-financial performance targets, as well as an Annual Service Plan Report on the results achieved in relation to the previous year’s Service Plan. The Service Plan is based on the Shareholder’s Letter of Expectation, a document which serves as the basis of understanding between the government and each Crown agency on high-level performance expectations, public policy issues and strategic priorities.

In general, the Service Plans are tabled each February in conjunction with the provincial government’s Budget and Fiscal Plan. The Annual Service Plan Reports are tabled at the same time as, or shortly after, the release of the provincial government’s Public Accounts. The commercial Crown corporations also post the above reports on their websites.

BC Hydro and Power Authority

BC Hydro is one of North America’s leading providers of clean, renewable energy, and the largest electric utility in British Columbia, serving 95 per cent of the province’s population and approximately 1.8  million customers. Residential clients account for 89 per cent of BC Hydro’s accounts while the remaining 11 per cent is made up of commercial or industrial operations. Each of these three groups consume roughly one-third of the electricity supplied by BC Hydro.

The utility operates and maintains 75 dams at 41 sites mainly on the Peace and Columbia River Systems and on the Pacific Coast. Over 95 per cent of BC Hydro’s 12.0  gigawatt generating capacity is produced at 31 hydroelectric facilities, while the remaining capacity comes from 3 thermal generating plants. Power is delivered to customers through a network consisting of more than 76,000 kilometres of transmission and distribution lines, approximately 300 substations, 900,000 utility poles and 325,000 transformers.

BC Hydro’s mandate includes generating, manufacturing, conserving, supplying, purchasing and selling electricity to meet the need in British Columbia in a cost-effective and reliable manner. BC Hydro’s general powers and governance are established under the terms of the Hydro and Power Authority Act. The BC Hydro Public Power Legacy and Heritage Contract Act provides further direction with respect to BC Hydro’s assets. The act ensures public ownership of BC Hydro’s heritage resources, which includes BC Hydro’s transmission and distribution systems, and all of BC Hydro’s existing generation and storage assets. As well, BC Hydro is regulated by the British Columbia Utilities Commission (BCUC) under the terms of the Utilities Commission Act. The BCUC is responsible for ensuring that energy utilities under its jurisdiction charge fair, just and reasonable rates for energy, and provide safe, adequate and secure service to customers.

2011 Financial and Economic Review — July 2011

Chapter 3 — Commercial Crown Corporations Review

Map 3.1    500 kV transmission system and major generating stations

BC Hydro has corporate centres in Vancouver and Burnaby, and has a presence in more than 50 communities across the province through its regional offices.

BC Hydro participates in the western North America energy trade market through the activities of its subsidiary Powerex Corp. BC Hydro uses the energy trade market to make the best financial use of its generation capacity by selling power when energy prices are high, and acquiring electricity for domestic demand or later re-sale when energy prices are low.

BC Hydro’s ability to both meet domestic demand and maximize long-term net revenue from its hydroelectric generation capability is largely dependent on water inflows into reservoirs. Inflows into system reservoirs can vary significantly from year to year, depending on the amount of precipitation, and this variability has a large impact on the amount of energy that BC Hydro generates at its hydroelectric facilities. BC Hydro operates its large reservoirs to maximize the value of the system and to maintain adequate domestic supply through several consecutive drought years. It does this by assessing inflows and market prices and making decision on when to buy energy from the market and when to generate energy at its own facilities.

System water supply for hydroelectric generation over the last two fiscal years had been among the lowest on record. The system inflow energy equivalent for fiscal 2010 and 2011 were both 86 per cent of operations normal, and were the lowest pair of back-to-back inflow years since the 1940’s. The energy equivalent of each 1 per cent of inflow is about 500 gigawatt hours (GWh), so the combined energy deficit relative to average across these two years was over 14,000 GWh. Despite the below average inflows for the past two years, prudent management of BC Hydro’s reservoirs has resulted in system storage levels being only 1,000 GWh below the 30-year average at March 31, 2011, as BC Hydro took advantage of low market prices to purchase market energy, saving the energy in its own reservoirs for future needs.

2011 Financial and Economic Review — July 2011

Chapter 3 — Commercial Crown Corporations Review

Table 3.1	British Columbia Hydro and Power Authority
Five-Year Income Statement for the Years Ended March 31

				Restated
($ millions, unless otherwise indicated)	2007	2008	2009	2010 (1)	2011 (1)

Domestic energy revenue	2,786	2,944	2,814	3,289	3,438
Domestic energy costs	(1,037)	(948)	(1,236)	(1,145)	(1,049)
	1,749	1,996	1,578	2,144	2,389
Trade margin	326	157	298	263	212
Revenue net of energy costs	2,075	2,153	1,876	2,407	2,601
Other operating expenses (2)	(716)	(942)	(915)	(795)	(860)
Amortization and depreciation	(378)	(368)	(395)	(487)	(533)
EBIT	981	843	566	1,125	1,208
Interest and taxes	(602)	(616)	(639)	(678)	(619)
Operating results	379	227	(73)	447	589
Net transfer (to) from regulatory accounts	28	142	438	—	—
Net income	407	369	365	447	589
Financial data:
Shareholder’s dividend	331	288	—	47	463
Capital expenditures	807	1,076	1,397	2,406	1,519
Property, plant and equipment (including intangible assets)	10,426	11,154	12,099	13,995	15,546
Debt (including current portion)	6,916	7,519	9,135	10,696	11,520
Debt to equity ratio	70:30	70:30	81:19	80:20	80:20
Interest coverage	1.84	1.49	1.72	1.96	2.05
Performance indicators:
Winter Generation Availability Index (per cent)	96.2	96.2	96.4	97.6	94.4
Customer Average Interruption Duration Index (hours) (3)	2.16	2.24	2.47	2.28	2.20

(1)          Prior year is restated to be consistent with the current presentation. In 2010/11, BC Hydro changed its presentation of the impact of regulation on its statement of operations. Regulatory Transfers were previously a single line item whereas in the current period they are netted against the corresponding expense or revenue line item. 2009/10 is restated to conform to the current presentation.

(2)          Changed in 2010/11 to present operating costs based on the nature of the expenditures. Amounts previously presented as operations, maintenance and administration expenses are now classified by the nature of the expense, including personnel, materials and external services and other operating costs. 2009/10 is restated to conform to the current presentation.

(3)          Excludes major events.

BC Hydro has been a net importer of market electricity in 10 of the past 12 fiscal years as system water supply conditions were generally below normal and domestic demand rose at a higher rate than domestic resource additions. BC Hydro was a net seller of market electricity in fiscal 2000 and 2008 due to the province experiencing higher than normal precipitation. Over the past several years, BC Hydro has taken advantage of low market prices to purchase energy from the market instead of running its higher cost thermal generation facilities to keep the cost of energy as low as possible.

Under the provincial government’s 2007 Energy Plan, increasing demand is to be met with conservation and demand management, upgrades to BC Hydro’s existing facilities, increased purchases from independent power producers, and, potentially, new larger-scale projects such as construction of the Site C dam and generating facility on the Peace River. In addition, the Clean Energy Act enacted in June 2010 provides a framework for electrical self-sufficiency and reduced greenhouse gas emissions powered by investments in clean, renewable energy across the province.

2011 Financial and Economic Review — July 2011

Chapter 3 — Commercial Crown Corporations Review

Chart 3.1 Domestic electricity supply versus demand

BC Hydro’s capital spending reflects both efforts to improve and expand the province’s aging electrical generation facilities that were primarily constructed in the 1950s, 1960s and 1970s as well as to expand the province’s electrical generation capacity to meet the demands of population growth and an expanding economy.

Capital spending totaled $1.5 billion during 2010/11, down from $2.4 billion in 2009/10 largely due to the acquisition in that year of a one-third interest in the Waneta dam and generating facility, but still well above capital investment levels typical until recent years. Capital projects completed in 2010/11 include the installation of a fifth generating unit at the Revelstoke Generating Station which will provide an additional 500 megawatts of reliable capacity to BC Hydro’s system. A project to replace four stators (the stationary part of the generating unit that converts the mechanical energy of the rotor into electrical energy) was completed at the Gorden M. Shrum facility, next to the W.A.C. Bennet dam, in the summer of 2010. Also, a new 230/138 kilovolt substation, together with an associated transmission line, was completed near Nanaimo. Appendix Table 2.9 provides more information on projects greater than $50 million (see page 47).

Each year BC Hydro establishes a number of financial and non-financial targets to evaluate its performance in a balanced framework. In fiscal 2011, BC Hydro met its targets for customer satisfaction and energy conservation/efficiency but had mixed results in achieving its climate change and environmental impact targets. BC Hydro did not meet its performance targets for safety, reliability and electricity security. BC Hydro met or exceeded two of its six original financial targets for fiscal 2011, and met or exceeded four out of six financial targets for fiscal 2011 as reforecast in BC Hydro’s F2011/12 – 2013/14 Service Plan to reflect financial impacts of the unplanned integration of the British Columbia Transmission Corporation with BC Hydro in July 2010 and the Negotiated Settlement Agreement on BC Hydro’s F2011 Revenue Requirements Application.

More information about BC Hydro’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.bchydro.com.

2011 Financial and Economic Review — July 2011

Chapter 3 — Commercial Crown Corporations Review

BC Liquor Distribution Branch

LDB is responsible for the importation, distribution and retailing of beverage alcohol in British Columbia and the operation of government liquor stores and distribution centres in the province. LDB, under the authority of the Liquor Distribution Act, has the sole right to purchase beverage alcohol, both in and out of British Columbia, in accordance with the Importation of Intoxicating Liquors Act (Canada).

Table 3.2	Liquor Distribution Branch
Five-Year Income Statement for the Years Ended March 31 (1)

($ millions)	2007	2008	2009	2010	2011
Provincial liquor sales	2,509.1	2,679.5	2,794.5	2,854.1	2,820.5
Less: commissions and discounts	142.1	180.0	190.5	198.3	201.5
Net sales	2,367.0	2,499.5	2,604.0	2,655.8	2,619.0
Cost of sales	1,276.2	1,396.4	1,451.2	1,515.3	1,458.4
Gross margin	1,090.8	1,103.1	1,152.8	1,140.5	1,160.6
Operating expenses	(256.3)	(256.1)	(270.0)	(275.9)	(281.5)
Other income	5.8	10.2	8.3	12.7	11.3
Net income	840.3	857.2	891.1	877.3	890.4
Financial data:
Commissions as a per cent of total sales	5.66	6.72	6.82	6.95	7.14
Gross margin percentage	43.47	41.17	41.25	39.96	41.15
Retail results – percentage of net income	45.77	43.05	44.16	46.43	46.42
Wholesale results – percentage of net income	54.23	56.95	55.84	53.57	53.58
Retail results – percentage of sales	35.89	34.01	34.63	35.10	35.49
Wholesale results – percentage of sales	31.69	30.62	30.01	27.75	28.81
Performance indicators:
Operating costs per dollar of revenue (2) (cents)	10.21	9.56	9.66	9.67	9.98
Sales per square foot (dollars) (3)	1,167	1,224	1,269	1,270	1,259
Inventory turnover (times per year)	19	18	17	17	17

(1)          Prior years are restated to be consistent with the current presentation.

(2)          Excludes the impact of restructuring accruals.

(3)          Excludes stores that exclusively deal in wholesale transactions.

LDB has a workforce of approximately 3,500 full and part-time employees, and manages its retail and wholesale business through the operation of 197 government liquor stores throughout the province; two distribution centres located in Vancouver and Kamloops; and a head office facility in Vancouver.

Since 2002, when liquor sales were made through 786 retail outlets with 75 per cent of sales through 224 government stores, consumer access has expanded to over 1,300 retail outlets, and diversified to allow sales through licensed agents, manufacturers and private retail outlets such as rural agency stores and duty free stores. This policy change reflects a move to bring more private sector competition into the liquor marketplace. As at March 31, 2011 the sales network consisted of:

•                  197 government liquor stores;

•                  672 licensee retail stores (private stores licensed to sell all beverage alcohol products);

•                  223 rural agency stores (general merchandise stores in rural communities licensed to sell beverage alcohol products);

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•                  233 on-site manufacturer stores (outlets at wineries, breweries and distilleries that sell the products that they manufacture);

•                  35 off-site manufacturer stores (outlets operated by the BC wine industry that sell BC winery products);

•                  12 private wine stores; and

•                  11 duty-free stores.

In addition to retail stores there were about 8,000 bars, restaurants and other licensed on-premise establishments.

In 2010/11, approximately 46 percent of BCLC’s net income resulted from retail operations (counter sales) while 54 per cent was derived through wholesale activities (including direct deliveries, and revenue from sales through licensed agents). However, net income as a percentage of sales was 35 per cent for the retail channel compared to 29 per cent for wholesale operations. This reflects product discounts ranging from 10 to 30 per cent for sales through wholesale activities.

In 2010/11, beer (packaged and draught) accounted for 38.8 per cent of sales revenue followed by wine (30.6 per cent) and spirits (26.1 per cent). The percentage of beer, cider and cooler sales decreased from last year, returning to a downward trend in the sale of these products (see Chart 3.2). Consumer preference for wine continued its upward trend while spirits increased slightly from 2009/10 levels but remained consistent around 26 per cent.

Chart 3.2  Liquor sales by category

Source: BC Liquor Disitribution Branch

LDB experienced a number of policy changes over the last five years that affected its operating ratios. In addition to the increase in their numbers, Licensee retail stores (LRS) were permitted to sell spirits as well as beer and wine beverages, and their product discounts were increased to 16 per cent from 13 per cent five years ago. Other policy

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changes included moving from a percentage to a flat markup on beer products in 2003/04 and the consolidation of a number of government liquor stores into larger “Signature” retail outlets.

From an operating perspective, the impacts on LDB from these policy changes for the five year period has been a 1.4 per cent increase in commissions as a percentage of total sales, a 2.3 per cent decrease in gross margin percentage, and a 3.3 per cent reduction in market share for government liquor store counter sales. However, LDB introduced efficiencies in its distribution network by initiating direct shipments to LRSs from its warehouses instead of routing them through the local liquor stores. This change reduced operating costs per dollar of revenue to 9.98 cents in 2010/11 from 10.21 cents in 2006/07. Revamping the retail outlets also improved sales efficiencies to $1,259 per square foot from $1,167 over the same period.

More information about LDB’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.bcldb.com.

BC Lottery Corporation

British Columbia’s gaming industry is operated and regulated under the authority and direction of the provincial government under the terms of the Criminal Code of Canada. Under the Gaming Control Act (2002), BCLC is designated as the agent of the Crown responsible for conducting, managing and operating all forms of lottery, casino and commercial bingo gaming in the province. BCLC also participates in the marketing of nationwide and regional lottery games in association with other Canadian provinces.

Table 3.3	British Columbia Lottery Corporation
Five-Year Income Statement for the Years Ended March 31

($ millions)	2007	2008	2009	2010	2011
Gaming revenue net of prizes and direct expenses:
Lottery products (includes eGaming)	368.5	355.1	356.9	361.4	403.7
Casinos	800.0	871.7	867.7	860.1	875.4
Community gaming	57.8	89.0	106.1	111.5	127.4
	1,226.3	1,315.8	1,330.7	1,333.0	1,406.5
Administrative costs	(106.7)	(118.8)	(138.1)	(149.2)	(151.0)
Amortization	(64.0)	(64.9)	(64.1)	(68.9)	(66.3)
GST and other costs (net)	(36.8)	(43.2)	(37.8)	(35.8)	(84.6)
Net income before payment to the federal gov’t.	1,018.8	1,088.9	1,090.7	1,079.1	1,104.6
Financial data:
Lottery product profit margin	28.4%	27.0%	26.9%	28.4%	27.2%
Casino profit margin	57.8%	57.6%	56.5%	55.3%	54.1%
Community gaming centre profit margin	16.8%	24.3%	29.9%	31.5%	32.9%
Gross gaming receipts ($ millions)	2,425.2	2,559.2	2,550.2	2,517.3	2,678.7
Capital spending ($ millions)	43.9	60.5	97.4	92.5	81.3
Performance indicators:
Administrative costs as a percent of net win	6.0%	6.2%	7.1%	7.7%	7.5%
Allocation of net income
Government of Canada	8.4	8.5	8.7	8.7	8.9
Transfers to charities/local governments	242.4	255.6	255.7	225.9	234.3
Contribution to provincial revenue	768.0	824.8	826.3	844.5	861.4
Total allocation	1,018.8	1,088.9	1,090.7	1,079.1	1,104.6

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At its inception, BCLC operated within a limited, traditional lottery market. A number of policy changes in the late 1990s, including the introduction of slot machines in 1997/98 and full casino gaming in 1998/99, provided opportunity for growth of gaming in the province.

In 2010/11, BCLC had gross gaming receipts of $2.7 billion, while its net income amounted to $1.1 billion. Although net income was $10.4 million below budget, it exceeded the prior year by $25.5 million reflecting more consumer disposable income coupled with game enhancements, record lottery jackpots and addition of casino style games on BCLC’s internet platform PlayNow.com.

BCLC has two corporate offices — Kamloops (finance, information technology and administration) and Vancouver (sales and marketing) – and a workforce of over 850 FTEs. Retail operations and gaming are provided by a network of licensed and regulated service providers, including 3,994 lottery retailers, 17 casinos, 16 community gaming centres, and 11 commercial bingo hall. It is estimated that the gaming industry in BC directly or indirectly employs 26,000 people.

BCLC’s revenue comes from three sources – lotteries (including eGaming), casinos and community gaming. In 2010/11, casino operations accounted for 66 per cent of BCLC’s net income, lotteries 26 per cent and community gaming 8 per cent.

•                  Net income before taxes from lottery operations was up $24 million from budget and $27 million from the prior year. The positive results were mainly due to a higher than expected number of lottery jackpots (LOTTO MAX reached its $50 million maximum 16 times). eGaming also contributed to higher year-over-year before tax net income as casino style games were added to the PlayNow. com platform, but was $2 million below budget due to technical difficulties following the initial launch of the new games.

•                  Net income before taxes from casino operations was down $23 million from budget but up $18 million from the prior year.  The decline from budget resulted from lower slot machine revenue partially offset by higher income from table games.

•                  Net income before taxes from community gaming centres was $9 million below budget but up $17 million from the prior year.  The decline from budget reflected delayed opening of three facilities.

Each year, a portion of BCLC’s net income is redistributed by the provincial government to charities and local governments.  In 2010/11, this redistribution amounted to $234 million or 21 per cent of total net income.

In May 2007 BC’s Ombudsman made 23 recommendations to improve player protection and ticket validation procedures for lottery winnings.  BCLC accepted the recommendations and developed Player First, a comprehensive change in the way lotteries are administered in the province.  BCLC implemented 22 of the recommendations.  The remaining recommendation is for BCLC to establish retailer cards or codes to track purchases of lottery products.  BCLC is considering this recommendation as part of its long term business plan to develop a consistent player account program through all gaming channels.

BCLC also demonstrated its commitment to socially responsible gambling by pioneering GameSense in 2008/09.  This program provides an easily accessible range of materials – including interactive kiosks in all BCLC casinos and community gaming centres and

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responsible gambling television ads – that help players make informed decisions about gaming products. BCLC has also attained level 4 certification in the World Lottery Association’s 4-level program that recognizes demonstrated commitment to responsible gambling.

According to the Canadian Partnership for Responsible Gambling (CPRG) – a group of non-profit organizations, gaming providers and gaming regulators - BC’s gaming revenue, net of prizes paid out, on a per capita basis (persons 18+ years old) was $527 compared to a national average of $530 for the 2009/10 fiscal year (the latest data available). CPRG also calculates that BC derives 2.9 per cent of its total provincial revenue from gaming proceeds. BC ranked 4th out of the 10 provinces in each of these categories (see Chart 3.3).

Chart 3.3 Interprovincial gaming comparisons

Source: Canadian Partnership for Responsible Gambling - Canadian Gambling Digest 2009-2010.

More information about BCLC’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.bclc.com.

Insurance Corporation of BC

ICBC is one of BC’s largest corporations and one of Canada’s largest property and casualty insurers. ICBC earns approximately $3.7 billion in insurance premiums from over 3.3 million policies sold annually, and currently holds an $11.6 billion investment portfolio. ICBC offers automobile insurance products and services through a province-wide network of approximately 900 independent brokers, government agents and appointed agents. ICBC processes over 900,000 claims per year through its 24-hour telephone claims handling facility, province-wide network of 38 claim service locations and other claims handling facilities, and corporate website - www.icbc.com.

ICBC was established in 1973 under the Insurance Corporation Act to provide universal property and casualty liability (i.e. Basic) automobile insurance to BC motorists, which was made compulsory. At the time it was established, ICBC was designated the sole provider of all automobile insurance products in British Columbia, Basic and Optional. Soon afterwards, the legislation was amended to allow private insurance companies to compete in the sale of non-compulsory Optional automobile insurance products.

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Table 3.4	Insurance Corporation of British Columbia
Five-Year Income Statement for the Years Ended December 31

($ millions)	2006	2007	2008	2009	2010
Revenue:
Net premiums	3,256.9	3,482.4	3,631.2	3,650.0	3,667.3
Investment income	512.3	611.6	280.4	532.5	506.1
Service fees	47.1	66.0	69.2	58.8	54.6
	3,816.3	4,160.0	3,980.8	4,241.3	4,228.0
Claims and expenses:
Claims incurred	2,544.4	2,646.4	2,646.2	2,648.2	2,754.0
Prior years’ claims adjustments	99.0	(33.8)	(136.4)	2.4	(2.0)
Net claims incurred	2,643.4	2,612.6	2,509.8	2,650.6	2,752.0
Claims services and operations	433.8	450.8	457.7	488.7	529.2
Insurance premium taxes and commissions	379.7	407.0	429.0	432.0	446.0
Deferred premium acquisition cost adjustments (negative amounts are favourable)	(87.5)	(26.5)	(16.9)	2.8	31.2
Non-insurance operating costs	96.8	92.9	103.8	104.3	108.1
	3,466.2	3,536.8	3,483.4	3,678.4	3,866.5
Income before unusual items	350.1	623.2	497.4	562.9	361.5
Unusual items	—	19.1 (1)	—	—	—
Net income	350.1	642.3	497.4	562.9	361.5
Financial data:
Average premium ($)	1,051	1,094	1,108	1,100	1,092
Claims incurred per thousand earned policies (2)	314	319	302	293	273
Average cost per claim incurred ($) (3)	2,687	2,668	2,745	2,799	3,077
Performance indicators (per cent):
Loss ratio	90.4	83.7	77.6	81.4	83.8
Insurance expense ratio	15.7	16.0	15.9	16.4	16.9
Combined ratio	106.4	101.0	95.9	100.8	105.4
Minimum capital test	148.0	188.0	209.0	240.0	218.0
Return on investments (4)	7.3	6.0	4.8	5.1	4.6

(1)          Gain on sale of property and equipment.

(2)          Represents the number of claims reported per thousand policies earned during the year.

(3)          Average claims incurred cost per claims reported.

(4)          Four-year annualized return.

As part of its mandate, ICBC also provides driver licensing services, vehicle licensing and registration services, and fines collection on behalf of the provincial government.

In 2003, the provincial government mandated a number of changes to ICBC’s operations in order to ensure fair competition among all insurance providers in the Optional insurance marketplace. The British Columbia Utilities Commission (BCUC) was directed to regulate ICBC’s Basic insurance rates, and ICBC was required to separately disclose information on its Basic insurance line of business to the BCUC for Basic insurance rate setting purposes and in order to ensure appropriate cost allocation between the Basic and Optional lines of business.

Government also set out minimum capitalization targets for both the Basic and Optional lines of business, based on the minimum capital test (MCT) for insurance companies in Canada as required by the federal Office of the Superintendent of Financial Institutions.  ICBC’s financial performance has resulted in the corporation being well capitalized since the regulatory framework was put into place. In 2010, government revised legislation to reflect current industry practice with respect to MCT, and determined that Optional capital in excess of the MCT (as determined by ICBC’s actuaries in accordance with

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federal regulatory guidance and validated by ICBC’s independent actuary, less any deductions approved by Treasury Board) would be transferred to government in support of core services. As such, $300 million was remitted in June 2010 and $276 million in June 2011.

Since 2006, ICBC has experienced some growth in premium revenue, primarily due to the increasing number of vehicles in the province, higher average optional insurance sales and changes to both Basic and Optional insurance rates. Investments remain a strong source of income with returns exceeding comparable market-based benchmarks.

Rising injury claims costs are a concern throughout the automobile insurance industry. ICBC’s claims costs account for over 70 per cent of ICBC’s total expenditures, and injury claims costs make up 60 per cent of that amount. Injury claims costs have increased by 12 per cent since 2006, reflecting a 14 per cent increase in the cost per claim, partially offset by a 3 per cent decrease in the number of claims. Comparatively, material damage claims costs have increased by 3 per cent since 2006, reflecting a 9 per cent increase in cost per claim and a 6 per cent decrease in the number of claims.

Chart 3.4   ICBC injury and material damages claims

Basic and Optional insurance rates declined in November 2010 by 2.4 per cent and 3.0 per cent respectively. The Basic rate decline follows two years of status quo rates in 2009 and 2008 and a 2007 increase of 3.3 per cent due to rising injury claims costs. The Optional rate decline continues a downward trend as rates have declined in each of the last three years – by 3.0 per cent in 2009, 3.0 per cent in 2008 and 3.8 per cent in 2007. ICBC continues to maintain its market share for Optional insurance products.

In 2010 ICBC commenced a multi-year $400 million Transformation Program that is expected to have a customer-based risk pricing model resulting in better rates for safer drivers; simplified systems and processes to facilitate better support for customers and business partners with less paperwork; and more efficient business practices.  The Transformation Program will be funded entirely from Optional insurance capital so as to not impact Basic insurance rates.

More information about ICBC’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.icbc.com.

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Columbia Power Corporation

CPC was incorporated in 1994 as a precursor to the Columbia Basin Initiative, a unique arrangement under which the provincial government directly shared a portion of the revenue from the sale of downstream power benefits from the Columbia River Treaty with the residents of the Columbia Basin in recognition of the significant economic, environmental and social costs resulting from the construction of the three dams required by the treaty.

Table 3.5	Columbia Power Corporation
Five-Year Income Statement for the Years Ended March 31

($ millions)	2007	2008	2009	2010	2011
Revenue	35.0	41.8	49.5	51.6	55.0
Expenses:
Water rentals	4.2	4.5	4.6	5.5	6.2
Operations, maintenance and administration	3.6	5.4	7.4	7.3	8.0
Amortization	6.4	7.9	9.2	9.6	9.7
Other costs	1.7	3.7	1.9	1.9	1.5
	15.9	21.5	23.1	24.3	25.4
Operating results	19.1	20.3	26.4	27.3	29.6
Finance charges	(8.5)	(8.3)	(8.0)	(7.5)	(7.1)
Unusual items	4.2	3.9	(0.1)	—	(14.0)
Net income	14.8	15.9	18.3	19.8	8.5
Financial data:
Capital spending on power projects	10.4	15.2	16.2	6.9	39.0
Debt (including current portion)	118.0	112.4	106.4	100.0	93.2
Performance indicators:
Debt to Equity Ratio	27:73	25:75	23:77	21:79	20:80
ROCE (per cent)	4.44	4.66	5.93	5.96	6.73

The Columbia Basin Initiative was launched in 1995 with the Columbia Basin Trust Act, which created Columbia Basin Trust (CBT), and the 1995 Financial Agreement between the provincial government and CBT. Under the agreement, CPC and CBT each received $250 million over 10 years to provide equity for qualifying power project developments in the region. Returns from CBT’s 50 per cent share are used by CBT to provide benefits to the people of the region, in accordance with the Columbia Basin Trust Act.

CPC’s mandate is to efficiently develop and operate commercially viable, environmentally sound and safe power project investments through joint ventures with subsidiaries of CBT, and to manage the joint ventures. CPC finances the power projects using the government’s equity contributions, retained earnings and limited-recourse project debt, without government debt guarantees.

CPC is a small organization, with fewer than 50 full-time equivalent positions, located in Castlegar. The corporation focuses on asset management activities while engaging private sector firms to provide construction, plant operation and specialist consulting services. Through its joint ventures, CPC is one of the largest producers of electricity in British Columbia.

The purchase of the Brilliant Dam in 1996 was the first investment by the joint venture partners. In addition, three projects were designated as core to the initiative: Arrow Lakes Generating Station (completed); Brilliant Expansion (completed); and Waneta Expansion (in progress).

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The Waneta Expansion Project involves the construction of a second powerhouse immediately downstream of the existing Waneta Dam on the Pend d’Oreille River south of Trail, and a 10 kilometre transmission line from the new facility to the Selkirk substation. The project will generate 335 megawatts of power when it is completed in 2015. Construction of the project is undertaken through a public-private partnership between Fortis Inc (51 per cent share), CPC (32.5 per cent share) and CBT (16.5 per cent share).

Other generation, distribution and transmission projects can be carried out by CPC and CBT, provided both parties agree and the projects meet the same commercial and other tests as the core projects.

More information about CPC’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.columbiapower.org.

Transportation Investment Corporation

The Transportation Investment Corporation was established in June 2008 under the Transportation Investment Act to implement the Port Mann Bridge/Highway 1 Improvement Project.

TI Corp’s mandate includes managing the construction of a new Port Mann Bridge, widening Highway 1, upgrading interchanges, and improving access and safety along the highway corridor. The project spans a distance of 37 kilometres from the McGill Street Interchange in Vancouver to 216 Street in Langley. In addition, TI Corp is responsible for the implementation and management of tolling operations.

The project was established as part of government’s overall Gateway Program to address the problem of growing regional congestion and to improve the movement of people, goods and transit. The Port Mann Bridge/Highway 1 corridor is Metro Vancouver’s primary goods movement and commuting route, serving up to 150,000 vehicles daily through six municipalities, with key connections to the region’s remaining 14 communities.

The total project cost is estimated at $3.3 billion, including construction ($2.46 billion), operating and maintenance, rehabilitation, and interest. All costs will be recovered by electronic tolls of approximately $3 for cars on opening day.

Table 3.6	Transportation Investment Corporation
Five-Year Income Statement for the Years Ended March 31

($ thousands)	2007	2008	2009 (1)	2010	2011
Revenue	—	—	21	219	11
Expenses:
Operating and program costs	—	—	7,779	4,626	7,121
Amortization	—	—	—	58	136
	—	—	7,779	4,684	7,257
Operating results	—	—	(7,758)	(4,465)	(7,246)
Effective hedging loss	—	—	—	(26,338)	(74,455)
Comprehensive results	—	—	(7,758)	(30,803)	(81,701)

(1) Reflects the period June 25, 2008 to March 31, 2009.

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The project includes congestion-reduction measures such as high occupancy vehicle lanes, transit and commercial vehicle priority measures and improvements to the cycling network. As well, the new bridge will allow for bus service for the first time in more than 20 years connecting Langley with the Lougheed SkyTrain station in Burnaby in less than 25 minutes.

Construction began in August 2008 and the new Port Mann Bridge is expected to be operational by December 2012, at which time electronic tolling operations will begin. With design work nearing completion and construction proceeding at an accelerated pace, the project is now more than 50 per cent complete and will be substantially finished by December 2013.

More information about the Port Mann Bridge/Highway 1 project is available at its website: www.pmh1project.com.

British Columbia Railway Company

The British Columbia Railway Company (BCRC) is governed by two principal pieces of legislation. The British Columbia Railway Act establishes the corporation’s structure, responsibilities and accountabilities. The British Columbia Railway Finance Act establishes the borrowing and investment framework for BCRC.

BCRC’s original mandate was to construct and operate a freight railway in British Columbia. Significant expansion of the corporation occurred in the 1990s, as it added to its rail network and acquired a telecommunications company, deep-sea bulk loading facilities in the Port of Vancouver, and barge operations in northern BC. BCRC also diversified into real estate development, and formed a joint venture management company. At its peak, BCRC was Canada’s fourth largest railway, operating 2,314 kilometres of mainline track and 638 kilometres of industrial and yard track.

Table 3.7	British Columbia Railway Company
Five-Year Income Statement for the Years Ended

	Dec. 31	Dec. 31	Dec. 31	Dec. 31	Mar. 31
($ millions)	2006	2007	2008	2009	2011 (3)
Revenue	17.5	18.2	23.8	20.2	20.2
Expenses	33.7	35.4	25.3	37.7	25.3
Operating income (loss)	(16.2)	(17.2)	(1.5)	(17.5)	(5.1)
Non-operating income (expenses) (1)	21.4	17.0	11.9	3.0	3.3
Income before special items	5.2	(0.2)	10.4	(14.5)	(1.8)
Gain on sale of assets (2)	63.7	19.8	27.3	15.7	14.4
Net income (loss)	68.9	19.6	37.7	1.2	12.6

(1)          Includes gain (loss) from discontinued operations in 2006 and 2007.

(2)          Property sales, including sale of intermodal yard in 2006.

(3)          BCRC changed its year end from December 31 to March 31 in 2010/11. The figures reported in 2010/11 reflect the company’s 15 month results from January 1, 2010 to March 31, 2011.

In 2002, the provincial government decided to wind down the operations of BCRC. The main initiative was the BC Rail Investment Partnership (BCRIP) agreement with CN, completed in July 2004. Under the agreement, BCRC’s rail operations (with the exception of its Port Subdivision subsidiary – the 24 mile railway line accessing the port terminals at Roberts Bank) were sold to CN. BCRC retained ownership of the railway right-of-way, rail bed, and track infrastructure.

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BCRC has also divested itself of its North Vancouver ports operations, including the sale of Canadian Stevedoring Ltd to P&O Ports in 2003, and the 2007 divestiture of Vancouver Wharves (VW) through a 40 year non-renewable Operating Lease Agreement with Kinder Morgan Canada Terminals ULC (KMCT). Under terms of the lease, KMCT will consolidate VW operations and assume the remediation obligations for VW lands. As well, BCRC is in the process of selling surplus real estate holdings not required to support its operations.

BCRC’s current mandate is to support and facilitate the British Columbia Ports Strategy and Pacific Gateway Strategy by providing consulting advice, acquiring and holding railway corridor and strategic port lands, and making related infrastructure investments for the province. BCRC’s mandate includes the ongoing management of the agreements with CN and KMCT, other port related holdings and the Port Subdivision as part of the provincial government’s overall Pacific Gateway Strategy.

Effective April 1, 2010, the shares of BCRC were transferred to the BC Transportation Financing Authority. This consolidation promotes operational efficiencies while continuing to facilitate strategic priorities. BCRC remains a separate entity and retains its legal and legislative authorities and agreements. The ongoing core functions and mandate of BCRC continue.

More information about BCRC’s financial results and performance measures are provided in the corporation’s website: www.bcrco.com and in the Ministry of Transportation and Infrastructure website: www.th.gov.bc.ca/bcrail.

2011 Financial and Economic Review — July 2011

Chapter 4

Supplementary Information

• General Description of the Province
• Constitutional Framework
• Financial Cycle
• Provincial Taxes

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Chapter 4 - Supplementary Information

General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. BC’s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

BC is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire BC coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and Haida Gwaii (previously known as the Queen Charlotte Islands). These islands help to shelter the waters off the mainland coast of BC, which form an important transportation route for people and products.

The interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern BC-Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of BC’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal BC has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and far inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam (amabilis fir) in the wetter parts, and Douglas fir and grand fir in the drier areas.

2011 Financial and Economic Review — July 2011

Chapter 4 — Supplementary Information

BC’s interior region has a mainly continental type of climate, although not as severe as that of the Canadian prairies. Considerable variation in climate occurs, especially in winter, as mild Pacific storms bring relief from cold spells. The southern interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20 degrees Celsius in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the north is short and variable. Lodgepole pine is the dominant tree of commercial value in the interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

BC is the third largest Canadian province in terms of population, which was estimated at 4.5 million persons or about 13.3 per cent of Canadians on July 1, 2010. BC’s population grew at an average annual compound rate of 1.2 per cent between 2000 and 2010, slightly faster than the annual growth rate of the overall Canadian population which averaged 1.1 per cent for the same period.

Vancouver, a principal Canadian shipping, manufacturing and services centre, has the largest urban population in BC with a population of 2,374,628 persons in 2010. Victoria, the province’s capital, is located on Vancouver Island and its regional district had a population of 372,339 persons in 2010.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, BC was composed of two British-controlled colonies – the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, BC entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in BC until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the Lieutenant Governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, BC came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the BNA Act was renamed the Constitution Act, 1867 and its amendments were incorporated into the Constitution Act, 1982. The Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms, is companion legislation to the Canada Act, 1982. With the passage of the Canada Act, 1982, the British Parliament ended its legal right to legislate for Canada. Canada, as a federal state, divides legislative powers between the federal and provincial governments.

2011 Financial and Economic Review — July 2011

Provincial Government

BC’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. BC, the first province in Canada to legislate fixed election dates, requires an election on the second Tuesday in May every four years. An election may also be called if the government loses a vote of confidence in the legislative assembly.

The legislature consists of the Lieutenant Governor and 85 elected members of the legislative assembly. The legislative assembly represents the people of BC in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule – the second Tuesday in February each year is usually reserved for the Throne Speech and the third Tuesday in February each year is reserved for the Budget Speech. After an election, a new budget must be tabled within 90 days of the post-election appointment of the Executive Council.

Executive

The executive is composed of the Lieutenant Governor and the executive council. The Lieutenant Governor, the Queen’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the Lieutenant Governor is appointed by the Governor General of Canada for a term usually lasting five years.

The Lieutenant Governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly. Following a general election, the Lieutenant Governor calls upon the leader of the political party with the largest number of elected members to serve as premier and to form the provincial government.

The Lieutenant Governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. Ministers are the head of government ministries, and are usually members of cabinet.

Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government. Deputy ministers are the chief operating officers of ministries and are appointed by cabinet. Deputy ministers are responsible for carrying out government policies and for managing the work of their ministries.

2011 Financial and Economic Review — July 2011

Chapter 4 — Supplementary Information

Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as “common law,” and laws made by the Parliament of Canada and provincial legislatures. The judiciary is increasingly called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

BC’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court includes Small Claims, Adult Criminal, Youth and Family divisions. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction, for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, BC has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

2011 Financial and Economic Review — July 2011

Chapter 4 — Supplementary Information

The Annual Financial Cycle(1)

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the Throne Speech and budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts in accordance with GAAP as set by a recognized standard setting organization and determined by Treasury Board (see page 64); publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart 4.1 summarizes the annual financial process of the province. This process consists of four main stages.

Chart 4.1 Financial Planning and Reporting Cycle Overview

(1) Reflects the financial cycle for normal years.

2011 Financial and Economic Review — July 2011

Chapter 4 — Supplementary Information

Planning and Budget Preparation

Treasury Board reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service delivery agencies and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by Treasury Board and/or government Caucus committees. Treasury Board makes decisions on budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and province-wide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

Implementation and Reporting

The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the Legislative Assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the Legislative Assembly. Government’s strategic plan, service plans and a report on major capital projects (those where government contribution exceeds $50 million) must also be tabled. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own Boards of Directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

Evaluation

At the end of the fiscal year, the Public Accounts are prepared by the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

Accountability

The Public Accounts are presented to the Legislative Assembly and are reviewed by two committees of the Legislative Assembly (the Select Standing Committee on the Public Accounts and the Select Standing Committee on Crown corporations). At the same time, the Ministerial Accountability Report is published detailing the individual and collective financial performance of cabinet ministers, and the performance and revenue results achieved by the Ministers of State and the Minister of Finance. The Minister of Finance also presents to the Legislative Assembly plans, reports and statements related to the revenue-neutrality objectives of the Carbon Tax Act. In addition, at the same time as, or shortly after, the Public Accounts are tabled, ministries and most Crown corporations release their service plan reports detailing results for the previous fiscal year. A report on the government’s strategic plan is also presented.

2011 Financial and Economic Review — July 2011

Chapter 4 — Supplementary Information

Summary of Tax Changes Announced in 2011

Income Tax Act

•                  If British Columbians vote to keep the HST in the referendum, one-time HST transition payments will be made to families with children and to low-and modest- income seniors. Families will receive $175 for each child under 18. Seniors with incomes under $40,000 will receive $175 each (couples with family incomes under $40,000 will get $350). The seniors’ payments will be phased-out for incomes over $40,000.

International Business Activity Act

•                  Subject to being brought into force by regulation, the International Business Activity Program is expanded to include Schedule III Banks.

Harmonized Sales Tax

•                  At the request of the Province, the federal government has changed the law governing the BC HST to lower the BC portion of the HST to six per cent on July 1, 2012 and to five per cent on July 1, 2014, subject to a “No” vote in the HST referendum. These rate reductions mean the combined federal and provincial HST rate in British Columbia would be 10 per cent on July 1, 2014.

Consumption Tax Rebate and Transition Act

•                  Provincial tax on the purchase of vehicles, boats and aircraft at private sale would be reduced to 11 per cent on July 1, 2012 and to 10 per cent on July 1, 2014, subject to a “No” vote in the HST referendum.

Carbon Tax Act

•                  Effective February 15, 2011, a credit is provided for the biomethane portion of a blend of biomethane and natural gas sold under qualifying contracts.

Medicare Protection Act

•                  Effective January 1, 2012, Medical Services Plan premiums are increased. Maximum monthly premium rates will increase by $3.50 per month to $64 for single persons, by $7 per month to $116 for two person families and by $7 per month to $128 for families of three or more persons.

School Act

•                  Amendments were made to the 50 per cent school tax exemption for land in the Agricultural Land Reserve that is used for a farm purpose to clarify that managed forest land is not used for a farm purpose and, therefore, does not qualify for the exemption.

Health Authorities Act

•                  Effective for the 2011 tax year, the Act is amended to clarify that health authority property must be used by or on behalf of the regional health board to qualify for an exemption under the Health Authorities Act. Specific exemptions continue to apply. For example, health authority property used by third parties that provide specified services in a hospital continues to be exempt. An exception is also provided for any occupied properties that were exempt on the 2010 assessment roll. These exemptions will continue until a change in occupancy or December 31, 2015, whichever occurs earlier.

University Act

•                  Effective for the 2011 tax year, the Act is amended to clarify that university property must be used by or on behalf of the university or an affiliated student society to qualify for an exemption under the University Act. Specific exemptions continue to apply. For example, university property used by third parties for prescribed residential purposes continues to be exempt. An exception is also provided for any occupied properties that were exempt on the 2010 assessment roll. These exemptions will continue until a change in occupancy or December 31, 2015, whichever occurs earlier.

2011 Financial and Economic Review — July 2011

Chapter 4 — Supplementary Information

Table 4.1    Provincial Taxes (as of July 2011)

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Income – Income Tax Act	Taxable Income (1) Corporate.	10% of taxable income (small business rate: 2.5%).

The Canada Revenue Agency administers BC’s personal and corporate taxes under an agreement between the province and the federal government.

Corporate tax credits include the scientific research and experimental development tax credit, book publishing tax credit and the film tax credits. In addition, the political contributions tax credit, royalty tax credit, mining exploration tax credit, logging tax credit, training tax credits and venture capital tax credits are available to both individuals and corporations.

	(2) Personal.	Tax rates of 5.06%, 7.7%, 10.5%, 12.29% and 14.7% corresponding to tax brackets of up to $36,146, $36,146.01 to $72,293, $72,293.01 to $83,001, $83,001.01 to $100,787 and over $100,787.

BC provides a set of non-refundable credits similar to most federal non-refundable credits.

BC Family Bonus and BC Earned Income Benefit are combined with the federal government’s Canada Child Tax Benefit in a single monthly payment to families. Tax credits include training tax credits, political contributions tax credit, BC Low Income Climate Action Tax Credit, BC HST Credit, the mining flow-through share tax credit and employee venture capital tax credits.

Real Property Transfers – Property Transfer Tax Act	Fair market value of property or interest in property transferred; for presold strata units purchased at arm’s length, total consideration for the strata unit.	1% on the first $200,000 of value transferred and 2% on amounts in excess of $200,000.

Exemptions include: transfers of principal residences, recreational residences and family farms to related individuals; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases less than 31 years in duration. A number of technical exemptions are also provided. Eligible first time home-buyers are exempt from tax on transfers of eligible properties.

Retail Sales – Social Service Tax Act	NA	NA

The provincial sales tax (PST) was eliminated with the implementation of the harmonized sales tax (HST). The HST was implemented effective July 1, 2010.

A referendum on the HST will be held in summer 2011.

Private Sales of vehicles, boats and aircraft – Consumption Tax Rebate and Transition Act	Purchase of a vehicle, boat or aircraft at a private sale	12% of purchase price.

Tax paid by purchasers either to ICBC when a vehicle is registered or licensed or is self assessed.

Exemptions and refunds are either to prevent double taxation where the harmonized sales tax (HST) would apply or to continue exemptions and refunds previously available under the Social Service Tax Act.

Harmonized Sales Tax– Excise Tax Act (federal)	Supply of most goods and services	7% provincial rate Subject to a “No” vote in the HST referendum, the provincial rate will be reduced to 6% on July 1, 2012 and to 5% on July 1, 2014.

The Harmonized Sales Tax (HST) is imposed under the federal Excise Tax Act and is administered by the Canada Revenue Agency. The Comprehensive Integrated Tax Coordination Agreement (CITCA) sets out the terms of BC’s harmonization agreement with the federal government.

The HST in British Columbia has a 7% provincial rate and a 5% federal rate for a combined rate of 12%. Subject to a “No” vote in the HST referendum, the provincial rate will be reduced to 6% on July 1, 2012 and to 5% on July 1, 2014 for a combined rate of 10%.

The HST applies to the supply of most goods and services in British Columbia.

Certain goods and services are exempt from HST or zero-rated (0% tax). Examples of exempt and zero-rated supplies are most health, dental, education, and financial services, residential rent, basic groceries, prescription drugs, medical devices and exports.

2011 Financial and Economic Review — July 2011

Chapter 4 — Supplementary Information

Table 4.1    Provincial Taxes (as of July 2011) – Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Harmonized Sales Tax– Excise Tax Act (federal) (Continued)	Supply of most goods and services	7% provincial rate Subject to a “No” vote in the HST referendum, the provincial rate will be reduced to 6% on July 1, 2012 and to 5% on July 1, 2014.

There are also point-of-sale rebates of the provincial portion of the HST on motor fuels, books, children-sized clothing and footwear, children’s car seats and car booster seats, children’s diapers and feminine hygiene products. There is a provincial credit equal to the provincial portion of the HST on residential energy.

There are also partial HST new housing and new rental housing rebates and partial HST rebates for public service bodies (municipalities, school authorities, hospital authorities, universities, public colleges, registered charities, qualifying non-profits).

Businesses making taxable or zero-rated supplies are able to claim input tax credits to recover the HST they pay on their business inputs. Those making exempt supplies do not collect tax on their supplies but are not eligible for input tax credits.

Accommodation – Hotel Room Tax Act	Purchase of accommodation in local areas	Local governments may apply to have the province levy a tax of up to 2% of purchase price on their behalf.

The 8% provincial hotel room tax was eliminated with the implementation of the harmonized sales tax (HST). Under the HST accommodation is taxed at 7%. The HST was implemented effective July 1, 2010.

A referendum on the HST will be held in summer 2011.

The up to 2% tax continues to be collected by the province on behalf of local governments that have successfully applied for the tax.

Tobacco – Tobacco Tax Act	By cigarette, cigar retail price, and weight on other tobacco products.	18.5 cents per cigarette or tobacco stick and per gram of loose tobacco; 77% of taxable price on cigars to a maximum tax of $6 per cigar.

Tax is payable on tobacco by purchasers at the time of retail purchase. Tobacco is subject to a security scheme. Security is payable by wholesale dealers registered under the Act when tobacco is delivered to them.

Carbon Dioxide Equivalent Emissions from combustion of fuels and combustibles – Carbon Tax Act	Purchase, use or, in certain circumstances, transfer or importation of • Aviation Fuel • Gasoline • Heavy Fuel Oil	Tax rates vary by type of fuel or combustible based on carbon dioxide equivalent emitted by each fuel or combustible.

Tax is payable on fuels by purchasers at the time of retail purchase. Fuels, other than natural gas, are subject to a security scheme similar to the security scheme under the Motor Fuel Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation.

	• Jet Fuel • Kerosene • Light Fuel Oil • Methanol (not produced from biomass) • Naphtha	Tax rates effective July 1, 2011 are equivalent to $25 per tonne of carbon dioxide equivalent and increase to equal $30 per tonne of carbon dioxide equivalent on July 1, 2012.	Tax on the purchase of natural gas is collected and remitted at the retail level. Tax on use, transfer and import is self-assessed. Tax on the burning of combustibles is self-assessed.
• Butane • Coke Oven Gas • Ethane • Pentane Plus • Gas Liquids • Natural Gas • Propane • Refinery Gas • High Heat Value Coal • Low Heat Value Coal • Coke • Petroleum Coke

Exemptions include fuels which are exported for use outside of British Columbia, fuel used for certain non-energy purposes, and fuel used for eligible inter-jurisdictional transportation because the resulting emissions are generally not considered as domestic emissions under the federal National Inventory Report. There are also minor exemptions similar to exemptions in other consumption tax Acts for administrative and technical reasons.

• Also combustion of peat and tires (whole or shredded) when used to produce heat or energy (combustibles).

2011 Financial and Economic Review — July 2011

Chapter 4 — Supplementary Information

Table 4.1 Provincial Taxes (as of July 2011) – Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Motor Fuel — Motor Fuel Tax Act	Purchase, use, or in certain circumstances, transfer or importation of

Tax generally applies to all fuels purchased for use, or used in internal combustion engines. Tax is payable on fuels by purchasers at the time of retail purchase. Most fuels are subject to a security scheme similar to the security scheme under the Carbon Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation. Qualifying persons with disabilities who own or lease a vehicle are entitled to refunds of provincial tax paid up to an annual maximum of $500. The additional tax collected in the South Coast BC Transportation Service Region, on behalf of TransLink, helps fund regional transportation costs. The additional tax collected in the Victoria Regional Transit Service Area, on behalf of BC Transit, helps fund the public transit system.

	Clear gasoline	General rate: 14.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 23.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 15 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 18 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 3.5 cents per litre collected on behalf of BC Transit).

	Motive fuel.	General rate: 15 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).	Tax applies to diesel fuel but does not include alternative motor fuels or coloured fuels. Refunds of 0.5 cents per litre are available for motive fuel used in private passenger vehicles.

South Coast BC Transportation Service Region: 24 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 15 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 18.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 3.5 cents per litre collected on behalf of BC Transit).

2011 Financial and Economic Review — July 2011

Chapter 4 — Supplementary Information

Table 4.1    Provincial Taxes (as of July 2011) - Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Motor Fuel — Motor Fuel Tax Act	Alternative motor fuels. (Natural Gas, Propane, Hydrogen, Methanol (M85+))	Exempt.	Natural gas and propane, when used as a motor fuel, are exempt from tax. Certain hydrogen is exempt from tax. Fuels comprised of at least 85% methanol are also exempt from tax.

(Continued)
	Coloured fuel, marine diesel fuel.	3 cents per litre.

Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Bona fide farmers are exempt from paying the tax when fuel is used for farming purposes. Farm vehicles with A or G license plates are allowed to use tax-exempt coloured fuel for farming purposes on a highway.

	Locomotive fuel.	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.

	Jet and aviation fuel.	2 cents per litre.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine. Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.

	Natural gas used in stationary engines.	7% of price if purchased. 1.1 cents per 810.32 litres if used but not purchased.	Tax applies to natural gas used in stationary engines other than pipeline compressors.

	Natural gas used in pipeline compressors to transmit marketable gas.	1.9 cents per 810.32 litres.	Tax applies to natural gas used in a stationary engine at a pipeline compressor station.

	Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants.	Exempt

	Natural gas used in compressors to re-inject sour gas into depleted wells.	Exempt.

	Marine bunker.	Exempt	Exemption applies to bunker fuel, or a combination of bunker and other fuels used as fuel in a ship.

	Marine gas oil.	Exempt	Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.

Natural resources — Logging Tax Act	Net income from logging in BC.	10% (fully recoverable against federal and provincial corporation and personal income tax).	Net income from logging after deducting non-forestry income and a processing allowance.

— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.	Rates of tax set on sliding scale, dependent on size and designation of land.

— Mineral Tax Act	Cash flow from individual metal and coal mines (other than placer gold mines).	2% of net current proceeds (NCP). 13% of net revenue (NR).

Tax calculated on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. NR tax paid thereafter on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.	$0.15 per tonne removed from all quarries operated.

An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

	Value of minerals sold by placer gold mines.	0.5% of value of minerals sold.

Insurance — Insurance Premium Tax Act	BC premiums.	4.4% for vehicle and property insurance; 2% for life, sickness, personal accident and loss of salary and wages insurance, 4% for other insurance, and 7% for all contracts with unlicensed insurers.

Exemptions — benefit societies; mutual corporations with 50% of income from farm or 100% from religious, educational or charitable institutions; marine, except pleasure craft; approved medical or hospitalization plans.

2011 Financial and Economic Review – July 2011

Chapter 4 — Supplementary Information

Table 4.1    Provincial Taxes (as of July 2011) – Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.

Rates are set annually as a percentage of assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For 2011, the rates were set so that total non-residential rural tax revenues increase by inflation plus new construction. For 2011, the rates are 0.051% for farms; 0.046% for managed forest lands; 0.052% for residential; 0.088% for recreational property/non-profit organizations; 0.287% for light industry, business and other property not contained in any other class; 0.395% for utilities; 0.484% for major industry and 0.01% for supportive housing.

Some exemptions apply under various statutes.

Residential school tax — School Act	Assessed value of residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually to increase average gross residential taxes by the rate of inflation. The rates vary by school district. For 2011 rates range from about 0.124% to 0.560%; weighted average 0.185%.

Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. School districts may levy additional tax if authorized by local referendum. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district.

Non-residential school tax — School Act	Assessed value of non- residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually. For 2011, except for the major industry property class, the rates are set so that total non-residential school tax revenues increase by inflation plus new construction. The major industry property class rate is set to be the same as the business property class rates. For 2011 the rates are 0.34% for recreational property/non-profit organizations; 0.20% for managed forest land; 0.68% for farms; 0.66% for light industry, major industry, business and other property not contained in any other class 1.41% for utilities and 0.01% for supportive housing.

Some exemptions apply under various statutes.

Effective for the 2009 and subsequent taxation years, an Industrial Property Tax Credit was introduced to reduce provincial school property tax on major industrial (class 4) and light industrial (class 5) properties. The rate is 60% for 2011 and subsequent taxation years. The Industrial Property Tax Credit applies to British Columbia manufacturing, mining, forestry and other major and light industries.

Effective in 2011, a 50% Provincial Farm Land Property Tax Credit reduces the provincial school property tax on farm land (class 9).

Police Tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.

Rates are set annually to raise up to 50% of the cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province and in the area of the province outside a regional district.

Basic rates are calculated using a formula that moderates the effect of variations in assessed value in the province by adjusting for population. Adjustments are made to the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the rural area property tax. Adjustments are also made to account for traffic fine revenue sharing and for payments in lieu of taxes from the federal and provincial governments.

2011 Financial and Economic Review — July 2011

Chapter 4 — Supplementary Information

Table 4.2	Interprovincial Comparisons of Tax Rates — 2011
(Rates known as of July 1, 2011) (1)

									Prince
	British		Saskat-				New	Nova	Edward	New-
Tax	Columbia	Alberta	chewan	Manitoba	Ontario	Quebec	Brunswick	Scotia	Island	foundland
Corporation income tax (2)
(per cent of taxable income)
General rate	10	10	12	12	11.5	11.9	10	16	16	14
Manufacturing rate	10	10	10	12	10	11.9	10	16	16	5
Small business rate	2.5	3	2	0	4.5	8.0	5	4.5	1	4
Small business threshold ($000s)	500	500	500	400	500	500	500	400	500	500
Corporation capital tax (3)
Non-financial	Nil	Nil	Nil	Nil	Nil	Nil	Nil	0.05	Nil	Nil
Financial	Nil	Nil	.7/3.25	3.0	Nil	Nil	3.0	4.0	5.0	4.0
Health care premiums (4)
Individual/family	60.50/121	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Payroll tax (per cent) (5)	Nil	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2.0
Insurance premium tax (per cent) (6)	2-4.4	2-3	3-4	2-3	2-3.5	2-3	2-3	3-4	3.5	4
Fuel tax (cents per litre) (7)
Gasoline	20.06	9.0	15.0	11.5	23.6	27.0	22.4	24.5	15.8	25.8
Diesel	21.39	9.0	15.0	11.5	23.4	27.9	28.4	24.5	20.2	26.1
Sales tax (per cent) (8)
General rate	7	Nil	5	7	8	8.5	8	10	10	8
Tobacco tax (dollars per carton of 200 cigarettes) (9)	42.70	40.00	46.30	51.20	30.20	21.20	40.20	51.70	50.80	44.60

(1)          Rates shown are those known as of July 1, 2011 and that are in effect for 2011.

(2)          Provinces planning changes in general corporate income tax rates include British Columbia, to 12% effective January 1, 2012, on the condition that British Columbians vote “No” in the HST referendum — resulting in the retention of the HST, and Ontario, to 11% effective July 1, 2012 and to 10% effective July 1, 2013.

Provinces planning changes to their small business rates include Nova Scotia, to 4% effective January 1, 2012 and New Brunswick to 4.5% effective January 1, 2012.

(3)          Nova Scotia plans to eliminate its general corporation capital taxes by July 1, 2012.

(4)          British Columbia has a two-person rate of $109; rates will increase effective January 1, 2012. British Columbia provides premium assistance in the form of lower rates or an exemption from premiums for lower income individuals and families. Ontario and Quebec levy health care contributions as additions to provincial personal income taxes payable.

(5)          Provinces with payroll taxes provide payroll tax relief for small businesses.

(6)          The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance including automobile insurance. In Ontario, Quebec and Newfoundland specific sales taxes also apply to insurance premiums, except those related to individual life and health.

(7)          Tax rate is for regular fuel used on highways and includes all provincial taxes payable by consumers at the pump. The British Columbia rate includes 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 5.56 cents per litre for gasoline and 6.39 cents per litre for diesel. The British Columbia rates do not include regional taxes that effectively increase the gasoline and diesel tax rates by 9 cents per litre in the South Coast British Columbia transportation service area and by 3.5 cents per litre in the Capital Regional District. The tax rates for Ontario, Quebec, New Brunswick, Nova Scotia and Newfoundland include provincial sales tax based on current pump prices. In BC, gasoline and diesel fuel are eligible for a point of sale rebate of the provincial portion of the HST. The PEI rate consists of an ad valorem tax rate capped at 8.7 cents per litre and a volume-based motor fuel tax rate set at 7.1 cents per litre for gasoline and 11.5 cents per litre for diesel fuel

(8)          The rates shown are statutory rates. Quebec and PEI impose tax on the purchase price including GST. British Columbia and Ontario harmonized their sales taxes with the federal GST effective July 1, 2010 at 7% and 8% respectively for total HST rates of 12% and 13%. Subject to a “No” vote in the HST referendum, the British Columbia rate will be reduced to 6% on July 1, 2012 and to 5% on July 1, 2014. Alberta imposes a 4% tax on short-term rental accommodation. The Quebec tax rate increases to 9.5% effective January 1, 2012.

(9)          Includes estimated provincial sales tax where applicable.

2011 Financial and Economic Review — July 2011

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BRITISH COLUMBIA

Ministry of Finance